Exhibit 99.1

SUBJECT TO COMPLETION, DATED MAY 31, 2002

INFORMATION STATEMENT RELATING TO THE SEPARATION OF

CEVA, INC. FROM DSP GROUP, INC.

AND COMBINATION OF CEVA, INC. WITH PARTHUS TECHNOLOGIES PLC

[PARTHUSCEVA LOGO]

Common Stock

(par value $0.001 per share)

This information statement is being furnished in connection with (i) the pro rata distribution by DSP Group, Inc. to its stockholders of all outstanding shares of common stock of Ceva, Inc. in connection with the separation of Ceva from DSP Group, and (ii) the subsequent combination of Parthus Technologies plc with Ceva and the issuance of ParthusCeva common stock to the former Parthus shareholders.

Pursuant to the terms and conditions of the Separation Agreement and related agreements, each dated as of                , 2002, among DSP Group, Ceva and certain other subsidiaries of DSP Group, DSP Group contributed its DSP cores licensing business to Ceva and its subsidiaries and distributed all of the issued and outstanding stock of Ceva to DSP Group stockholders.  Shares of Ceva common stock were distributed to holders of record of DSP Group common stock as of the close of business on the record date of the distribution, which was               , 2002.  Each of those holders received one share of Ceva common stock for every share of DSP Group common stock held on              , 2002, the record date.  You do not have to take any action to receive your shares of Ceva common stock.  Share certificates representing shares of Ceva common stock will be mailed as promptly as practicable after the date of this information statement.  No consideration will be paid by holders of DSP Group common stock for the shares of Ceva common stock they receive.

Immediately following the distribution described above, pursuant to the terms and conditions of a Combination Agreement dated as of April 4, 2002, by and among DSP Group, Ceva and Parthus, Parthus combined with Ceva and Ceva changed its name to ParthusCeva, Inc.  The combination was effected as a scheme of arrangement under the laws of the Republic of Ireland. The existing shares of Parthus were cancelled and the existing Parthus shareholders received one share of ParthusCeva common stock for every       Parthus ordinary shares held by them.

Prior to the separation, no public market has existed for the ParthusCeva common stock.  The ParthusCeva common stock has been approved for quotation on the Nasdaq National Market under the symbol “PCVA” and for trading on the London Stock Exchange under the symbol “PCV.”

Stockholders with inquiries relating to the distribution should contact American Stock Transfer & Trust Company, the distribution agent, at (718) 921-8145 or (800) 937-5449, or Elaine Coughlan, Chief Financial Officer of ParthusCeva, at (011)(353)(1) 5700.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 8.

DSP Group Stockholder approval of the separation and combination is not required or sought.  We are not asking you for a proxy and you are requested not to send us a proxy.  This information statement is first being mailed to holders of record of DSP Group common stock on                , 2002.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities of ParthusCeva.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this information statement.  Any representation to the contrary is a criminal offense.

The date of this information statement is               , 2002

SUMMARY

The following is a summary of some of the information contained in this information statement.  We urge you to read the entire information statement carefully, especially the risks associated with our business discussed under “Risk Factors” and our financial statements.

We describe in this information statement the business contributed to us by DSP Group, Inc., described under “Separation of DSP Cores Licensing Business from DSP Group,” and the business acquired by us in the combination with Parthus described under “Combination with Parthus Technologies” as if they had been operated by ParthusCeva for all periods presented herein, except for our historical financial statements or as otherwise indicated.  We are an independent public company, and DSP Group has no continuing stock ownership in us.  Accordingly, our historical financial results as part of DSP Group may not reflect our financial results in the future as an independent company or what our financial results would have been had we been a stand-alone company during the periods presented herein.

Our Business

ParthusCeva licenses to semiconductor companies and electronic equipment manufacturers (also known as original equipment manufacturers, or OEMs) complete, integrated intellectual property (IP) solutions that enable a wide variety of electronic devices.  Our programmable digital signal processing (DSP) cores and application-level IP platforms power handheld wireless devices, global positioning system (GPS) devices, consumer audio products, automotive applications and a range of other consumer products.   We intend to license complete system solutions consisting of our IP platforms built around our DSP cores technology, while also continuing to license our DSP cores and IP platforms as stand-alone offerings.  ParthusCeva was formed in 2002 through the combination of Ceva, the former DSP cores licensing business of DSP Group, founded in 1991, and Parthus, a provider of platform-level IP for the consumer electronics market, founded in 1993.

Our DSP cores licensing business (formerly the business of Ceva) develops and licenses designs of programmable DSP cores and DSP core-based sub-systems.  A programmable DSP core is a special-purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals.  Chips incorporating these core designs as their central processor are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used.  A DSP core-based sub-system incorporates additional hardware blocks required as interfaces from the DSP core for the overall system.

Our platform-level IP business (formerly the business of Parthus) develops semiconductor intellectual property for a range of consumer electronic products and licenses this technology to semiconductor manufacturers and OEMs.  Our portfolio of IP platforms spans major broadband and local area wireless connectivity technologies as well as key application IP including multimedia, location and smartphone/handheld technologies.  The intellectual property we license can take the form of schematics and designs for silicon chips and circuitry and software to perform particular functions on those chips.  In addition, we also sell finished modules (which we refer to as Hard IP) to these customers.

Strategy

Our goal is to become the leading licensor of programmable DSP cores and platform-level IP solutions.  In particular, we seek to establish our DSP core technology and IP solutions as the standards for high-volume and emerging applications.  To meet these goals we intend to:

•             Provide an integrated solution.   We seek to maximize our competitive advantage by focusing on providing integrated solutions, both for our programmable DSP cores and our application-level IP platforms, and we intend to continue to invest in the development of technology for complete systems.

•             Enhance our performance leadership.  We seek to maximize our expertise in DSP, analog, mixed-signal and related software technology, and to capitalize on that expertise to address critical customer demands.  We intend to enhance our existing DSP cores and IP platforms with additional features and performance, while developing new offerings that will focus on other emerging applications across the range of end markets we serve.

•             Target top-tier customers.   We seek to strengthen relationships and expand licensing and royalty arrangements with our existing customers and to extend our customer base with other key industry companies in order to facilitate the development of our technology.  We believe that we can achieve the best results by targeting our sales and marketing activities at high-volume semiconductor companies and leading OEMs with a track record of successful end-user deployments.  Parthus and Ceva together have developed relationships with nine of the top ten semiconductor companies worldwide.

•             Focus on large and fast-growing markets.  We believe that our expertise in programmable DSP cores and platform-level IP allows us to target fast-growing segments within the consumer electronics market, such as wireless communications, mobile computing, automotive electronics, and consumer entertainment. We intend to strengthen our relationships and expand licensing and royalty arrangements with customers in those markets and to extend our customer base with key industry leaders within each of those segments.

•             Take advantage of the industry shift towards open-standard architectures.  We believe that the industries in which we compete are moving away from proprietary IP solutions towards open-standard architectures, and that this trend creates an opportunity for providers of licensable DSP cores and platform-level IP.  As a consequence, we intend to use our expertise to create leading products and services in critical open standards fields, such as Bluetooth, GPS and Multimedia to position ourselves to take advantage of this trend.  We also participate in the development of industry standards in these and other emerging technology areas.

•             Focus on a portfolio approach to the licensing of our IP platforms.  We seek to differentiate ourselves through the breadth of our IP offerings and our capability to integrate these offerings into a single solution built around our family of state-of-the-art DSP cores.  In tandem with targeting top-tier customers, we intend to focus on offering a variety of solutions. Our product architecture is designed to allow multiple platforms to reside on the same piece of silicon, significantly reducing the cost and complexity of integration while simultaneously improving power dissipation and time to market for next-generation devices.  This approach enables our customers to develop product solutions for next-generation devices that incorporate multiple functions. This approach will also provide our customers with the benefits of “one-stop shopping” and a technology roadmap for the next generation of multi-functional devices.

•             Establish, maintain and expand relationships with key technology providers.  We have established and seek to expand our close working relationships with:

•             contract semiconductor companies, usually referred to as silicon foundries, in order to assure adequate supplies of chips for our customers who purchase our technology in chip form and in order to give OEMs a means of obtaining competitive manufacturing capabilities;

•             third-party suppliers of block-level semiconductor intellectual property, in order to have access to their most current technologies; and

•             developers of both application-level and system-level software so that we can continue to offer complete platform solutions.

In addition, we have and seek to expand our strategic alliances with companies that offer complementary technologies for designing system-on-a-chip applications based on our DSP core designs.  We believe that these relationships will increase the markets for our products.

Separation of the DSP Cores Licensing Business from DSP Group

Ceva, Inc. was formed as a Delaware corporation and wholly-owned subsidiary of DSP Group in November 1999.  The separation of the DSP cores licensing business from DSP Group, including the transfer of related assets, liabilities and intellectual property rights, was completed on              , 2002.

We believe that we will realize the following benefits by separating from DSP Group:

•             We will be able to focus on developing our business and pursuing strategic opportunities in the licensing of technology to third parties, increase our research and development efforts, better target our markets, and focus our sales and support infrastructures in different markets than those of DSP Group.

•             As a stand-alone, independent company, our management will be able to devote time and energy exclusively to our business.

•             We plan to make our technology accessible to all potential users, free of competitive considerations faced by DSP Group.

•             Our employees will be motivated by incentive compensation programs tied to the market performance of our common stock.

•             As a more focused company, we expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and enhance our responsiveness to customers and partners.

•             We expect to have direct access to the capital markets to issue debt or equity securities and to grow through acquisitions.

Combination of Parthus and Ceva

On                 , 2002, Parthus and Ceva combined their businesses under the terms and conditions of a Combination Agreement, dated as of April 4, 2002, by and among DSP Group, Ceva and Parthus.  As part of the combination, Ceva changed its name to ParthusCeva, Inc., and Parthus became a wholly-owned subsidiary of ParthusCeva.  Immediately following the separation and combination, approximately 50.1% of the outstanding shares of common stock of ParthusCeva were held by the stockholders of DSP Group, and approximately 49.9% were held by the former shareholders of Parthus.

Our principal headquarters are located at 2033 Gateway Place, Suite 150, San Jose, CA  95110-1002, and our telephone number at this location is (408) 514-2900.

PalmDSPcore, PineDSPcore, OakDSPcore, OCEM, TeakDSPcore, Pine, Teak and Teaklite are United States registered trademarks of ParthusCeva or its affiliates.  Parthus, the Parthus logo and BlueStream are European Community trademarks of ParthusCeva or its affiliates. The registration of the following trademarks is pending in the United States: ParthusCeva, the ParthusCeva logo, Ceva, the Ceva logo, SmartCores, Assyst, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, BlueStream and NavStream. Application for the following trademarks is pending in other jurisdictions: ParthusCeva, the ParthusCeva logo, Ceva, the Ceva logo, SmartCores, Assyst, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, InfoStream, BlueStream and NavStream.  The following trademarks are in use:  PalmASSYST, PINE ASSYST SIMULATOR, XpertTeak, XpertDSP, XpertPalm, OpenKey, DSCKey, VoPKey, EDP, SmartCores Enabled, PDKit, ODKit, TLDKit, TDKit and In8Stream.  All other trademarks and service marks appearing in this information statement are the property of their respective owners.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following table presents summary unaudited pro forma financial data of ParthusCeva, giving effect to the combination of Parthus and Ceva as if it had occurred as of January 1, 2001 for statements of operations purposes and on March 31, 2002 for balance sheet purposes. This information should be read in conjunction with the unaudited pro forma combined financial statements and related notes included elsewhere in this information statement. These selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the combination been consummated as of the dates indicated or that may be achieved in the future.

(U.S. Dollars in thousands, except per share data)

	Year Ended December 31, 2001	Three Months Ended March 31, 2002
Pro Forma Combined Condensed Statements of Operations Data:
Revenues	$66,163	$14,769
Gross profit	52,848	11,941
Operating expenses	70,147	17,361
Operating loss	17,299	5,420
Net loss for the period	$14,339	$4,898
Basic and diluted net loss per share	$0.27	$0.09
Weighted average number of shares used in computing basic and diluted net loss per share	53,892	53,892

March 31, 2002
Pro Forma Combined Condensed Balance Sheet Data:
Cash and cash equivalents	$89,840
Working capital	75,276
Total assets	219,185
Total stockholders’ equity	$187,182

Summary Historical Financial Data of Ceva

The following table presents summary historical consolidated financial data of Ceva, giving effect to the transfer of the DSP cores licensing business from DSP Group to Ceva as if it had occurred as of the beginning of the periods presented for statement of income purposes and as of March 31, 2002 for balance sheet purposes.  This information should be read in conjunction with the unaudited financial statements and related notes included elsewhere in this information statement. This historical consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the combination been consummated as of the dates indicated or that may be achieved in the future.

(U.S. Dollars in thousands, except per share data)

	Year Ended December 31, 2001	Three Months Ended March 31, 2002
Consolidated Statement of Income Data:
Revenues	$25,244	$4,096
Gross profit	23,993	3,785
Operating expenses	10,845	3,046
Operating income	13,148	739
Net income	$10,355	$515
Basic net earnings per share	$0.52	$0.03
Diluted net earnings per share	$0.52	$0.02

Weighted average number of shares used in computing basic net earnings per share	20,000	20,000

Weighted average number of shares used in computing diluted net earnings per share	20,000	21,035

March 31, 2002
Consolidated Balance Sheet Data:

Working capital	$5,615
Total assets	12,254
Total stockholders’ equity and Parent company investment	$7,853

FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by ParthusCeva with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made or to be made by ParthusCeva, contain forward-looking statements that involve risks and uncertainties.  These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and assumptions.  We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  These risks and uncertainties include those described in “Risk Factors” and elsewhere in this information statement and the documents incorporated by reference in this information statement.  You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this information statement.

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with our company and ownership of our common stock, as well as all other information set forth in this information statement or incorporated by reference into this information statement.  Holding our common stock involves risks.  The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results, which could result in a decline in the trading price of our common stock.

RISKS RELATING TO THE SEPARATION OF OUR
DSP CORES LICENSING BUSINESS FROM DSP GROUP

We may have potential business conflicts of interest with DSP Group with respect to our past and ongoing relationships and we may not be able to resolve these conflicts on terms that are most favorable to us.

Conflicts of interest may arise between DSP Group and us in a number of areas relating to our past and ongoing relationships, including:

•      labor, tax, employee benefit, indemnification and other matters arising from our separation from DSP Group;

•      intellectual property matters;

•      employee retention and recruiting;

•      the nature, quality and pricing of transitional services DSP Group has agreed to provide us; and

•      business opportunities that may be attractive to both DSP Group and us.

We may not be able to resolve any of the potential conflicts of interest discussed above, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.  Under the separation agreement, DSP Group has agreed not to compete with us for a period of five years in the business of developing and licensing designs for programmable digital signal processor cores, and we have agreed not to compete with DSP Group in the business of designing, manufacturing and marketing high performance digital signal processing integrated circuit devices for telephone answering devices, computer telephony devices and voice-over broadband products for a period of five years.

We currently use DSP Group’s operational, administrative and technical infrastructure and if these services are not sufficient to meet our needs or if we are not able to replace these services, we may be unable to manage critical operational functions of our business.

Pursuant to our transitional services agreements, DSP Group and its subsidiaries have agreed to provide transitional services to us and our subsidiaries following our separation from DSP Group, including services related to:

•     management and information services, including network, hardware and software maintenance and support;

•      general and administrative services, including financial, accounting, payroll, human resources, procurement and motor vehicle fleet administration;

•     limited research and development services, including testing and computer-aided design; and

•      sales and marketing services in Japan and Europe.

In addition, DSP Group, Ltd. has assigned to us a lease covering the facilities we will occupy in Herzeliya, Israel.  We also use a portion of DSP Group’s Santa Clara, California facilities under the transitional services agreements referred to above.

The transitional services agreements provide that DSP Group will continue to provide these services to us in exchange for fees payable by us to DSP Group and its subsidiaries for initial terms of two years following the effective date of our separation from DSP Group.  Although those entities are contractually obligated to provide us with these services, these services may not be provided at the same level as when we were part of DSP Group, and we may not be able to obtain the same benefits. In addition, we cannot assure you that during the initial terms of the transitional services agreements, the quality of services and level of responsiveness will meet our needs. If we are unable to obtain sufficient quality of these services or replace these services which are not effectively provided, our business and results of operations could be harmed.

After the initial terms of the transitional services agreements, we will need to either extend the term of these agreements, engage others to perform these services or perform these services internally.  We cannot assure you that DSP Group or its subsidiaries will continue to provide us with these services after the initial terms of the transitional services agreements, that the quality of services and level of responsiveness will meet our needs or that the cost of these services will not be significantly higher if we purchase them from unaffiliated providers or employ staff to handle them internally.

In addition, these transitional services agreements were entered into in the context of a parent-subsidiary relationship with DSP Group and were negotiated in the overall context of our separation from DSP Group.  The prices charged to us under these transitional services agreements may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. If we fail to find replacements for these services in a timely fashion, or if we are not able to replace them on favorable terms, our business, results of operations and financial condition could be harmed.

For a more detailed description of the services provided to us by DSP Group and certain of its subsidiaries, please see “Separation of DSP Cores Licensing Business from DSP Group.”

Restrictions on our ability to issue stock and take certain other actions could inhibit our growth.

The restrictions in the separation agreement on issuances of our capital stock and other specified actions by us during the two year period following the distribution, and the requirement that we indemnify DSP Group if we do not comply with these restrictions, could limit our ability to grow our business and compete effectively during the period following the distribution.  In addition, these restrictions and indemnification obligations could make us a less attractive acquisition or merger candidate during this period.

We could be subject to joint and several liability for taxes of DSP Group.

As a former member of a group filing consolidated income tax returns with DSP Group, we could be liable for federal income taxes of DSP Group and other members of the consolidated group, including taxes, if any, incurred on the distribution of our stock to the stockholders of DSP Group.  DSP Group has agreed to indemnify us against these taxes, other than taxes for which we have indemnified them.

Our historical financial information may not be representative of our results as a separate company.

Ceva’s historical consolidated financial statements have been carved out from the consolidated financial statements of DSP Group using the historical results of operations and historical bases of the assets and liabilities of the DSP cores licensing business. Accordingly, the historical financial information we have included in this information statement does not necessarily reflect what our financial position, results of operations and cash flows would have been had this business operated as a separate, stand-alone entity during the periods presented.  DSP Group did not account for us, and we did not operate, as a separate, stand-alone entity for the periods presented.  Our costs and expenses include allocations from DSP Group for centralized corporate services and infrastructure costs, including accounting and legal, research and development, sales and marketing, and general administration costs, as well as financial income.  In addition, the accompanying financial statements were prepared prior to the separation of the DSP cores licensing business from DSP Group, and therefore these financial statements may not necessarily reflect the exact assets and liabilities actually transferred in the separation.

These allocations have been determined on bases that we and DSP Group consider to reasonably reflect the utilization of services provided to us or the benefit we received. The historical financial information for Ceva presented herein is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.  We have not made adjustments to our historical financial information to reflect the significant changes in the cost structure, funding and operations which will result from the separation of the DSP cores licensing business from DSP Group and the combination with Parthus, potentially including increased costs associated with reduced economies of scale, increased marketing expenses related to building our brand and increased costs associated with being a stand-alone, publicly traded company.

Some of our directors and executive officers may have conflicts of interest because of their ownership of DSP Group common stock.

Some of our directors and executive officers, including Gideon Wertheizer, our Executive Vice President - Business Development and Chief Technology Officer, and Eliyahu Ayalon, the Chairman of our board of directors, will continue to hold a significant number of shares of DSP Group common stock and options to purchase shares of DSP Group common stock.  Ownership of DSP Group common stock by our directors and executive officers after our separation from DSP Group could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions that could have different implications for DSP Group and us.

RISKS RELATING TO THE DISTRIBUTION

We have agreed to indemnify DSP Group if certain of our actions or Parthus’ actions cause the separation and distributions to be taxable to DSP Group.

DSP Group has received a private letter ruling from the Internal Revenue Service to the effect that, among other things, the distribution of our stock to the DSP Group stockholders will be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended, and that the receipt of shares of our common stock in the distribution will not result in the recognition of income, gain or loss to stockholders of DSP Group for federal income tax purposes. The continuing validity of this ruling is subject to factual representations and assumptions made in the private letter ruling request.  We are not currently aware of any facts or circumstances which would cause these representations and assumptions to be untrue.

Notwithstanding the receipt of this private letter ruling, if we and/or DSP Group engage in certain activities, the distribution may become taxable to DSP Group and possibly to its stockholders.  For example, it is possible that even a small issuance of our capital stock, when combined with the 49.9% of our capital stock issued to shareholders of Parthus in the combination, may cause the distribution to be taxable.

The separation agreement provides that we will not issue capital stock or take other specified actions during the two year period following the distribution unless either DSP Group consents to the action, or we receive a supplemental ruling from the Internal Revenue Service or an opinion of tax counsel satisfactory to DSP Group providing that the action will not cause the distribution to be taxable to either DSP Group or to its stockholders.

If we make such an issuance or take any other prohibited actions without complying with the terms of the separation agreement, we will be required to indemnify DSP Group for the tax liability.

We also have agreed to indemnify DSP Group for any tax liability of DSP Group to the extent that the liability results from the inaccuracy of any factual information provided or representation made by Parthus, or by us after the combination, in the application for rulings filed with the Internal Revenue Service or in connection with any tax opinion regarding the separation and distribution.

If the distribution were rendered taxable to DSP Group and its stockholders, then:

•      corporate-level taxable gain would be recognized by DSP Group; and

•      each holder of DSP Group common stock who received shares of our common stock in the distribution would be treated as having received a taxable dividend in an amount equal to the fair market value of our common stock received (assuming that DSP Group had sufficient current or accumulated “earnings and profits”).

The distribution could adversely affect the aggregate value of an existing investment in DSP Group common stock.

Following the separation and distribution, the value of our common stock and DSP Group common stock will not necessarily be related.  The combined value of our common stock and DSP Group common stock after the separation and distribution may be less than the trading price of DSP Group common stock immediately before the separation and distribution.  As a result of the separation and distribution, the trading price range of DSP Group common stock may be lower than the trading price range of DSP Group common stock immediately before the separation and distribution.

RISKS RELATING TO THE COMBINATION OF PARTHUS AND CEVA

A number of factors could impair our ability to successfully integrate the businesses of Parthus and Ceva, and thereby harm the combined company’s business, financial condition and operating results.

We must integrate the operations of Ceva and Parthus, each of which has previously operated independently of the other.  We cannot assure you that we will be able to successfully integrate these businesses in a timely and efficient manner, if at all.  To integrate operations, we will need to focus on a number of key tasks, including:

•      retaining and integrating management, engineering and other key employees of each of Ceva and Parthus;

•      retaining existing customers, suppliers, distributors, licensees, vendors and others that have historically done business with Ceva or Parthus;

•      integrating sales efforts so that customers can do business easily with the combined company; and

•      preventing delays in ongoing research and development activities to permit efficient time-to-market introductions and time-to-volume production for acquired products and new technologies.

We may face difficulties in effecting the successful integration of these businesses, including the following:

•      impairment and/or loss of relationships with employees, customers, suppliers, distributors, licensees, vendors and others that have historically done business with Ceva or Parthus;

•      adverse financial results associated with integration of the two businesses, including unanticipated expenses related to the integration and deployment of acquired technologies; and

•      disruption of our business and distraction of our management.

In addition, the anticipated benefits of the combination may not be realized because, among other reasons:

•      ParthusCeva’s technology may not be as robust as expected or may not achieve the expected performance, features or product yield;

•      ParthusCeva’s intellectual property, including its patent portfolio, may not be as valuable as expected; and

•      the value of the combination may not be accretive.

We may not succeed in addressing these risks. Further, we cannot assure you that our growth rate will equal the historical growth rates experienced by Ceva or Parthus.

Employee uncertainty related to the combination could harm the combined company.

Former Ceva and Parthus employees may experience uncertainty about their future roles with the combined company until or after strategies for ParthusCeva are implemented and may terminate their respective employment relationships as a result of the combination.  In addition, we may streamline our operations to achieve cost savings or in response to general economic conditions.  We cannot assure you that any such efforts will be properly tailored or will achieve the cost savings and other benefits we want.  Employee uncertainty may adversely affect our ability to attract and retain employees necessary to implement our strategies and may disrupt our operations.

RISKS RELATING TO THE PARTHUSCEVA BUSINESS

We may not be successful in licensing integrated, system-level solutions.

We intend to offer our application-level IP platforms built around our DSP cores, as well as to continue to offer our DSP cores and IP platforms on a stand-alone basis, as Ceva and Parthus, respectively, have done in the past.  We have no experience in offering DSP cores and IP platforms as an integrated solution, and may not be successful in obtaining licensees for these integrated solutions.  Any licenses for such integrated solutions may be on terms less favorable than we currently anticipate.

We may be required to invest substantial resources, including to support additional sales and marketing efforts and to fund additional research and development expenditures, to attract customers and improve the technologies for our integrated solutions.  We cannot assure you that any increased expenditure related to the offering of our integrated solutions will generate a corresponding return for our business.

We rely significantly on revenue derived from a small number of licensees and customers, and our results and business may be materially harmed if any one of them terminates their relationship with us.

A limited number of licensees and customers will account for a substantial portion of our revenues in any period.  For example, four DSP core licensees generated more than 67% of Ceva’s revenues in the first quarter of 2002, with revenues from one licensee accounting for 29%.  Similarly, a significant portion of Parthus’ revenue has historically been derived from a single customer.  We expect to continue to derive a significant portion of our revenue from a small number of licensees and customers in the future.  The termination of a licensing arrangement with a key licensee, whether as a result of competition, technological change or otherwise, would adversely affect our sales and results of operations.   We cannot assure you that any of our significant licensees or customers will not terminate their relationship with us.  If we fail to replace the revenue lost from termination of these significant relationships by attracting new licensees and customers, our financial results for a particular period may be seriously harmed, which may affect our stock price.  In addition, our unit royalties from licenses are totally dependent upon the success of our licensees in introducing products incorporating our technology and the success of those products in the marketplace.  Ceva’s revenues from unit royalties declined in the first quarter of 2002 as compared to the first quarter of 2001 due to the global economic slowdown.  If we do not retain our current licensees and customers and continue to attract new licensees and customers, our business may be harmed.

Our quarterly operating results will fluctuate due to a variety of factors and are not a meaningful indicator of future quarterly performance.

The operating results of each of our DSP cores licensing business and Parthus have fluctuated from quarter to quarter in the past, and our operating results as a combined company may continue to do so in the future.  As a result, it is possible that in some quarters ParthusCeva’s operating results could be below the expectations of securities analysts and investors, which could cause our common stock price to fall.  Factors that may affect our results of operations in the future include, among other things:

•      timely introduction, demand and market acceptance of new or enhanced products;

•      new product announcements and introductions by competitors;

•      supply constraints for and changes in the cost of components incorporated in our products;

•      timing and volume of orders and production;

•      gain or loss of significant customers, licensees, distributors and suppliers; and

•      changes in our pricing policies and those of our competitors and suppliers.

ParthusCeva’s operating results will also be affected by general economic and other conditions affecting the timing of customer orders and capital spending.  Unfavorable general economic conditions have harmed our DSP cores licensing business and Parthus’ business in the past and may continue to harm our business in the future.

Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock.

Historically, there have been seasonal variations in the operating results of our DSP cores licensing business.  Typically this business has generated more licensing and prepaid royalty revenues in the last quarter of the fiscal year, which we believe may be due to our licensees’ desire to exhaust their year-end budgets, as well as prepare for the next year’s new design trends. These seasonal trends may cause ParthusCeva’s operating results to fluctuate, which may have an adverse effect on our stock price.

We depend on market acceptance of third-party semiconductor intellectual property (SIP).

In recent years, both the manufacturing processes and the complexity of semiconductor chips have advanced significantly, requiring chip manufacturers to either devote the substantial resources required to develop all of the components found in many of today’s complex chips, or outsource some of these functions to third parties.  Due to a lack of qualified personnel, many semiconductor designers and manufacturers are increasingly licensing from third parties proven re-useable intellectual property components, such as DSP cores, general purpose processors, memory technologies and logic blocks.  Our programmable DSP technology is part of a relatively young and evolving market for third–party semiconductor intellectual property (SIP).  Our future growth will depend on the level of acceptance by the market of this intellectual property concept and the variety of intellectual property offerings available on the market, which to a large extent are not in our control.  If the market shifts and third-party (SIP) is no longer desired by our customers, our business, results of operations and financial condition could be materially harmed.

Since we do not sell our products directly to end users, we depend on the success of our licensees to promote our solutions in the marketplace.

We license our technology primarily to semiconductor companies, such as STMicroelectronics, Texas Instruments and National Semiconductor, who then incorporate our technology into the products they sell or incorporate our intellectual property with technology from other sources to produce components that they sell.  We rely to a large extent on manufacturers and designers of application-specific integrated circuits (ASICs) and application-specific standard products (ASSPs) to add value to our licensed DSP cores by providing complete SmartCores-based programmable DSP solutions to meet the specific application needs of system OEMs.  We believe that our licensee network is essential to improving our brand name recognition, bringing more rapid acceptance of our architectures and platforms and ensuring that there are multiple, reliable sources of products incorporating our technologies available at competitive prices.  We cannot assure you that we will be able to maintain our current relationships or establish new relationships with additional licensees, and any failure by us to do so could have a material adverse effect on our business.  Existing and potential licensees are not contractually obligated to use our architecture and some of them design and develop processors based on competing architectures, including their own, and others may do so in the future.  None of our current semiconductor manufacturer customers is obligated to license new or future generations of our technology designs.  In addition, because we do not control the business practices of our customers, we do not influence the degree to which they promote our technology or set the prices at which they sell products incorporating our technology to consumer product manufacturers. We cannot assure you that our licensees will devote satisfactory efforts to promote our solutions which is important to our business and future growth.

We also depend significantly on system OEMs to adopt our solutions and on their success in selling products containing our technology.

Although we have licensed directly to system OEMs in the past, these companies typically purchase chips or components containing our technology from our semiconductor manufacturing licensees.  As system OEMs are the creators of many of the final products containing our technology, our success is substantially dependent upon the adoption and continued use of chips containing our technology by system OEMs.  We face numerous risks because of this fact, including the potential difficulties in persuading large system OEMs to rely on our technology for their critical components, rather than developing the technology themselves or relying on competing products of more established companies with greater resources and name recognition than we have.  In addition, we might face difficulties in persuading users of our technologies to bear certain development costs associated with adopting our technologies and to make other necessary investments to produce embedded processors using our technologies, and of electronic product manufacturers to incorporate our technologies into their products.  We depend on electronic product manufacturers to incorporate our technology in their products, and any failure by them to do so or to successfully sell their products to end users could substantially limit our revenue growth.

We also face substantial risks which are beyond our control that influence the success or failure of our existing or potential system OEM customers, including the competition they face and the market acceptance of their products; their engineering, marketing and management capabilities and the technical challenges unrelated to our technology that they face in developing their products; and their financial and other resources.  The failure of one or more of the system OEMs using our technology may have a material adverse effect on our business, results of operations and financial condition.

If we are unable to meet the changing needs of our end-users or address evolving market demands, our business may be harmed.

The markets for programmable DSP cores and IP Platforms are characterized by rapidly changing technology, emerging markets and new and developing end-user needs, requiring significant expenditure for research and development.  Our future success will depend on our ability to develop enhancements to and new generations of our IP platforms and our SmartCores family of DSP cores, DSP based sub-systems and related development tools to address the requirements of specific product applications, and to introduce these new technologies in a timely manner.  Our success will further depend upon our ability to successfully identify, anticipate and respond to technological changes in hardware, software and architecture, and the needs associated with emerging markets within our field.  We cannot assure you that we will be able to introduce systems and solutions that reflect prevailing industry standards on a timely basis, to meet the specific technical requirements of our end-users or to avoid significant losses due to rapid decreases in market prices of our products, and our failure to do so may seriously harm our business.

To remain competitive, we must be able to meet our needs for substantial capital, and financing from other sources may not be available on favorable terms, if at all.

We believe that success in our markets requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they arise and to fund our anticipated combined research and development needs.  Our capital requirements may vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities, acquisitions and investments and receipt of receivables. In the past, capital needs for our DSP cores licensing business have been satisfied by DSP Group.  However, following the separation of the DSP cores licensing business from DSP Group, DSP Group will no longer provide funds to finance our working capital or other cash requirements. We believe that the existing resources of Ceva and Parthus, including existing cash and cash equivalents, and anticipated cash flows from operations, will be adequate to meet the combined company’s projected working capital, capital expenditure and research and development requirements for at least the next 12 months.  However, we may need to raise funds sooner if, among other things, we acquire additional businesses, products or technologies.  We cannot assure you that additional financing will be available on commercially reasonable terms, if at all, which may prevent ParthusCeva from taking advantage of available opportunities.  To the extent that existing resources and anticipated cash flows are not adequate for the combined company’s operational and other cash needs, our operating results and financial position could be harmed.  If additional funds were raised through the issuance of equity securities, your percentage ownership in ParthusCeva would be reduced.  Moreover, our ability to raise funds using equity securities may be limited because the separation agreement provides that we will not issue capital stock or take certain other actions during the two year period following the distribution unless either DSP Group consents to the action or we receive a supplemental ruling from the Internal Revenue Service or an opinion of tax counsel satisfactory to DSP Group to the effect that the action will not cause the distribution to be taxable to either DSP Group or its stockholders.  If we were to issue equity securities without fulfilling these conditions, we would be required to indemnify DSP Group if such issuance causes the distribution to be taxable to DSP Group.  Similarly, future debt financings could involve restrictive covenants that may limit our ability to manage and grow our business.

We depend on a limited number of key personnel who would be difficult to replace.  If we lose the services of these individuals or cannot hire additional qualified personnel, our business will be harmed.

The success of ParthusCeva will depend to a significant extent upon our key employees and senior management.  The loss of the service of these employees could materially harm us.  We believe that the future success of ParthusCeva will depend in large part upon our ability to attract and retain highly skilled technical, managerial and marketing personnel.  Competition for skilled employees in these fields is intense.  We cannot assure you that we will be successful in attracting and retaining the required personnel.  In addition, we cannot assure you that the Ceva and Parthus management teams who became part of our company as a result of the separation and the combination, or their respective employees will remain employed by ParthusCeva, or if they remain employed, will successfully work together to build our business.

The continued growth and success of ParthusCeva will also depend on the managerial and technical skills of key technical, sales and management personnel, whose knowledge of our business and industry would be difficult to replace.  Any of the members of our senior management team can terminate his or her employment agreement with us on one to three months’ prior notice. In addition, although Ceva employees have executed agreements containing non-competition provisions, the enforceability of these provisions in Israel has been questioned and we cannot assure you that a court would enforce the terms of these provisions. Because of these facts, our employees could join competitors.  If any of the members of ParthusCeva’s senior management team, including Kevin Fielding, Gideon Wertheizer or Eoin Gilley, are unable or unwilling to continue in ParthusCeva’s employ, our results of operations could be materially harmed.

ParthusCeva’s success will also depend on our ability to manage our expanding and geographically dispersed operations successfully.

Any expansion of our operations in the near future is likely to place a significant strain on our existing managerial resources and may require us to retain additional management personnel.  Expansion may also require us to implement additional operating and financial controls, improve coordination among engineering and finance functions, and hire additional personnel.  As part of this process, we would need to install additional reporting and management information systems for production monitoring and financial reporting.  To the extent we are unable to attract additional management personnel in a timely fashion, or lose the services of our existing management personnel, our operating results and financial position could be harmed.

Although ParthusCeva will be headquartered in San Jose, California, most of our executives will be based in Dublin, Ireland and Herzeliya, Israel and most of our employees will be based in Dublin.  Accordingly, our ability to compete successfully will depend in part on the ability of a limited number of key executives located in geographically dispersed offices to integrate management, address the needs of ParthusCeva’s customers and respond to changes in our markets.  If we are unable to effectively manage our remote operations, our business may be harmed.

We may seek to expand our business through acquisitions that could result in diversion of resources and extra expenses, which could disrupt our business and harm our financial condition.

We may pursue acquisitions of businesses, products and technologies, or establish joint venture arrangements in the future that could expand our business.  The negotiation of potential acquisitions or joint ventures as well as the integration of acquired or jointly developed businesses, technologies or products could cause diversion of management’s time and our resources.  Future acquisitions could result in:

•      potential dilutive issuances of equity securities;

•      the incurrence of debt and contingent liabilities;

•      amortization of intangibles;

•      research and development write-offs; and

•      other acquisition-related expenses.

Acquired businesses or joint ventures may not be successfully integrated with our operations.  If any acquisition or joint venture were to occur, ParthusCeva may not receive the intended benefits of the acquisition or joint venture.  If future acquisitions disrupt our operations, or if we have difficulty integrating the businesses or technologies we acquire, our business, financial condition and results of operations could suffer.

ParthusCeva may not be able to adequately protect its intellectual property.

ParthusCeva’s success and ability to compete will depend in large part upon protecting our proprietary technologies.  We will rely on a combination of patent, copyright, trademark, trade secret, mask work and other intellectual property rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.  These agreements and measures may not be sufficient to protect our technology from third-party infringement, or to protect us from the claims of others.  As a result, we face risks associated with our patent position, including the potential need to engage in significant legal proceedings to enforce our patents, the possibility that the validity or enforceability of our patents may be denied, the possibility that third parties will be able to compete against us without infringing our patents and the possibility that our products may infringe patent rights of third parties.

As part of their confidentiality procedures, Parthus and Ceva generally have entered into non-disclosure agreements with their employees, consultants and corporate partners and have attempted to control access to and distribution of their technologies, documentation and other proprietary information.  We plan to continue these procedures.  Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies.  The steps Parthus and Ceva have taken and that ParthusCeva may take in the future may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Effective protection of intellectual property rights may be unavailable or limited, both in the United States and in foreign countries.  Patent protection throughout the world is generally established on a country-by-country basis.  Ceva and Parthus have applied for patent protection for some of their technologies both inside the United States and in various countries outside the United States.  However, we cannot assure you that pending patents that are being transferred and assigned to ParthusCeva will issue or that the issued patents will be valid or enforceable.  We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technologies, duplicate our services or design around any patents or other intellectual property rights we hold.

Our tradenames or trademarks may be registered or utilized by third parties in countries other than those in which we have registered them, impairing our ability to enter and compete in these markets.  In the United States, the trademark SmartCore has been registered by an unrelated company.  While we have successfully co-existed with this other trademark holder, we cannot assure you that this state of affairs will continue.  If we were forced to change any of our brand names, we would lose a significant amount of our brand equity.

If we fail to protect our intellectual property rights and proprietary technologies adequately, if there are changes in applicable laws that are adverse to our interests, or if we become involved in litigation relating to our intellectual property rights and proprietary technologies or relating to the intellectual property rights of others, our business, results of operations and financial condition could be harmed.

Our business will suffer if we are sued for infringement of the intellectual property rights of third parties or if we cannot obtain licenses to these rights on commercially acceptable terms.

Although neither Ceva nor Parthus was involved in any material litigation regarding its respective intellectual property prior to the combination, we will be subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others in the future.  Many participants in the semiconductor intellectual property industry have an increasing number of patents and patent applications and have frequently demonstrated a readiness to pursue litigation based on allegations of patent and other intellectual property infringement.  Our products rely on technology that could be the subject of existing patents or patent applications of third parties.  Third parties may assert infringement claims in the future with respect to our current or future products.  These claims may require us to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of these claims.

Any necessary licenses may not be available or, if available, may not be obtainable on commercially reasonable terms.  If we cannot obtain necessary licenses on commercially reasonable terms, we may be forced to stop licensing our technology, and our business would be seriously harmed.  For additional discussion of our intellectual property and proprietary rights, please see “Business—Proprietary Rights.”

In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation.  Some of our license agreements require us to provide technical support and information to a licensee who is subject to litigation involving the use of our technology.  We are also generally bound to indemnify many of our licensees under the terms of their license agreements, particularly with respect to our IP platforms licensing business, and we may agree to indemnify others in the future.  We could incur substantial expenses for these support and indemnification obligations.  In addition to the time and expense required for us to supply support or indemnification to these licensees, their development, marketing and sales of products incorporating our technology could be severely disrupted or shut down as a result of litigation, which in turn could have a material adverse effect on our business, financial condition and results of operations.

The industries in which we sell our products are experiencing a challenging period of slow growth and have experienced and will continue to experience other cyclical effects which may negatively impact our operating results and business.

The primary customers for our products are semiconductor design and manufacturing companies, system OEMs and electronic equipment manufacturers, particularly in the telecommunications field.  These industries are highly cyclical and have been subject to significant economic downturns at various times. These downturns are characterized by production overcapacity and reduced revenues, which at times may, if the downturn is sufficiently prolonged or severe, encourage semiconductor companies or electronic product manufacturers to reduce their expenditure on our technology.  During 2001, the semiconductor industry as a whole experienced the most severe contraction in its history, with total semiconductor sales worldwide declining by more than 30%, according to the Semiconductor Industry Association.  The market for semiconductors used in mobile communications was particularly hard hit, with the overall decline in sales worldwide estimated by Gartner Dataquest to have been well above 30%.  If the market does not recover by the third quarter of 2002, our business could be materially and adversely affected.  In addition, economic problems in certain regions have harmed and may continue to negatively affect our business.   For example, in recent years certain Asian countries have experienced significant economic difficulties, including currency devaluation and instability, business failures and a depressed business environment.  These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for our solutions which, in turn, negatively impacted our Asian activity.  Our business is harmed when capital and research and development budgets of our current and potential customers are curtailed.

The slow growth of the telecommunication and semiconductor industries has resulted and may continue to result in the reduction of capital and research and development budgets or the delay of product introduction, both of which have resulted and may continue to result in a reduction in demand for our products.  Our success depends on increasing demand for products that use our technology.  In particular, in 2001, more than 56% of Ceva’s sales of DSP cores were to chip manufacturers whose products are incorporated into digital cellular telephones.  Recently there has been a downturn in the cellular handset industry.  As a result, the growth rate of sales by our customers and potential customers has slowed significantly.  Demand for other products that incorporate our DSP cores, such as MP3 devices, hard disk drives and voice over packet network services, has also weakened.  For example, Ceva’s total revenues decreased by 31% for the first quarter of 2002 as compared to the first quarter of 2001 as a result of the global economic slowdown which inhibited Ceva’s ability to obtain new licensees and lowered Ceva’s royalties from our existing licensees.  Continued weakening demand for digital cellular telephone and these other products will adversely affect our ability to maintain our current growth rate, and could harm our financial results.

Our failure to detect unknown defects could materially harm our relationship with customers, reputation and business.

Designs as complex as those we offer frequently contain undetected errors.  Despite testing, errors may occur in existing or new designs, which could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, indemnification claims, litigation, increased insurance costs and increased service costs, any of which could materially harm our business.  Furthermore, we often provide implementation, customization, consulting and other technical services in connection with our IP.  In addition, since we typically do not control the manufacturing of products containing our technology, which are made in many different foundries chosen by our licensees, we may be blamed for their manufacturing defects.  Our inability to meet customer expectations or project milestones in a timely manner could also result in a loss of or delay in revenue, loss of market share, failure to achieve market acceptance, injury to our reputation, litigation and increased costs which could harm our results of operation and financial condition.

Because customers rely on our DSP core designs as a central part of their applications, errors in our products might discourage customers from purchasing our products.  These errors could also result in product liability or warranty claims.  Although we attempt to reduce the risk of losses resulting from these claims through warranty disclaimers and liability limitation clauses in our license agreements, these contractual provisions may not be enforceable in every instance.  Furthermore, although we maintain errors and omissions insurance, this insurance coverage may not adequately cover these claims.  If a court refused to enforce the liability-limiting provisions of our agreements for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be materially harmed.

We have a very lengthy sales cycle, which increases the likelihood that our quarterly revenue will fluctuate and which may, in turn, adversely affect the market price of our common stock.

Our lengthy sales cycle may also cause our revenue and operating results to vary unpredictably from period to period.  The period of time between our initial contact with a potential customer and the receipt of a request for a quote on an intellectual property license is generally at least six months, and the time from such a request to a binding contract is generally at least another four to six months. Due to the complexity of our technology and of the legal framework in which our industry operates, we must devote a substantial amount of time to negotiating the terms of our licensing arrangements with our customers.  In addition, customers perform, and require us to perform, extensive process and product evaluation and testing before entering into purchase or licensing arrangements.  Even after we enter into an agreement and provide a final product to a customer in the form of silicon or intellectual property, we expect that it will be at least six months more before the customer begins to sell its products incorporating our technology, and therefore even longer before we begin to receive royalty income or subsequent re-use license fees.

Many of the milestones along the sales cycle for our IP platforms business are beyond our control and difficult to predict. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in results from quarter to quarter that are unrelated to the long-term trends in our business.  This lack of predictability and variability in our results could harm our stock price and could significantly affect it in particular periods.

The markets in which we operate are highly competitive, and as a result we could experience a loss of sales, lower prices and lower revenue.

The markets for the products in which our technology is used are highly competitive. Aggressive competition could result in substantial declines in the prices that we are able to charge for our intellectual property. It could also cause our existing customers to move their orders to our competitors.  Many of our competitors are large companies that have significantly greater financial and other resources than we have.  As a result, they may be able more quickly and effectively to:

•      respond to new technologies or technical standards;

•      react to changing customer requirements and expectations;

•      devote needed resources to the development, production, promotion and sale of products; or

•      deliver competitive products at lower prices.

In addition, we may face increased competition from smaller, niche semiconductor design companies in the future.  Some of our customers may also decide to satisfy their needs through in-house design and production.  We compete on the basis of price, product quality, design cycle time, reliability, performance, customer support, name recognition and reputation and financial strength.  Our inability to compete effectively on these bases could have a material adverse effect on our business, results of operations and financial condition.

Terrorist attacks and threats or actual war may negatively impact all aspects of ParthusCeva’s operations, revenues, costs and stock price.

Recent terrorist attacks in the United States, as well as any future events occurring in response to or in connection with them, including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions impacting our domestic or foreign suppliers, may substantially negatively impact our operations.  Any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy.  They also could result in economic recession in the United States or abroad.  Any of these occurrences could have a significant impact on our operating results, revenues and costs.

RISKS RELATING TO THE DSP CORES LICENSING BUSINESS

Our DSP cores licensing business depends on OEMs and their suppliers to obtain required complementary components.

Some of the raw materials, components and subassemblies included in the products manufactured by our OEM customers, which also incorporate our DSP cores products, are obtained from a limited group of suppliers.  Supply disruptions, shortages or termination of any of these sources could have an adverse effect on the business and results of operations of our DSP cores licensing business due to the delay or discontinuance of orders for our products by customers until those necessary components are available.

The future growth of our DSP cores licensing business depends in part on our ability to license to system OEMs and small-to-medium-sized semiconductor companies directly.

Historically our DSP cores licensing business has derived a substantial portion of its revenue in any period from license fees from a relatively small number of licenses.  Because of the high license fees we currently charge, only large semiconductor companies or vertically integrated system OEMs typically license our DSP core technologies.  Part of our current growth strategy for our DSP cores licensing business is to broaden its client base by offering tailored packages to small- and medium-sized semiconductor companies and other system OEMs to enable them to license our DSP core technology.  We plan to expand the sales and marketing organization of our DSP cores licensing business for this purpose.  We cannot assure you that we will be successful in expanding this marketing and sales organization for this purpose and in promoting its products to system OEMs and small- to medium-sized semiconductor companies.  If we are unable to effectively develop and market its intellectual property through this model, our DSP cores licensing business revenues will continue to be dependent on a smaller number of licensees and the loss of any such relationship could harm its business and results of operations.

The success of our DSP cores licensing business depends on its ability to compete successfully with other providers of DSP solutions.

The market for programmable DSP solutions is highly competitive and is dominated by large, fully integrated semiconductor companies that have significant brand recognition, a large installed base of customers and a large network of field support and field application engineers.  We and the companies that license our technology from us compete with companies such as 3DSP, BOPS, LSI Logic and Infineon Technologies, which license DSP cores, and companies such as Analog Devices, Agere, Motorola, and Texas Instruments, which sell their own complete general purpose DSP or application specific DSP solutions.  Our DSP cores licensing business faces competition also from some of its strategic partners, which are not committed exclusively to our technology and may develop products competing with our  DSP cores products, or products based on architectures of our direct competitors.

As demand for programmable DSP solutions increases, large manufacturers of off-the-shelf chips and system manufacturers may make their intellectual property available to others, and developers of microprocessors, microcontrollers or other processors may devote more resources to create DSP extensions to their products.  It is also possible that new competitors or alliances among competitors could emerge.  For example, Agere Systems and Motorola formed an alliance for the implementation of new programmable DSP architectures.  These existing or future alliances could rapidly acquire significant market share in our markets.

We cannot assure you that our DSP cores licensing business will be able to compete successfully against current or future competitors, or that we will be able to improve or even maintain our competitive position or that our new products will achieve market acceptance.  If our DSP cores licensing business is unable to maintain its competitive position in the marketplace, its business, results of operations and financial condition may be harmed.

Our DSP cores licensing business may need to increase its research and development efforts to remain competitive.

The DSP cores market is experiencing extensive efforts by some of our competitors to use new technologies to manipulate their chip designs to increase the parallel processing of the chips and/or designs they offer.  For example, one such technology used is Very Long Instruction Word (VLIW), of which some of our competitors possess elements, but which we do not possess at the present time.  If such technology continues to improve the programming processing of these chips, or if other new technologies are demanded by our customers, we may need to change the focus of our research and development to obtain such technologies.  Failure to do so could hurt our ability to remain competitive and could have an adverse effect on our results of operations.  Our DSP cores licensing business spent $1.7 million, or 41% of its total revenues, on research and development in the first quarter of 2002 and $5.1 million, or 20% of its total revenues, in 2001, on research and development and expects to continue to invest heavily in this area.  However, we cannot assure you that this or future expenditures will result in new and enhanced products or such products will be accepted in the market.

RISKS RELATING TO OUR IP PLATFORMS LICENSING BUSINESS

We depend on third-party foundries to produce the chips we sell, and any failure by them to deliver the chips we require on time would limit our ability to satisfy our customers’ demands.

Our business strategy calls for revenue from the sale of silicon chips embodying our intellectual property to comprise an increasing percentage of the total revenue of our IP platforms licensing business over the next two years.  We currently have strategic relationships with several leading semiconductor foundries, including Taiwan Semiconductor Manufacturing Company and United Microelectronics Corporation (UMC), under which arrangements we can have chips produced using our design.  Further, our agreement with UMC gives us reserved capacity in its production facilities.  Any interruption in these or similar strategic relationships could harm our ability to develop this part of our business profitably.  We do not have the ability to produce chips independently and thus depend on UMC and other foundries to:

•      allocate a portion of their manufacturing capacity to our needs;

•      produce acceptable quality silicon wafers and chips with acceptable manufacturing yields; and

•      deliver chips on a timely basis at a competitive price.

We are dependent upon our strategic relationships with other providers of semiconductor intellectual property and software, and our ability to innovate and to meet changing market demands may be limited if such relationships do not continue and grow.

Our ability to succeed in the mobile Internet device market will depend on maintaining existing and developing new relationships with other providers of semiconductor intellectual property and other software developers.  We believe that these relationships are important to our continued ability to develop and license intellectual property that meets the needs of our target markets.  Our business, financial condition and results of operations could be materially harmed if we cannot retain or attract strategic relationships or if one or more of our successful relationships deteriorates or is terminated.

RISKS RELATING TO PARTHUSCEVA’S INTERNATIONAL OPERATIONS

Potential political, economic and military instability in Israel may adversely affect our results of operations.

Some of our principal research and development facilities are located in the State of Israel.  In addition, although we are incorporated in Delaware, some of our directors and executive officers are residents of Israel.  Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel.  Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

Israel’s economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980’s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest.  In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel’s establishment.  Although they have not done so to date, these restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries.  Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, hostilities between Israel and some of its Arab neighbors have recently escalated and intensified.  We cannot predict whether or in what manner these conflicts will be resolved.  Our results of operations may be negatively affected by the obligation of key personnel to perform military service.  In addition, certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time.  Although we have operated effectively under these requirements since our inception, we cannot predict the effect of these obligations on the company in the future.  Our operations could be disrupted by the absence, for a significant period, of one or more of our officers or key employees due to military service.

The Israeli tax benefits and government program that we currently receive or participate in require us to meet several conditions and may be terminated or reduced in the future, which could increase our costs.

We receive certain tax benefits in Israel, particularly as a result of the “Approved Enterprise” status of our facilities and programs.  To maintain our eligibility for these tax benefits, we must continue to meet certain conditions, relating principally to adherence to the investment program filed with the Investment Center of the Israeli Ministry of Industry and Trade and to periodic reporting obligations.  We believe that we will be able to continue to meet such conditions.  Should we fail to meet such conditions in the future, however, these benefits would be cancelled and we would be subject to corporate tax in Israel at the standard rate of 36%, and could be required to refund tax benefits already received.  In addition, we cannot assure you that such grants and tax benefits will be continued in the future at their current levels or otherwise.

We also receive funding as part of our participation in magnet research programs supported by the Office of Chief Scientist operated by Israel’s Ministry of Industry and Trade.  In the first quarter of 2002, we received $239,000 in grants to us from these programs.  In the years 2001 and 2000, we recorded $542,000 and $578,000, respectively, in grants to us from these programs.  All of these grants are non-refundable.

The termination or reduction of certain programs and tax benefits (particularly benefits available to us as a result of the Approved Enterprise status of our facilities and programs) or a requirement to refund tax benefits already received may seriously harm our business, operating results and financial condition.

The corporate tax rate applicable to our IP platforms licensing business may increase, which could adversely impact our cash flow, financial condition and results of operations.

We have significant operations in the Republic of Ireland and a substantial portion of the taxable income on our IP platforms licensing business has historically been generated there.  Currently, some of our Irish subsidiaries are taxed at rates substantially lower than U.S. tax rates.  Although there is no expectation of any changes to Irish tax law, if our Irish subsidiaries were no longer to qualify for these lower tax rates or if the applicable tax laws were rescinded or changed, our operating results could be materially adversely affected.  In addition, because the IP platforms licensing business will be owned by subsidiaries of a U.S. corporation, distributions to the U.S. corporation, and in certain circumstances undistributed income of the subsidiaries, may be subject to U.S. tax.  Moreover, if U.S. or other foreign tax authorities were to change applicable tax laws or successfully challenge the manner in which our subsidiaries’ profits are currently recognized, our overall taxes could increase, and our business, cash flow, financial condition and results of operations could be materially adversely affected.

Our results of operations may be affected by currency fluctuations.

Due to our multinational operations, our business is subject to fluctuations based upon changes in the exchange rates between the U.S. dollar, British pound, the euro and new Israeli shekels, the currencies in which we collect revenues or pay expenses.  Part of our expenses in Israel are paid in Israeli currency, which subjects us to the risks of foreign currency fluctuations and to economic pressures resulting from Israel’s general rate of inflation.  Additionally, some of our revenues and part of our expenses in Dublin, Ireland are paid in euros, which subjects us to similar risks with respect to the European economies.  While a significant part of our sales and expenses are denominated in United States dollars and euros, a portion of our expenses are denominated in new Israeli shekels and the euro.  As a result, an increase in the value of Israeli shekels and/or the euro in comparison to the United States dollar could increase the cost of our technology development, research and development expenses and general and administrative expenses.  We cannot assure you that currency fluctuations, changes in the rate of inflation between these regions and the U.S. or any of the other factors mentioned above will not have a material adverse effect on our business, financial condition and results of operations.  From time to time, we may use derivative instruments in order to minimize the effects of such developments.  Our hedging positions may be partial, may not exist at all in the future or may not succeed to minimize our foreign currency fluctuation risks.  Our reporting currency will be the U.S. dollar and, therefore, fluctuations in the exchange rate between the U.S. dollar and other currencies in which we transact business may cause fluctuations in our reported financial information.

Foreign courts might not enforce judgments rendered in the United States, which may make it difficult to collect on judgments rendered against us.

Most of our directors and officers as well as the experts named in this information statement are not residents of the United States, and most of our assets and their assets are located outside the United States.  Service of process upon our non-U.S. resident directors, officers or the experts named herein and the enforcement of judgments obtained in the United States against us, our directors and executive officers, or the experts named herein, may be difficult to obtain.

There is also doubt as to the enforceability in Ireland and in Israel of judgments obtained in any federal or state court in the United States in civil and commercial matters, including actions predicated upon the civil liability provisions of the U.S. securities laws. The United States does not currently have a treaty with the Republic of Ireland and/or Israel providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the U.S. federal securities laws, would not automatically be enforceable in the Republic of Ireland or in Israel.  In addition, there is doubt as to whether an Irish or an Israeli court would impose civil liability based solely on the U.S. federal securities laws in an action brought in a court of competent jurisdiction in the Republic of Ireland or in Israel.

RISKS RELATING TO HOLDING PARTHUSCEVA COMMON STOCK
AND TO PARTHUSCEVA BECOMING A PUBLIC COMPANY

Our securities have no prior market, and we cannot assure you that our stock price will not decline.

There has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained.  The market price of our common stock could be subject to significant fluctuations.  Among the factors that could affect the stock price are:

•      negative market reaction to the separation of the DSP cores licensing business from DSP Group;

•     negative market reaction to the combination of Parthus and Ceva;

•      quarterly variations in our operating results;

•      changes in revenue or earnings estimates or publication of research reports by analysts;

•      speculation in the press or investment community;

•      strategic actions by us or our competitors, such as acquisitions or restructurings;

•      actions by institutional stockholders;

•      general market conditions; or

•      domestic and international economic factors unrelated to our performance.

In particular, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse effect on the market price of our common stock.  We cannot assure you that you will be able to resell your shares of our common stock at any particular price, or at all.

Substantial sales of our common stock may occur in connection with the distribution and combination, which could cause our stock price to decline.

DSP Group is distributing all of the shares of our common stock it holds to DSP Group’s stockholders.  In addition, we are issuing new shares to all of the former Parthus shareholders as part of the combination.  Other than shares held by certain of our insiders under applicable securities laws, substantially all of these shares will be eligible for immediate resale in the public market.  We are unable to predict whether significant amounts of common stock will be sold in the open market following the distribution and combination.  We are also unable to predict whether a sufficient number of buyers will be in the market at that time.  Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could harm the market price of our common stock.

Market prices of technology companies have been highly volatile and the market for our common stock may be volatile as well.

The stock market has experienced significant price and trading volume fluctuations, and the market prices of shares of technology companies generally have been extremely volatile and have recently experienced sharp declines.  Broad market fluctuations may adversely affect the trading price of our common stock regardless of our actual performance.  In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company.  Such litigation could result in substantial costs and a diversion of management’s attention and resources.

The anti-takeover provisions in our charter documents and in Delaware law could prevent or delay transactions that our stockholders may favor.

Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors.  For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting.  The acquirer would also be required to provide advance notice of its proposal to remove directors at an annual meeting.  In addition, our board of directors will be authorized to issue preferred stock in series, with the terms of each series to be fixed by the board of directors.

Section 203 of the General Corporation Law of the State of Delaware limits business combination transactions with 15% stockholders that have not been approved by the board of directors.  These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation.  These provisions may apply even if the offer may be considered beneficial by some stockholders.

Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of ParthusCeva.  If the acquirer were discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Our ability to pay dividends is limited.

We currently intend to retain all future earnings to fund the development and growth of our business and, therefore, do not anticipate paying any dividends.  Section 170 of the General Corporation Law of the State of Delaware provides that we can pay dividends only out of surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  In addition, because our Israeli subsidiary received certain benefits under Israeli laws relating to its Approved Enterprise status, the payment of dividends by our Israeli subsidiary to us may subject us to certain Israeli taxes to which we would not otherwise be subject.  For additional information regarding our dividend policy, please see “Dividend Policy” and “Description of Capital Stock.”

SEPARATION OF DSP CORES LICENSING BUSINESS FROM DSP GROUP

Overview

In October 2000, DSP Group announced its plan to establish Ceva, one of its wholly-owned subsidiaries, as an independent business focused on the licensing of technology for the design and manufacture of DSP cores.  The separation of the DSP cores licensing business from DSP Group, including the transfer of related assets, liabilities and intellectual property rights, was substantially completed on                     , 2002.  DSP Group distributed its shares of Ceva common stock to the DSP Group stockholders on                           , 2002.

Benefits of the Separation

We believe that we will realize benefits from the separation of the DSP cores licensing business from DSP Group, including the following:

•     Greater Strategic Focus.  DSP Group designs, manufactures and markets DSP integrated circuit devices for highly-integrated digital cordless phones, Internet telephony devices and other digital speech products.  Our focus for the DSP cores licensing business will be on developing businesses and strategic opportunities in the licensing of technology to third parties for the manufacturing of these products.  Our separation from DSP Group and the subsequent combination with Parthus will allow the board of directors, management team and employees of the combined company to focus specifically on our business and strategic opportunities.  As a combined entity, we will have a greater ability to modify our business processes and organization to fulfill our goals with respect to enhanced research and development and the creation of targeted markets and sales and support infrastructures that better accommodate the needs of our business, customers and employees.

•      Greater Management Focus.  As a stand-alone, independent company, our management can devote time and energy exclusively to our business.  Our business requires a significant amount of executive attention at the sales and marketing level because license agreements are typically not finalized without the involvement of a sophisticated negotiator.  The separation will enable our management team to focus on the licensing business without the distractions of the competing needs of DSP Group’s business.

•      Avoid Conflicts of Interest.  As a licensor of intellectual property, we can make our technology accessible to all potential users.  Our relationship with DSP Group raised competitive considerations for both DSP Group and potential customers of the products of the DSP cores licensing business, including direct competitors of DSP Group.  We believe our separation from DSP Group will enable us to enter into license agreements with direct competitors of DSP Group, to offer more competitive agreements to potential customers, and to enter into mergers, joint ventures and technology development relationships as the opportunities present themselves.

•      Better Incentives for Employees and Greater Accountability.  We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our common stock.  Our separation from DSP Group and combination with Parthus will enable us to offer our employees compensation directly linked to the performance of our business, which we expect to enhance our ability to attract and retain qualified personnel.

•      Increased Speed and Responsiveness.  As a stand-alone company, we expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than we could as a part of a more diverse organization.  In addition, we expect to enhance our responsiveness to the needs of our customers and partners.

•      Direct Access to Capital Markets.  As a separate company, we will have direct access to the capital markets to finance our operational and financial requirements, including growth through acquisitions.

Arrangements Between Ceva and DSP Group

We have provided below a summary description of the separation agreement along with the other key agreements related to our separation.  This description, which summarizes the material terms of these agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this information statement is a part.

Separation Agreement

The separation agreement contains the key provisions relating to our separation from DSP Group and DSP Group’s distribution of our shares to its stockholders.

The Separation.  The separation of the DSP cores licensing business from DSP Group, including the transfer of related assets, liabilities and intellectual property rights, was substantially completed immediately prior to the consummation of our combination with Parthus.  The separation agreement provides for the transfer to us of assets and liabilities from DSP Group related to the DSP cores licensing business as described in this information statement in exchange for the issuance by us to DSP Group of                  shares of our common stock, effective on the separation date.  Further, in accordance with the separation agreement, DSP Group’s Israeli subsidiary, DSP Group, Ltd., transferred to DSP Group all of the share capital of Corage, Ltd., an Israeli company, which DSP Group then contributed to us.  We subsequently contributed all of the Corage, Ltd. share capital to DSP Ceva, Inc., our wholly-owned subsidiary, and upon the closing of the combination Corage, Ltd. changed its name to ParthusCeva, Ltd.  Following the separation and combination, ParthusCeva, Ltd. is a wholly-owned subsidiary of DSP Ceva. The various ancillary agreements that are exhibits to the separation agreement and which detail the separation and various interim and ongoing relationships among DSP Group, its subsidiaries, us and our subsidiaries following the separation date include:

•      a technology transfer agreement whereby DSP Group transfers and/or assigns certain technology, third party licenses and other contracts to us;

•      a technology transfer assignment and assumption agreement whereby we transfer and/or assign the technology, as well as our rights under the transfer agreement, to DSP Ceva;

•      a technology transfer agreement whereby DSP Group, Ltd. transfers and/or assigns certain technology, third party licenses and other contracts to Corage, Ltd.;

•      a transition services agreement among DSP Group, DSP Ceva and us;

•      a transition services agreement among DSP Group, Ltd., Nikon DSP K.K., DSP Group Europe Sarl and Corage, Ltd.; and

•      a tax indemnification and allocation agreement between DSP Group and us.

To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements will govern. These agreements are described more fully below.

The Contribution.  As part of the assets contributed to us in the separation, DSP Group also contributed to us a total of the sum of $40 million as initial working capital plus cash equal to the amount by which the transaction costs of the separation and combination exceed $2 million.

The Distribution.  DSP Group distributed all of the shares of our common stock outstanding on the separation date to its stockholders on a pro rata basis.

Representations, warranties, covenants and indemnification regarding the distribution.

The separation agreement contains representations and warranties from DSP Group and Ceva as to the accuracy of facts and representations made by DSP Group, Ceva and Parthus in connection with the tax rulings issued by the Internal Revenue Service in connection with the separation, distribution and combination.  In the separation agreement, we agreed that we will not take any action that would be inconsistent with any statement of fact, representation or covenant in any ruling, or any supplement to any ruling, issued by the Internal Revenue Service in connection with the distribution. In particular, under the separation agreement, we have agreed that, during the two-year period immediately following completion of the distribution, we and our subsidiaries will not:

•      except in accordance with the provisions of the separation agreement, dispose of any business or assets that would cause us to be operated in manner inconsistent in any material respect with the business purposes of the separation as set forth in the representation letter sent to, and the tax rulings issued by, the Internal Revenue Service in connection with the separation;

•      except in accordance with the terms of the separation agreement, enter into a proposed acquisition transaction, as defined in the separation agreement, which would jeopardize the tax-free status of the separation;

•      liquidate or dispose of all or a substantial portion of the “active trade or business” as defined in the separation agreement;

•      discontinue the conduct of our “active trade or business”;

•      except as provided in the separation agreement, issue or permit the acquisition of any equity securities or options to acquire equity securities, or redeem any equity securities that, when combined with the shares of our common stock issued to shareholders of Parthus in connection with the combination with Parthus, would result in the acquisition in the aggregate, directly or indirectly, of a 50% or greater interest (within the meaning of Section 355(e)  of the Internal Revenue Code) in us; or

•      engage in any agreement, understanding, arrangement or negotiation, directly or indirectly with any person or persons with respect to any of the actions described above;

unless (1) the IRS has ruled that such action or transaction is not pursuant to a plan or series of transaction related to the distribution (2) DSP Group expressly consents in writing to the action or transaction, which consent may be withheld by DSP Group in its sole discretion taking into account solely the preservation of the tax-free treatment of the distribution, or (3) we obtain a supplemental ruling from the Internal Revenue Service or a tax opinion from a nationally recognized law firm or accounting firm that the action will not adversely affect the tax-free status of the distribution.  In addition, we have represented and warranted that any factual information presented or representations made by Parthus (or by us after the combination) in the application for supplemental rulings or any supplement to this application filed with the Internal Revenue Service regarding the separation, distribution and combination are true, correct and complete.

Under the terms of the separation agreement, we have agreed to indemnify DSP Group for any tax liability incurred by DSP Group with respect to the distribution as a result of (1) our breach of any of our representation, warranties or covenants made in the separation agreement or in any representation letter issued by us after the combination with respect to the tax matters listed in the separation agreement or (2) the inaccuracy of any factual information or representation made by Parthus (or by us after the combination) in the application for supplemental rulings or any supplement to our application filed with the Internal Revenue Service regarding the separation, distribution and combination.

In addition, each of the parties has agreed to indemnify the other with respect to:

•      the failure to pay, perform or discharge any liabilities for which it is responsible under the separation agreement;

•      the breach by it or any of its affiliates of the terms of the separation agreement and the ancillary agreements associated with the separation agreement; and

•      the breach by it or any of its affiliates of any of the covenants or obligations of the combination agreement or any other documents or instruments executed or delivered by that party in connection with the separation and combination.

The limitations on the issuance of shares of our capital stock and other restrictions discussed above could have a negative impact on our financial flexibility following the distribution.

Dispute Resolution.  If problems arise between the parties to the separation agreement, the parties have agreed to the following procedures:

•      the parties will make a good-faith effort to first resolve the dispute through negotiation;

•      if negotiations fail, the parties may agree to attempt to resolve the dispute through non-binding mediation; and

•      if mediation fails, the parties can resort to binding arbitration. In addition, nothing prevents any party acting in good faith from initiating litigation at any time if failure to do so would cause serious and irreparable injury to one of the parties or to others.

Noncompetition and Nonsolicitation.  Subject to the restrictions and rights set forth in the technology transfer agreements, DSP Group has agreed that for a period of five years from the distribution date, DSP Group will not directly or indirectly engage in any business which is competitive with the DSP cores licensing business.  Furthermore, we have agreed that, subject to the restrictions and rights set forth in the technology transfer agreements, for a period of five years from the distribution date, we will not directly or indirectly engage in designing, manufacturing and marketing high performance DSP integrated circuit devices for telephone answering devices, computer telephony devices and voice-over broadband products.  In addition, except in accordance with the terms of the agreement, for three years after the distribution date, the parties each agree that they will solicit for hire any employee of the other party.

Expenses.  Each party to the separation agreement will bear its own respective third party fees, costs and expenses paid or incurred in connection with the transactions contemplated thereby.

Ceva Technology Transfer Agreement

Asset Transfer and Assumption of Liabilities. The Ceva technology transfer agreement identifies the assets, including but not limited to intellectual property, that DSP Group transferred to us and the liabilities that we assumed from DSP Group in the separation in exchange for the issuance by us to DSP Group of shares of our common stock. The agreement also describes when and how these transfers and assumptions occurred.

Retention of Certain Rights. Notwithstanding the assignment and assumption, DSP Group reserves for itself, its successors and assigns, the nonexclusive, royalty-free right to use, make, modify, reproduce, sell, import, prepare derivative works from, and sublicense (subject to certain restrictions) the intangible property transferred by DSP Group to us, as such intangible property exists on the date of the transfer, solely in connection with the design, manufacture, development, testing, use and sale or other distribution of its products. DSP Group also retains the right to use our trademarks and logos in connection with the marketing and distribution of its products.

DSP Ceva Technology Transfer Agreement

The DSP Ceva technology transfer agreement implements the transfer from us to our wholly-owned subsidiary, DSP Ceva, of the assets transferred by DSP Group to us and the assumption by DSP Ceva of liabilities assumed by us from DSP Group in the separation in exchange for the issuance by DSP Ceva to us of shares in its share capital. The agreement also describes when and how these transfers and assumptions occurred.

Corage, Ltd. Technology Transfer Agreement

Asset Transfer and Assumption of Liabilities. The Corage, Ltd. technology transfer agreement identifies the assets that DSP Group, Ltd., an Israeli subsidiary of DSP Group, transferred to Corage, Ltd., our Israeli subsidiary, as well as the liabilities Corage, Ltd. assumed from DSP Group, Ltd. in the separation in exchange for the issuance by Corage, Ltd. to DSP Group, Ltd. of shares in its share capital. The agreement also describes when and how these transfers and assumptions occurred.

Retention of Certain Rights. Notwithstanding these assignments and assumptions, DSP Group, Ltd. reserves, for itself and its successors and assigns, the nonexclusive, royalty-free right to use, make, modify, reproduce, sell, import, prepare derivative works from, and sublicense (subject to certain restrictions) the intangible property transferred by DSP Group, Ltd. to us as that intangible property exists on the date of the transfer, solely in connection with the design, manufacture, development, testing, use and sale or other distribution of its products. DSP Group, Ltd. also retains the right to use our trademarks and logos transferred to Corage, Ltd. in connection with the marketing and distribution of DSP Group, Ltd.’s products.

Transition Services Agreement Among DSP Group, DSP Ceva and Us

Services.  The transition services agreement governs the provision of transitional services by DSP Group to us and to DSP Ceva after the separation date. DSP Group is obligated to provide certain general and administrative services, including but not limited to financial, accounting, payroll, human resources, procurement and motor vehicle fleet administration, and management and information services, including network, hardware and software maintenance and support, to us and to DSP Ceva, and we and DSP Ceva are obligated to pay DSP Group an agreed amount.

Term.  The term of the transition services agreement commences on the date of the separation agreement and continues until such time as DSP Group is no longer required to provide any transition services.  However, we may terminate or limit the services to be provided by DSP Group at any time, upon at least 60 days’ notice.

Use of Facilities.  During the first year following the separation date, and for so long thereafter as the parties agree, we and DSP Ceva will occupy and utilize portions of DSP Group’s facilities in Santa Clara, California. We and DSP Ceva are obligated to pay an agreed amount to DSP Group for our respective pro rata shares of the rent and other costs of occupying and operating these facilities.

Transition Services Agreement among DSP Group, Ltd., Corage, Ltd., Nikon DSP K.K. and DSP Group Europe Sarl

Services.  The transition services agreement governs the provision of transitional services by DSP Group, Ltd. and its subsidiaries Nikon DSP K.K. and DSP Group Europe Sarl to Corage, Ltd. after the separation date. DSP Group, Ltd. is obligated to provide certain research and development services, including testing, computer-aided design, circuit design, project control and layout services, general and administrative services, including but not limited to financial, accounting, payroll, human resources, procurement and motor vehicle fleet administration, and management and information services, including network, hardware and software maintenance and support, to Corage, Ltd., as Corage, Ltd. requires and requests.  In addition, Nikon DSP K.K. and DSP Group Europe Sarl are obligated to provide to Corage, Ltd., general and administrative services and management and information services, as well as sales and marketing services by dedicated employees, with respect to Ceva’s operations in Japan and Europe.  For research and development services, Corage, Ltd., is obligated to pay DSP Group, Ltd. at agreed rates for services provided, intended to reflect market rates.

Term.  The term of the transition services agreement is two years following the separation date.  However, Corage, Ltd. may terminate or limit any of the services (other than research and development services, which are provided as ordered) provided by DSP Group, Ltd., Nikon DSP K.K. or DSP Group Europe Sarl at any time upon at least sixty days’ prior notice.

Tax Indemnification and Allocation Agreement

We were included as part of DSP Group’s consolidated group for federal income tax purposes until the separation date.  In general, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group.  We have entered into a tax indemnification and allocation agreement with DSP Group pursuant to which DSP Group will be liable for, and will indemnify us for, any federal income tax related to the consolidated return for all periods ending on or before the distribution date.  Under that agreement, we and DSP Group will each be liable for, and shall indemnify the other against, liability for federal income tax for subsequent periods after the distribution.  In the case of income taxes other than federal income taxes, the tax indemnification and allocation agreement provides for an allocation that is generally similar to the allocation of federal income taxes.  Taxes other than income taxes are allocated based on the legal entity on which the legal incidence of the tax is imposed.

In general, the separation agreement described above, rather than the tax indemnification and allocation agreement, governs indemnification for any taxes due by reason of the distribution.

Other  Tax Issues

Our DSP cores licensing business operations have been granted Approved Enterprise status under Israeli law under four separate investment plans which were assigned to us from DSP Group in the separation, and one plan has been approved for our activities, thereby entitling us to enjoy certain program and tax benefits.

Voting Agreements

As a condition to the combination of Parthus and Ceva, our stockholders Brian Long, William McCabe, Sven-Christer Nilsson, Eli Ayalon, Gideon Wertheizer, Joan Scully, Peter McManamon, Michael Peirce, Enterprise Ireland, Kelburn Limited and Issachar Ohana entered into voting agreements with us.  These agreements provide that each stockholder will vote his or her ParthusCeva shares for the ParthusCeva nominees to our board or directors and, with respect to all other matters to be voted on by our stockholders, either in accordance with the recommendations of our board or directors or, if the board of directors makes no recommendation, for or against such matters in the same proportion as the shares owned by all other stockholders (excluding the stockholder who is the subject of the voting agreement and any transferee or assignee who is an affiliate of that stockholder).  Each voting agreement terminates upon the earlier of two years from the date of the agreement, the sale of all or substantially all of our assets or a consolidation or merger of ParthusCeva as a result of which our stockholders prior to such a consolidation or merger hold less that 50% of the voting equity of the surviving or resulting entity, a liquidation, dissolution or winding up of our business operations, the execution by us of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of our property and assets.

Treatment of DSP Group Stock Options

On the distribution date, each outstanding option to purchase DSP Group common stock granted prior to the distribution was adjusted as described below.

On the distribution date, each DSP Group option held by any person who will serve as an employee of ParthusCeva following the separation was converted into two options: an option to purchase the same number of shares of DSP Group common stock covered by the original DSP Group option (which remained unexercised as of the distribution date) and an option to purchase the same number of shares of ParthusCeva common stock.

The exercise prices per share for each converted DSP Group option and ParthusCeva option was established in a manner so that:

(i)               the aggregate “intrinsic value” (which is the market value of the stock underlying the option, less the exercise price of that option, multiplied by the number of shares then covered by that option) after the distribution of the converted DSP Group option plus the intrinsic value of the new ParthusCeva option was not greater than the intrinsic value of the original DSP Group option immediately prior to the distribution;

(ii)             the ratio of the exercise price of the converted DSP Group option to the market value per share of DSP Group common stock after the distribution was not lower than the ratio of the exercise price of the original DSP Group option to the market value per share of DSP Group common stock immediately prior to the distribution; and

(iii)            the ratio of the exercise price of the new ParthusCeva option to the market value per share of ParthusCeva common stock after the distribution was not lower than the ratio of the exercise price of the original DSP Group option to the market value per share of DSP Group common stock immediately prior to the distribution.

The determination of the exercise prices for each converted DSP Group option and ParthusCeva option was made by DSP Group with the advice of its professional advisors.

The terms of each converted DSP Group option and each new ParthusCeva option (other than the exercise price and the number of shares) are substantially similar to the original DSP Group option from which they were converted.  In the case of non-qualified stock options, if, and to the extent that the vesting of any converted DSP Group non-qualified stock option is subject to vesting based on the continuous employment of the option holder with DSP Group or its subsidiaries, the vesting of the converted DSP Group non-qualified stock option is subject to the same vesting schedule as the original DSP Group option and continuation of the holder’s employment with either DSP Group or ParthusCeva or their respective subsidiaries, as the case may be, and giving credit for continuous employment with DSP Group or ParthusCeva or their respective subsidiaries, prior to the distribution date.

In the case of stock options intended to qualify under Section 422 of the Internal Revenue Code, if, and to the extent that the vesting of any converted DSP Group incentive stock option is subject to vesting based on the continuous employment of the option holder with DSP Group or its subsidiaries, the vesting of the converted DSP Group incentive stock option is subject to the same vesting schedule as the original DSP Group option and continuation of the holder’s employment with DSP Group or its respective subsidiaries, and giving credit for continuous employment with DSP Group or ParthusCeva or their respective subsidiaries, prior to the distribution date.  Any converted DSP Group incentive stock option held by an option holder who terminates employment with DSP Group or its subsidiaries as of the distribution date will cease vesting and terminate on the forty-sixth day following the distribution.  DSP Group may amend DSP Group incentive stock options held by individuals who will terminate employment with DSP Group as of the distribution to provide that the option will vest based on continuation of the holder’s employment with ParthusCeva or their respective subsidiaries, as the case may be.

All of the ParthusCeva options issued in connection with the distribution are non-qualified stock options.  The vesting of each ParthusCeva option is subject to the same vesting schedule as the original DSP Group option and continuation of the holder’s employment with either DSP Group or ParthusCeva or their respective subsidiaries, as the case may be, with credit given for continuous employment with DSP Group or ParthusCeva or their respective subsidiaries, prior to the distribution date.  The ParthusCeva options granted with respect to each original DSP Group option were issued under the Ceva 2000 Stock Incentive Plan.

COMBINATION WITH PARTHUS TECHNOLOGIES PLC

Overview

On                    , 2002, Parthus and Ceva effected a combination of their businesses pursuant to the terms and conditions of a Combination Agreement, dated as of April 4, 2002, by and among DSP Group, Ceva and Parthus.  As part of the combination, Ceva immediately changed its name to ParthusCeva, Inc., and Parthus became a wholly-owned subsidiary of ParthusCeva.  Immediately following the combination, the stockholders of DSP Group and the former stockholders of Parthus owned approximately 50.1% and 49.9%, respectively, of the common stock of ParthusCeva.

Strategic Rationale for the Combination

The combination of Ceva and Parthus brings together a market-leading provider of DSP cores architectures with a top supplier of complete platform level-IP solutions, which we believe strongly positions us to become a leading supplier of open-standard IP solutions to the industry.

Management and Operations

ParthusCeva is headquartered in San Jose, California, and has principal offices in Dublin, Ireland, and Herzeliya, Israel.  It has over 400 employees, with 330 involved in research and development.  The board of directors of ParthusCeva is comprised of eight members, including five non-employee directors.  The management includes former executive officers of both Parthus and Ceva.

Terms of the Combination

The combination was effected through a scheme of arrangement pursuant to the laws of the Republic of Ireland—a form of corporate reorganization that is approved by the shareholders and sanctioned by the High Court of Ireland.  The scheme provided as follows:

•      Immediately prior to the combination with Ceva, Parthus repurchased a portion of its existing share capital and distributed to its shareholders an aggregate of $60 million in cash in exchange for such share capital.

•      The remaining existing Parthus shares were then cancelled and each Parthus shareholder received new shares of ParthusCeva common stock.

•      Immediately following the combination, the stockholders of DSP Group and the former stockholders of Parthus own approximately 50.1% and 49.9%, respectively, of the common stock of ParthusCeva.

•      ParthusCeva assumed all outstanding Parthus share options and the option plans and option agreements that govern them.  These options continue with the same terms and conditions, except that they have become options to purchase shares of ParthusCeva common stock and have been adjusted in the manner set forth below.  Option holders will no longer be able to obtain Parthus shares or ADSs upon exercise of such options.

•      The number of shares of ParthusCeva common stock purchasable upon the exercise of each Parthus option is equal to the number of shares of ParthusCeva common stock that would have been received for the Parthus shares underlying the option, had the option been exercised prior to the combination with Ceva. The exercise price per share was also adjusted proportionately.

The ownership percentages presented in this information statement assume the issuance of the contingent shares that Parthus may be required to issue to the former shareholders of Chicory Systems pursuant to the terms of Parthus’ acquisition of that company.

ParthusCeva Common Stock

The ParthusCeva common stock is quoted on The Nasdaq National Market under the symbol “PCVA” and is traded on the London Stock Exchange under the symbol “PCV.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors will have discretion as to whether future dividends will be paid, after taking into account factors such as our financial condition, operating results and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2002:

•      on an actual basis (not giving effect to the contribution and combination described below);

•      pro forma to give effect to:

•  the contribution of the DSP cores licensing business of DSP Group to us, including a sum of $40 million plus the amount by which the transaction costs of the separation and combination exceed $2 million and $2.3 million in assets, as though it had occurred on March 31, 2002; and

•  the combination of Ceva and Parthus as though it had closed on March 31, 2002.

	March 31, 2002
	Actual	Pro Forma
	(U.S. Dollars in thousands)
Stockholders’ equity and parent company investment:
Common stock, $.001 par value; 100,000,000 shares authorized; 20,000,000 shares issued and outstanding — actual; 53,892,216 shares issued and outstanding — pro forma	$20	$54
Preferred stock, $.001 par value; none authorized — actual; 5,000,000 shares authorized — pro forma; none issued and outstanding — actual and pro forma	—	—
Parent company investment	7,833	—
Additional paid-in capital	—	187,128
Total stockholders’ equity	$7,853	$187,182

All share numbers above exclude:

•            2,577,700 (3,170,052 pro forma) shares of our common stock subject to outstanding options under our 2000 Stock Incentive Plan at a weighted average exercise price of $5.50 per share ($4.59 per share pro forma); and

•          8,354,980 (10,009,266 pro forma) shares of our common stock available for issuance pursuant to future option grants under our 2000 Stock Incentive Plan, of which, 2,287,355 (actual and pro forma) shares of our common stock will be subject to options to be granted on the distribution date to holders of options to purchase shares of DSP Group’s common stock.

•          The pro forma share numbers above also excludes                    additional shares of our common stock that will be subject to options to be assumed by us in connection with the combination with Parthus.  As of March 31, 2002, there were outstanding options to purchase an aggregate of 116,229,154 ordinary shares of  Parthus.  In addition, in connection with the earn-out provisions of the Chicory acquisition, Parthus may be required to grant to Chicory optionholders options to purchase up to an additional                  shares of common stock (1,300,111 Parthus ordinary shares).

You should read this table together with “Separation of DSP Cores Licensing Business from DSP Group—Treatment of DSP Group Stock Options,” “Management—Stock Plans,” “Description of Capital Stock” and note 5 to our consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA OF PARTHUSCEVA

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition of Parthus Technologies plc (“Parthus”) under the purchase method of accounting after giving effect to the pro forma adjustments described in the accompanying notes.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2002 gives effect to the acquisition of Parthus as if it had occurred on that date, and reflects the allocation of the purchase price to the Parthus assets acquired and liabilities assumed, based on their estimated fair values at the date of acquisition based upon the Ceva, Inc. (“Ceva”) preliminary estimates of their fair values. The allocation of purchase price for the acquisition is subject to revision when additional information concerning asset and liability valuations is obtained. In the opinion of Ceva’s management, the asset and liability valuations for the acquisition will not be materially different from the pro forma financial data presented. The unaudited pro forma condensed combined financial information reflects Ceva’s best estimates; however, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein because of various factors, including, without limitation, access to additional information, changes in value and changes in operating results between the date of preparation of the unaudited pro forma condensed financial information and the date on which the transaction closed.   The excess of the consideration given by Ceva in the transaction over the fair value of Parthus’ identifiable assets and liabilities has been recorded as goodwill. Goodwill will be tested for impairment on an annual basis. Intangible assets, including acquired technology and patents, will be amortized over their useful lives, unless the useful life is deemed to be indefinite. An intangible asset with an indefinite useful life will not be amortized until its useful life is determined to be no longer indefinite. Intangible assets that are amortized will be reviewed for impairment annually and on an interim basis. Any portion of the purchase price allocated to in-process research and development will be charged to expenses immediately upon the consummation of the transaction.

The following unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2002 and for the year ended December 31, 2001 give effect to the transaction as if it had occurred on January 1, 2001 and combine the historical statements of operations of Ceva and Parthus for those periods. Integration costs are not included in the accompanying pro forma condensed combined financial statements.

This pro forma information should be read in conjunction with the respective consolidated historical financial statements (including notes thereto) of Ceva included in this Form 10 and of Parthus included in its annual report on Form 20-F and quarterly report on Form 6-K incorporated by reference herein.

Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Ceva and Parthus and do not incorporate, nor do they assume, any benefits from cost savings or synergies of the combined company. The pro forma adjustments are based on available financial information and certain estimates and assumptions that Ceva believes are reasonable and that are set forth in the notes to the unaudited pro forma condensed combined financial statements.

PARTHUSCEVA, INC. UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
AS OF MARCH 31, 2002

(U.S. DOLLARS IN THOUSANDS)

	Ceva, Inc.	Parthus Technologies Plc	Pro forma adjustments		Pro forma combined
	Historical		References

ASSETS
Current Assets:
Cash and cash equivalents	$—	$115,840	$(26,000)	A,B,E,F	$89,840
Trade receivables, net	8,079	4,241	—		12,320
Other accounts receivable and prepaid expenses	415	2,660	—		3,075
Deferred income tax	240	—	—		240
Inventories	109	522	—		631
Total current assets	8,843	123,263	(26,000)		106,106
Long term lease deposits	185	—	—		185
Severance pay fund	1,160	—	—		1,160
Property and equipment, net	2,066	6,781	—		8,847
Investments	—	4,500	—		4,500
Goodwill and other intangible assets	—	66,783	31,604	C,D	98,387
Total Assets	$12,254	$201,327	$5,604		$219,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$1,141	$4,423	$—		$5,564
Accrued expenses and other payables	1,752	11,984	—		13,736
Related party — DSP Group Inc.	—	—	5,658	O	5,658
Income taxes payable	242	1,961	—		2,203
Deferred revenues	93	3,576	—		3,669
Total current liabilities	3,228	21,944	5,658		30,830
Accrued severance pay	1,173	—	—		1,173
Total liabilities	4,401	21,944	5,658		32,003
Parent company investment	7,833	—	(7,833)	O,P	—
Stockholders’ equity	20	179,383	7,779	B,E,G,H,I,P	187,182
Total Liabilities and Stockholders’ Equity	$12,254	$201,327	$5,604		$219,185

See accompanying notes to unaudited pro forma condensed combined  financial statements.

PARTHUSCEVA, INC. UNAUDITED PRO FORMA CONDENSED
COMBINED  STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

(U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	Ceva, Inc.	Parthus Technologies Plc	Pro forma adjustments		Pro forma combined
	Historical		References

Revenues	$25,244	$40,919	$—		$66,163
Cost of revenues	1,251	12,064	—		13,315
Gross profit	23,993	28,855	—		52,848

Operating Expenses
Research & development, net	5,095	28,578	—		33,673
Marketing & sales	2,911	10,857	—		13,768
General & administration	2,839	7,171	—		10,010
Amortization of goodwill & other intangible assets	—	9,195	623	J,K	9,818
In process research and development	—	10,895	(10,895)	N	—
Amortization of noncash stock compensation	—	1,806	307	L,M	2,113
Restructuring charge	—	765	—		765
Total operating expenses	10,845	69,267	(9,965)		70,147
Income (loss) from operations	13,148	(40,412)	9,965		(17,299)
Financial income, net	462	6,153	—		6,615
Minority interest	—	(100)	—		(100)
Income (loss) before taxes on income	13,610	(34,359)	9,965		(10,784)
Taxes on income	3,255	300	—		3,555
Net income (loss)	$10,355	$(34,659)	$9,965		$(14,339)

Basic and diluted net earnings (loss) per share	$0.52				$(0.27)
Weighted average number of shares of Common Stock used in computation of basic and diluted net earnings (loss) per share (in thousands)	20,000				53,892

See accompanying notes to unaudited pro forma condensed combined financial statements.

PARTHUSCEVA, INC. UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2002

(U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	Ceva, Inc.	Parthus Technologies Plc	Pro forma adjustments		Pro forma combined
	Historical		References

Revenues	$4,096	$10,673	$—		$14,769
Cost of revenues	311	2,517	—		2,828
Gross profit	3,785	8,156	—		11,941

Operating expenses
Research & development, net	1,650	7,230	—		8,880
Marketing & sales	703	2,303	—		3,006
General & administration	693	1,586	—		2,279

Amortization of goodwill & other intangible assets	—	340	2,115	J,K	2,455
Amortization of noncash stock compensation	—	525	3	L,M	528
Loss on disposal of division	—	213	—		213
Total operating expenses	3,046	12,197	2,118		17,361
Income (loss) from operations	739	(4,041)	(2,118)		(5,420)
Financial income, net	18	746	—		764
Income (loss) before taxes on income	757	(3,295)	(2,118)		(4,656)
Taxes on income	242	—	—		242
Net income (loss)	$515	$(3,295)	$(2,118)		$(4,898)

Basic net earnings (loss) per share	$0.03				$(0.09)
Diluted net earnings (loss) per share	$0.02				$(0.09)
Weighted average number of shares of Common Stock used in computation of basic net earnings (loss) per share (in thousands)	20,000				53,892
Weighted average number of shares of Common Stock used in computation of diluted net earnings (loss) per share (in thousands)	21,035				53,892

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO PARTHUSCEVA UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On April 4, 2002, Ceva, Inc. (“Ceva” or “the Company”) entered into an agreement to acquire 100 percent of the outstanding share capital of Parthus Technologies plc. (“Parthus”), an Irish company, in consideration of the issuance of  26,892,216 shares of Ceva’s common stock.

                The total consideration for the acquisition is approximately $322 million (including $5 million of costs related to the acquisition), which will be financed by an issuance of 26,892,216 shares of common stock of the Company. The transaction has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair values at the date the acquisition was completed. Because at the date that the transaction was announced Ceva had no outstanding shares traded in the public market, and  the number of shares issued by Ceva in the transaction was based on the number of Parthus shares issued and outstanding at the time the terms of the transaction were announced, the quoted market price of the Parthus shares outstanding at that time was used to determine the cost of the acquisition. Accordingly, the fair value of the Ceva shares was based on the closing price of the Parthus ADSs on The Nasdaq National Market during the two trading days prior to and subsequent to April 4, 2002. However, the actual number of shares of Common Stock and options to be issued by Ceva will depend on the actual number of ordinary shares of Parthus and Parthus outstanding on the closing date of the acquisition.  Because Ceva had no outstanding shares traded in a public market on the date the transaction was announced, the value of the consideration given was not objectively evidenced. Accordingly, it was determined based upon related authoritative guidance, to set the measurement date for valuing this transaction as the closing price for the ParthusCeva common stock on the first day after the consummation of the transactions. The closing share price of the Parthus ADSs on the Nasdaq National Market on May 30, 2002 was used in this pro forma presentation as the best estimate for the value of the Ceva shares to be issued, as if the consummation of the transactions had occurred at that date. In a similar manner, the number of shares used was number of shares outstanding of Parthus ordinary shares and of Parent common stock at that same date. Due to these differences, the pro forma financial information presented herein is not necessarily indicative of the final cost, which will be determined at the consummation date.

The Ceva options issued in exchange for Parthus options were valued by applying the Black-Scholes valuation model to the Parthus options in accordance with FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation- an Interpretation of APB 25.” The intrinsic value of unvested options of Parthus has been allocated to deferred compensation. Such deferred compensation was deducted from the fair value of the awards in determining the amount of the purchase price. Upon completion of the acquisition, Ceva will determine the final amount of deferred compensation based on the closing price of its Common Stock on the date of completion of the acquisition. The Company has entered into a tax indemnification and allocation agreement with DSP Group, its parent company, pursuant to which DSP Group will be liable for, and will indemnify Ceva for, any federal income tax related to the consolidated tax return of DSP Group for all periods ending on or before the distribution date.  This liability is acounted for as a contingent liability of the purchase price.

The purchase consideration is estimated as follows (U.S. Dollars in thousands):

Common Stock	$289,804
Assumption of Parthus options	31,200
Less — Deferred compensation	(4,225)
Estimated transaction expenses	5,000

Total consideration	$321,779

The preliminary purchase price allocation, which is subject to change based on Ceva’s final analysis, is as follows (U.S. Dollars in thousands):

Tangible assets acquired	$74,544
Intangible assets acquired:
Patents	49,092
Goodwill	49,295
In-process research and development	50,000
Liabilities assumed	(21,944)
Merger and restructuring costs	(4,000)

Total consideration	$196,987

2. PRO FORMA ADJUSTMENTS

The amount of the excess cost attributable to in-process research and development of Parthus is estimated to be approximately $50 million. This amount will be recorded as part of the Company’s research and development expense during the fiscal quarter in which the acquisition is consummated. This expense has not been included in the pro-forma combined condensed statements of operations, as it does not represent a continuing expense.

Adjustments included in the pro forma condensed combined balance sheet and statements of operations are summarized as follows:

(A)  Distribution of $60 million cash to Parthus’ shareholders prior to the acquisition.

(B)   Additional cash investment of $43 million by DSP Group prior to the acquisition (representing the Company’s estimate of the contribution of $40 million plus transaction expenses over $2 million).

(C)   Valuation of Parthus’ intangible assets including $49 million of goodwill and $49 million of patents.

(D)  Elimination of Parthus' current goodwill and other intangible assets from previous acquisitions of $67 million.

(E)   Transaction costs paid by Ceva of  $5 million.

(F)   Transaction costs paid by Parthus of $4 million.

(G)   Elimination of Parthus’ stockholders’ equity accounts of $179 million.

(H)  Shares and options issued upon the acquisition by Ceva valued at $197 million.

(I)    Write-off of estimated acquired in-process research and development of $50 million.

(J)    Elimination of goodwill and patents amortization recorded in Parthus from previous acquisitions of $9.2 million for the year ended December 31, 2001 and $340 thousand for the three month period ended March 31, 2002.

(K)  Amortization of patents (amortized over 5 years) of $9.8 million for the year ended December 31, 2001 and $2.5 million for the three month period ended March 31, 2002.

(L)   Elimination of amortization of deferred stock compensation recorded in Parthus in respect of options exchanged upon consummation of the acquisition of $1.8 million for the year ended December 31, 2001 and $525 thousand for the three month period ended March 31, 2002.

(M) Amortization of deferred stock compensation arising from the options exchanged in the acquisition of $2.1 million for the year ended December 31, 2001 and $528 thousand for the three month period ended March 31, 2002.

(N)  Elimination of in-process research and development recorded in Parthus from previous acquisitions of $10.8 million.

(O)  Conversion of parent company’s investment account in Ceva into an inter-company account between Ceva and DSP Group (its former parent company), to be paid by ParthusCeva to DSP Group as agreed by the parties of $5.7 million.

(P)   Conversion of parent company’s investment account in Ceva into stockholders equity, consisting of the value of property and equipment and inventory assigned by DSP Group upon consummation of the acquisition of $2.2 million.

The pro forma combined stockholders’ equity, after appropriate reclassifications, comprises the following (U.S. Dollars in thousands):

Common stock, $0.001 par value	$54
Additional paid in capital	241,353
Deferred compensation	(4,225)
Accumulated deficit	(50,000)

Total stockholders’ equity:	$311,974

Shares used in the pro forma net loss per share calculation reflect approximately 26.9 million shares of Common Stock of Ceva, Inc. expected to be issued to shareholders of Parthus as if they had been outstanding from January 1, 2001.  Pro forma weighted average number of shares used in computing basic and diluted net loss per share excludes employee stock options outstanding in each period because they are anti-dilutive.

3. SENSITIVITY ANALYSIS:

As explained in Note 1 to these unaudited pro forma condensed combined financial data, the final determination of the purchase price will be calculated based on the closing market price of ParhusCeva's Common Stock at the date of the consumption date of the acquisition.

The following table represents the anticipated Goodwill, Total assets and Total Stockholders equity that would result from different price per share at the date of the closing:

	3	3.5	4	4.5	5
		Price per Parthus ADS
		(US dollars)
Goodwill	$32,226	$65,205	$98,387	$131,688	$165,122
Total assets	153,024	186,003	219,185	252,466	285,920
Stockholders equity	$121,021	$154,000	$187,182	$220,483	$253,917

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Financial Data of Ceva

The following selected consolidated financial data of the DSP cores licensing business of DSP Group transferred to Ceva should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The consolidated statement of income data for 1999 through 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this information statement, which have been audited by Kost Forer & Gabbay, a member of Ernst & Young International, our independent auditors.  The selected consolidated statement of income data for 1997 and 1998 and the selected consolidated balance sheet data as of December 31, 1997 through 1999 are derived from our audited consolidated financial statements not included in this information statement.  The consolidated financial data as of March 31, 2002 and for the three months ended March 31, 2001 and 2002 are derived from unaudited financial statements included elsewhere in this information statement.  We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a relevant presentation of our financial position and operating results for these periods.

The financial information below reflects the separation of the DSP cores licensing business from DSP Group, and is presented as if this business had operated as a separate entity throughout the relevant periods.  This information has been derived from the consolidated financial statements of DSP Group using the historical results of operations and historical bases of assets and liabilities of our DSP cores licensing business.  These historical results may not necessarily be indicative of what our results of operations and financial position would have been had this business operated as a separate company during the periods presented, nor are they an indicator of future performance.

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except share and per share data)					(unaudited)
Consolidated Statement of Income Data:
Revenues:
Licenses and royalties	$6,790	$11,614	$16,249	$19,951	$20,959	$4,810	$3,213
Technical support, maintenance and other	1,975	1,630	1,952	2,959	4,285	1,158	883
Total revenues	8,765	13,244	18,201	22,910	25,244	5,968	4,096
Cost of revenues	288	280	207	410	1,251	266	311
Gross profit	8,477	12,964	17,994	22,500	23,993	5,702	3,785
Operating expenses:
Research and development, net	2,692	3,404	3,230	4,835	5,095	1,207	1,650
Selling and marketing	1,012	1,137	1,997	2,466	2,911	628	703
General and administrative	1,877	2,020	2,480	2,810	2,839	680	693
Total operating expenses	5,581	6,561	7,707	10,111	10,845	2,515	3,046
Operating income	2,896	6,403	10,287	12,389	13,148	3,187	739
Financial income, net	92	174	292	322	462	106	18
Income before taxes on income	2,988	6,577	10,579	12,711	13,610	3,293	757
Taxes on income (benefit)	(397)	359	1,453	3,438	3,255	858	242
Net income	$3,385	$6,218	$9,126	$9,273	$10,355	$2,435	$515
Basic net earnings per share					$0.52	$0.12	$0.03
Diluted net earnings per share					$0.52	$0.12	$0.02
Weighted average number of shares used in computing basic net earnings per share					20,000	20,000	20,000
Weighted average number of shares used in computing diluted net earnings per share					20,000	20,000	21,035

	December 31,					March 31, 2002
	1997	1998	1999	2000	2001
	(in thousands)					(unaudited)
Consolidated Balance Sheet Data
Working capital	$94	$893	$1,173	$411	$1,996	$5,615
Total assets	$2,093	$3,831	$6,915	$9,615	$12,197	$12,254
Total Stockholders’ equity and Parent Company investment	$709	$1,680	$2,556	$2,020	$4,345	$7,853

Selected Historical Financial Data of Parthus

The selected consolidated financial data of Parthus are included in its annual report on Form 20-F for fiscal 2001, filed with the Securities and Exchange Commission on May 17, 2002, and in its report on Form 6-K containing its results for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on April 17, 2002, and are incorporated by reference in this information statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of our DSP cores licensing business assumes that this business had operated as a stand-alone entity for the periods presented.  This discussion does not give effect to the combination of this business with Parthus.

A discussion of the financial condition and results of operations of Parthus is included in its annual report on Form 20-F for fiscal 2001, filed with the Securities and Exchange Commission on May 17, 2002, and in its report on Form 6-K containing its results for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on April 17, 2002, and is incorporated by reference in this information statement.

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this information statement.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this information statement.

Overview

Our DSP cores licensing business develops and licenses designs of programmable digital signal processor (DSP) cores and DSP core-based sub-systems.  A programmable DSP is a special-purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals.  The programmable DSP cores we design are used as the central processors in semiconductor chips made for specific applications.  These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used.  A DSP core-based sub-system incorporates additional hardware blocks required as interfaces from the DSP core for the overall system.

Our product line, first introduced in 1991, consists of a family of five DSP core designs and one DSP core-based sub-system, the XpertTeak, that are sold under the SmartCores brand name throughout the world.  Each of our SmartCores products offers a different balance of high performance, power-efficiency and cost-effectiveness.  Our designs are independent of specific semiconductor manufacturing processes, and can therefore be used by a wide variety of customers.  The DSP cores we design are appropriate for use in both current and emerging applications requiring digital signal processing.  We market our designs as well as a wide array of software and hardware development tools and technical support services.

We license our designs to leading semiconductor companies throughout the world.  These companies incorporate our cores and core-based subsystems into application-specific chips or custom-designed chips that they manufacture, market and sell to original equipment manufacturers (OEMs) of a variety of electronic products.  We also license our designs to OEMs directly.  To date, we have licensed our cores to more than 60 licensees, including leading semiconductor companies and OEMs such as Atmel, Fujitsu, Infineon Technologies, Kawasaki, LSI Logic, Mitsubishi, National Semiconductor, NEC, Oki, Philips Semiconductors, Samsung, Seiko-Epson, Sony and Tower Semiconductors, some of which have multiple licenses with us.  We generate our revenues from license and support fees and from royalties.  Our goal is to establish our licensable DSP cores as the standard in DSP-based chips for high-volume and emerging digital signal processing applications.

For the purpose of separating the DSP cores licensing business and technology activities into an independent company, we were incorporated in Delaware in November 1999 under the name DSP Cores, Inc. as a wholly-owned subsidiary of DSP Group and changed our name to Ceva, Inc. in April 2002.  We have two wholly-owned subsidiaries, DSP Ceva, Inc., a Delaware corporation, and ParthusCeva, Ltd., an Israeli company wholly owned by DSP Ceva.  DSP Ceva holds our intellectual property rights in the United States and conducts our marketing, sales and technical support for our U.S. customers.  In addition to conducting our research and development activities, ParthusCeva, Ltd. is engaged in marketing, sales, technical support and certain general and administrative functions associated with the sale of our products in areas other than the United States.  In addition, we utilize the services of DSP Group and its subsidiaries in Japan and France, for sales and technical support activities for us and their costs are allocated to us under an agreement with DSP Group.

The financial information presented in this information statement and our consolidated financial statements reflect our separation from DSP Group and have been prepared as if the separation of the DSP cores licensing business from DSP Group had been in effect throughout the relevant periods.  The historical consolidated financial statements show the DSP cores licensing business as a carved out entity from the consolidated financial statements of DSP Group, using the historical results of operations and historical bases of assets and liabilities of our DSP cores licensing business as described in this information statement.  This information may not be indicative of our future financial position, results of operations or cash flows, nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented.  The financial information presented in this information statement does not reflect the many significant changes that will occur in our funding and operations as a result of the separation of the DSP cores licensing business from DSP Group and our becoming a stand-alone entity, nor does it give effect to our combination with Parthus.

Critical Accounting Policies and Estimates

Our discussion and analysis of the financial condition and results of operations of our DSP cores licensing business are based upon the consolidated financial statements of this business, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts,  taxes on income, financing operations, warranty obligations and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.  In December 2001, the Securities and Exchange Commission requested that all registrants discuss their “critical accounting policies” in the discussion and analysis of their financial condition and results of operations.  The Securities and Exchange Commission indicated that a “critical accounting policy” is one which is both important to the portrayal of our financial condition and results and requires our management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our significant accounting policies are fully described in Note 2 to our consolidated financial statements.  Not all of these significant accounting policies, however, require management to make difficult, complex or subjective judgements or estimates.  We believe that our accounting policies relating to revenue recognition, business combination, goodwill and other identifiable intangibles described below fit the definition of “critical accounting policies.”

Revenue Recognition

The DSP cores licensing business reports revenue in two categories: licensing and royalties, and technical support and other.  The first, licensing and royalty revenues are derived from the following: (i) licensing revenues from our license agreements; and (ii) royalty revenues when our licensees sell products incorporating our technology.  Technical support and other revenues are derived from providing training, maintenance and technical support services to our customers.  All license, royalties and technical support agreements are denominated in U.S. dollars.  We recognize revenues based upon the country of origin of our licensees.  Therefore, our geographic revenue stream fluctuates from period to period depending upon the country of origin of new license agreements signed and recognized in a given period.

We recognize software revenue in accordance with SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” We periodically consider certain customer arrangements with payment terms extending beyond customary payment terms not to be fixed or determinable.  In addition, we defer revenue associated with long-term customer maintenance contracts.  The value of these contracts is recognized ratably over the length of the customer contract.

Business Combinations

The business combination of Parthus and Ceva requires management to estimate the fair value of the assets acquired and liabilities assumed in the combination. These estimates of fair value are based on our business plan for the entities acquired including redundancies, restructuring, use of assets acquired and assumptions as to the ultimate resolution of obligations assumed for which no future benefit will be received. Should the actual use of assets or resolution of obligations differ from our estimates, revisions to the estimated fair values would be required. If a change in estimate occurs after one year of the acquisition, the change would be recorded in our statement of operations.

Goodwill and Other Identifiable Intangibles

We assess the impairment of goodwill and other identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors we consider important which could trigger an impairment review include the following:

•     Significant under performance relative to expected historical or projected future operating results;

•     Significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•     Significant negative industry or economic trends.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 we will cease amortizing goodwill arising from acquisitions completed prior to July 1, 2001. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. If we determine through the impairment review process that goodwill has been impaired, we would record the impairment charge in our statement of operations.

Results of Operations

Three months ended March 31, 2002 and 2001

Total Revenues

The total revenues for the DSP cores licensing business decreased to $4.1 million in the three months ended March 31, 2002 from $6.0 million in the three months ended March 31, 2001.  This decrease of 32% was due to our decreased revenues from licensing royalty revenues, as well as decreased technical support and other revenues primarily due to the slowdown in the global economy, which affected our ability to sign new license agreements, as well as the number of products shipped by our customers.

We had four customers who generated more than 66% of our revenues in the first three months ended March 31, 2002, with revenues from these four licensees accounting for 29%, 14%, 13% and 10% of total revenues for the DSP cores licensing business.  Revenues from three licensees generated more than 73% of our revenues for the three months ended March 31, 2001, with revenues from these three licensees accounting for 36%, 19% and 18% of total revenues for the DSP cores licensing business in that period.

Licensing and Royalty Revenues

Licensing and royalty revenues decreased in the first quarter of 2002 to $3.2 million from $4.8 million in the same quarter of 2001.  This decrease of 33% was due to decreases in both licensing revenues and royalty revenues.

Licensing Revenues

Licensing revenues for the DSP cores licensing business decreased to $1.8 million in the three months ended March 31, 2002 from $2.9 million in the three months ended March 31, 2001.  The decrease of approximately 39% was due primarily to the recognition of one new license agreement in the first three months ended March 31, 2002 as compared to two new license agreements in the same period in 2001.  We believe our ability to enter into new license agreements in 2002 was particularly hindered by the slowdown in the global wireless and cellular market.

Unit and Prepaid Royalty Revenues

Unit and prepaid royalty revenues were $1.4 million for the three months ended March 31, 2002 and $1.9 million for the three months ended March 31, 2001.  We had nine unit royalty-paying licensees in the three months ended March 31, 2002 and seven in the three months ended March 31, 2001.  The decrease was due to lower quantities of products shipped by our licensees, mostly in the cellular markets, as well as from lower per-unit royalties from some of our license agreements due to volume pricing, which were slightly off-set by higher prepaid revenues in the first quarter of 2002 as compared to 2001.  Royalty-generating licensees reported sales of 22.3 million chips incorporating our technology in the three months ended March 31, 2002 and 29.0 million chips for the three months ended March 31, 2001.

One royalty-generating licensee accounted for more than 18% of the total revenues for the DSP cores licensing business in the three months ended March 31, 2001.

Technical Support and Other Revenues

Technical support and other revenues for the DSP cores licensing business decreased to $0.9 million in the three months ended March 31, 2002 from $1.2 million in the three months ended March 31, 2001.  The decrease of approximately 25% was due primarily to provision of fewer technical support and related services to our licensees in 2002 as compared to 2001, primarily from the slowdown in the global wireless and cellular markets.

Geographic Revenue Analysis

In the three months ended March 31, 2002, revenues for the DSP cores licensing business in the United States represented 32% of total revenues for the DSP cores licensing business, while Japan represented 7%, the rest of Asia represented 10% and Europe and the rest of the world represented 52% of our total revenues.  In the three months ended March 31, 2001, United States revenues represented 45% of the total revenues, while Japan represented 21%, the rest of Asia represented 20% and Europe and the rest of the world represented 14% of this revenue.

Cost of Revenues

Cost of revenues for the DSP cores licensing business was $311,000 in the three months ended March 31, 2002, as compared to $266,000 in the three months ended March 31, 2001.  The increase of approximately 17% in cost of revenues is primarily due to a slight increase in the number of our technical support personnel in order to better support our customers.  Cost of revenues for the DSP cores licensing business accounted for 8% of total revenues in the DSP cores licensing business for the three months ended March 31, 2002, as compared to 4% of total revenues for the three months ended March 31, 2001.  The increase was primarily due to our lower revenues in the three months ended March 31, 2002, as compared to the same period in 2001.  The above resulted in total gross profits of 92% and 96% for the first quarters ended March 31, 2002 and 2001, respectively.

Research and Development Expenses, Net

Research and development expenses for the DSP cores licensing business, net of related research grants we received from the Office of Chief Scientist magnet programs, were $1.6 million in the three months ended March 31, 2002 as compared to $1.2 million in the three months ended March 31, 2001.  In the three months ended March 31, 2002, we recorded $239,000 in research grants from the magnet programs for the DSP cores licensing business.  In the three months ended March 31, 2001, we recorded $97,000 in these research grants.  We have no obligation to pay royalties on the intellectual property developed using these research grants, and all monies received are non-refundable.  The increase of approximately 25% in research and development expenses in 2002, as compared to 2001, was mainly due to an increase in engineering personnel by 13% and to our investment in the development of our new XpertTeak platform.  Research and development expenses as a percentage of total revenues within the DSP cores licensing business was 40% in the three months ended March 31, 2002 as compared to 20% in the three months ended March 31, 2001.  The increase was primarily due to our lower revenues in the three months ended March 31, 2002, as compared to the same period in 2001.

Sales and Marketing Expenses

Sales and marketing expenses for the DSP cores licensing business increased by 12% to $703,000 in the three months ended March 31, 2002 from $628,000 in the same quarter in 2001.  This increase was due primarily to an increase in the number of sales and marketing personnel as a result of increased sales and marketing efforts.  Sales and marketing expenses as a percentage of total revenues for the DSP cores licensing business were 17% in the three months ended March 31, 2002 as compared to 11% in the three months ended March 31, 2001. The increase was primarily due to our lower revenues in the three months ended March 31, 2002, as compared to the same period in 2001.

General and Administrative Expenses

General and administrative expenses for the DSP cores licensing business were $693,000 in the three months ended March 31, 2002 as compared to $680,000 in the three months ended March 31, 2001.  General and administrative expenses as a percentage of total revenues for the DSP cores licensing business were 17% in the three months ended March 31, 2002, as compared to 11% in the three months ended March 31, 2001.  General and administrative expenses consisted mainly of allocated employee, accounting, legal, facility and maintenance costs.

Financial Income, Net

Financial income, net, for the DSP cores licensing business was $18,000 for the three months ended March 31, 2002, as compared to $106,000 for the three months ended March 31, 2001.  This decrease was due primarily to our lower net income for the three months ended March 31, 2002, as compared to the same period in 2001.

Taxes on Income

The DSP cores licensing business had an effective tax expense of $242,000 and $858,000 for the three months ended March 31, 2002 and 2001, respectively.  The effective tax expense in the first quarter of 2002 was lower than the effective tax expense in 2001 due to a lower percentage of revenues generated in the United States, which are subject to higher tax rates than revenues earned elsewhere, which benefit from Israeli tax holiday treatment and tax-exempt income status.  Revenues generated in the United States represented 32% of the total revenues for the DSP cores licensing business for the three months ended March 31, 2002 as compared to 45% of total revenues for the three months ended March 31, 2001.

Years Ended December 31, 2001 and 2000

Total Revenues

Total revenues for our DSP cores licensing business were $25.2 million in 2001 as compared to $22.9 million in 2000.  This increase of 10% was primarily the result of an increase in revenues from new licensees of our technology and higher number of technical support agreements.

Licensing and royalty revenues for the DSP cores licensing business accounted for 83% of the total revenues for the DSP cores licensing business in 2001 as compared to 87% of the total revenues in 2000.  Technical support and other revenues in the DSP cores licensing business accounted for 17% of the total revenues for the DSP cores licensing business in 2001 as compared to 13% of the total revenues in 2000.  Revenues from three of our licensees for the DSP cores licensing business accounted for 24%, 15% and 14% of the total revenues for the DSP cores licensing business’ total revenues in 2001.  Revenues from one of our licensees from the DSP cores licensing business accounted for 18% of the total revenues for the DSP cores licensing business’ total revenues in 2000.

Licensing and Royalty Revenues

Licensing and royalty revenues increased in 2001 to $21.0 million from $20.0 million in 2000.  This increase of 5% was due to an increase in licensing and royalty revenues that was slightly off-set by a slight decrease in royalty revenues.

Licensing Revenues

Licensing revenues for the DSP cores licensing business increased by 9% to $13.7 million in 2001 from $12.6 million in 2000 due primarily to more revenue received from certain of our agreements in 2001 as compared to 2000.

Unit and Prepaid Royalty Revenues

Unit and prepaid royalty revenues for the DSP cores licensing business in 2001 were $7.3 million, as compared to $7.4 million in 2000, representing a slight decrease of 1%.  Our royalty-paying licensees reported sales of 79.2 million units of DSP core-based chips incorporating our DSP core technology in 2001, as compared to 111.3 million units in 2000.  To date, a majority of the royalties for our DSP cores licensing business have been from PineDSPCores and OakDSPCores.  In the year 2001, our first TeakLite DSP Core licensee started to ship products utilizing our TeakLite technology, and 47% of our total unit and prepaid royalties in 2001 were generated from the agreement with this TeakLite DSP core licensee, which generates higher royalty revenues than our license agreements for Pine and Oak Cores.  In the future, we expect more of the royalties for our DSP cores licensing business to be derived from our newer products, Teak, TeakLite and PalmDSPCore.

Technical Support and Other Revenues

Technical support and other revenues for the DSP cores licensing business increased to $4.3 million in 2001 from $2.9 million in 2000, representing an increase of 48%.  This growth was driven mainly by the increasing number of technical support agreements we entered into with our licensees and the broader offering of applications, services and development tools we licensed in 2001.

Geographic Revenue Analysis

In 2001, revenues generated in the Unites States for the DSP cores licensing business represented 43% of its total revenues, while Japan represented 13%, the rest of Asia represented 16% and Europe and the rest of the world represented 28%.  In 2000, revenues generated in the United States represented 52% of total revenues for the DSP cores licensing business, while Japan represented 15%, the rest of Asia represented 12% and Europe and the rest of the world represented 21%.  The decrease in the revenues generated in the United States was due primarily to fewer licensing deals signed with U.S. companies and recognized in 2001 as compared with 2000.

Cost of Revenues

Cost of revenues for the DSP cores licensing business increased significantly to $1.3 million in 2001 from $0.4 million in 2000.  The increase was primarily due to an increase in support personnel of 233% for our DSP cores licensing business, as our business grew and we began to provide more support to our licensees.  We expect the cost of revenues for our DSP cores licensing business to increase in the future as we continue to expand our technical support services for the DSP cores licensing business.  Cost of revenues accounted for 5% of the total revenues in 2001, as compared to 2% of the total revenues in 2000.

Research and Development Expenses, Net

Research and development expenses, net, for the DSP cores licensing business increased by 6% to $5.1 million in 2001 from $4.8 million in 2000.  Research and development costs for the DSP cores licensing business are net of related research grants from the Office of Chief Scientist magnet programs in Israel.  In 2001 and 2000, we recorded $542,000 and $578,000, respectively, in these research grants from the magnet programs.  We have no obligation to pay royalties on the intellectual property developed using these grants, and all monies received are non-refundable.  The increase of approximately 6% in research and development expenses for the DSP cores licensing business in 2001 as compared to 2000 primarily resulted from a slight increase in engineering personnel.  We intend to continue to expand our research and development efforts to focus on the development of DSP cores with high performance, low power consumption and manufacturing process independence, while maintaining compatibility with our existing DSP cores products.  Research and development expenses for the DSP cores licensing business, as a percentage of the total revenues for the DSP cores licensing business were 20% in 2001 as compared to 21% in 2000.

Sales and Marketing Expenses

Sales and marketing expenses for the DSP cores licensing business increased to $2.9 million in 2001 from $2.5 million in 2000.  The increase of approximately 16% in sales and marketing expenses in 2001 as compared to those in 2000 was primarily due to an increase in commissions paid to our sales representatives.  In addition, we incurred higher facility and overhead costs for the services we used from DSP Group’s Japanese subsidiary, Nikon DSP K.K., which provides marketing and sales services for our DSP cores licensing business in Japan, and an increase in our market data research and communications efforts.  Sales and marketing expenses as a percentage of total revenues for the DSP cores licensing business were 12% in 2001 and 11% in 2000.

General and Administrative Expenses

General and administrative expenses for our DSP cores licensing business were $2.8 million in both 2001 and 2000.  General and administrative expenses as a percentage of total revenues for the DSP cores licensing business decreased to 11% in 2001 from 12% in 2000.  The decrease was due to higher total revenues in 2001 as compared to 2000.

Financial Income, Net

Financial income, net for our DSP cores licensing business was $462,000 in 2001 as compared to $322,000 in 2000.  This increase of 43% was due to higher levels of working capital and higher accounts receivable, as well as from higher net income in our DSP cores licensing business from operations.

Provision for Income Taxes

The effective tax rate was 24% in 2001 as compared to 27% in 2000.  The decrease in the effective tax rate for the DSP cores licensing business was primarily due to a lower percentage of total revenues generated in the United States, which are subject to higher tax rates than revenues earned elsewhere which benefit from Israeli tax holiday treatment and tax-exempt income status.  Revenues generated in the United States represented 43% of total revenues for the DSP cores licensing business in 2001 as compared to 52% of total revenues in 2000.  If our United States revenues increase in the future, our effective tax rate may increase as well.

Years Ended December 31, 2000 and 1999

Total Revenues

Total revenues for the DSP cores licensing business were $22.9 million in 2000, as compared to $18.2 million in 1999.  This increase of approximately 26% was primarily due to increases in licensing revenues, as well as an increase in royalty revenues.

Licensing and royalty revenues accounted for 87% of the total revenues in the DSP cores licensing business in 2000 as compared to 89% of those total revenues in 1999. Technical support and other revenues accounted for 13% of the total revenues in 2000 for the DSP cores licensing business as compared to 11% of total revenues in 1999.  Revenues from one of our licensees accounted for 18% of the total revenues in 2000, while revenues from four of our licensees accounted for 15%, 12%, 11% and 10% of those total revenues in 1999.

Licensing and Royalty Revenues

Licensing and royalty revenues increased in 2000 to $20.0 million from $16.2 million in 1999.  This increase of 23% was due to an increase in both licensing and royalty revenues.

Licensing Revenues

Licensing revenues for the DSP cores licensing business increased by 21% from $10.4 million in 1999 to $12.6 million in 2000, due primarily to an increased number of licenses of our newer DSP cores products.

Unit and Prepaid Royalty Revenues

Unit and prepaid royalty revenues for the DSP cores licensing business increased by 26% to $7.4 million in 2000 as compared to $5.9 million in 1999.  Royalty-generating licensees of our DSP cores reported sales of approximately 79.2 million units of microprocessors incorporating our technologies in 2000 as compared to approximately 55.3 million units in 1999.  Our unit and prepaid royalty revenues increased by 38% in 2000 as compared to 1999.

Technical Support and Other Revenues

Technical support and other revenues increased by 45% to $2.9 million in 2000 from $2.0 million in 1999.  This increase was due primarily to a different mix and pricing for technical support services and the broader offering of development tools associated with our licenses as well as a higher number of technical support agreements in 2000 as compared to 1999.

Geographic Revenue Analysis

In 2000, revenues generated in the United States represented 52% of the total revenues for the DSP cores licensing business, while Japan represented 15%, the rest of Asia represented 12% and Europe and the rest of the world represented 21% of these total revenues.  In 1999 revenues generated in the United States represented 25% of the total revenues for the DSP cores licensing business, while Japan represented 37%, the rest of Asia represented 9% and Europe and the rest of the world represented 29% of these total revenues.

Cost of Revenues

Cost of revenues for the DSP cores licensing business was $410,000 in 2000, as compared to $207,000 in 1999.  This increase of approximately 98% was due to the addition to our technical support staff of a third member.  Cost of revenues accounted for 2% of the total revenues in 2000 for the DSP cores licensing business as compared to 1% of these revenues in 1999.

Research and Development Expenses, Net

Research and development expenses for the DSP cores licensing business increased to $4.8 million in 2000 from $3.2 million in 1999.  Research and development costs for the DSP cores licensing business are net of related research grants from the Office of Chief Scientist magnet programs in Israel. In 2000, we received $578,000 in these research grants, and in 1999 we received $70,000 in grants.  We have no obligation to pay royalties on the intellectual property developed using these grants, and all monies received are non-refundable.  The 50% increase of our research and development expenses in 2000, as compared to 1999, was primarily due to an approximate 32% increase in the number of engineering personnel, as well as from higher expenses associated with mask charges for our Teak and TeakLite DSP Cores’ development chips.   Research and development expenses for the DSP cores licensing business, as a percentage of the total revenues for the DSP cores licensing business were 21% in 2000 as compared to 18% in 1999.

Sales and Marketing Expenses

Sales and marketing expenses for the DSP cores licensing business increased to $2.5 million in 2000 from $2.0 million in 1999.  This increase of 25% was due primarily to an increase in the compensation paid to our sales and marketing personnel .  The increase in expenses was also attributed to our increased sales and marketing efforts, including travel expenses and higher facility costs.  Sales and marketing expenses for the DSP cores licensing business were 11% of its total revenues in both 2000 and 1999.

General and Administrative Expenses

General and administrative expenses for the DSP cores licensing business increased to $2.8 million in 2000 from $2.5 million in 1999.  This increase of 12% was primarily due to an increase in accounting, tax and legal professional expenses we incurred with respect to preparations for the proposed separation of the licensing division from DSP Group, including the tax planning and filing of an application with the tax authorities in both Israel and the United States in order to receive a tax-free ruling for the separation.  General and administrative expenses for the DSP cores licensing business, as a percentage of the total revenues for the DSP cores licensing business decreased slightly to 12% in 2000 from 14% in 1999.

Financial Income, Net

Financial income, net was $322,000 in 2000 as compared to $292,000 in 1999.  This increase of 10% was primarily due to higher levels of working capital and accounts receivable, as well as from higher net income in our DSP cores licensing business operations.

Provision for Income Taxes

The effective tax rate for our DSP cores licensing business was 27% in 2000 as compared to 14% in 1999.  The higher tax rate in 2000 was due to a higher percentage of total revenues generated in the

United States, which are subject to higher tax rates than revenues earned elsewhere which benefit from Israeli tax holiday treatment and tax-exempt income status.  Revenues generated in the United States for the DSP cores licensing business represented 52% of the total revenues in 2000 as compared to 25% of total revenues in 1999.

Liquidity and Capital Resources

Prior to the separation of the DSP cores licensing business from DSP Group, all of the year end available cash from these operations was transferred to DSP Group.  As part of the assets contributed to us in the separation, DSP Group also contributed a total of the sum of $40 million as initial working capital plus cash equal to the amount by which the transaction costs of the separation and combination exceed $2 million.

Operating activities for the DSP cores licensing business provided net cash of $9.5 million in 2001, $10.6 million in 2000 and $9.1 million in 1999.  Cash generated from operations in all three years was primarily from net income, and, in 2000 and 1999, the corresponding increases in income tax liabilities were additionally offset by increases in trade receivables. In 2001, our net income was mainly offset by the increase in our trade receivables.  Net cash used during the three months ended March 31, 2002 for operating activities for the DSP cores licensing business was $3.0 million, as compared to $2.8 million of net cash provided by operating activities for the three months ended March 31, 2001. Cash used by the DSP cores licensing business during the three months ended March 31, 2002 was primarily due to lower income, a decrease in income tax payable and a 2001 bonus payments to employees.  Cash generated during the three months ended March 31, 2001 was primarily from net income and the decrease in trade receivables, which was off-set by decreases in income tax payable.

Cash flow from operations of the DSP cores licensing business has been used to fund our working capital requirements as well as property and equipment expenditures which to date have been relatively low due to the fact that the DSP cores licensing business model requires no manufacturing facilities.  Capital equipment purchases of computer hardware and software used in engineering development in the DSP cores licensing business, the company vehicles, furniture and fixtures amounted to approximately $1.5 million in 2001, $696,000 in 2000 and $832,000 in 1999.  Capital expenditures for the DSP cores licensing business were $56,000 during the three months ended March 31, 2002, as compared to $691,000 during the three months ended March 31, 2001.  The high level of expenditures in 2001 as compared to 2000 and to 1999 was due to investments in new software for the design of our next generation of DSP cores for our research and development team.

In the future, we may invest significantly in purchasing new engineering tools for the DSP cores licensing business and renewing current engineering software licenses that we shared with DSP Group prior to the separation.  We also may invest in integrating our management, accounting, sales and technical support systems and software with those of Parthus.  Additionally, as our business expands, we may need to devote increasing amounts of cash to fund working capital needs, principally for the anticipated increases in headcount and office space expansion.

Future capital requirements for the DSP cores licensing business will depend on a number of factors, including the timing and rate of the expansion of the business of the new combined company.  We anticipate a substantial increase in our capital expenditures for the combined company to support anticipated growth in operations, purchases of hardware and software for research and development and increases in personnel.  We believe that current working capital and cash flow from operations of the combined company will provide sufficient capital to fund our operations for the next 12 months.  We cannot assure you, however, that the underlying assumed levels of revenues and expenses will prove to be accurate.  We may need to raise additional funds through public or private financing or other arrangements in order to:

•    support more rapid expansion of the business of the new combined company than we currently anticipate;

•    develop and introduce new or enhanced DSP core designs or services;

•     respond to competitive pressures;

•     invest in or acquire complementary businesses or technologies; or

•     respond to unanticipated requirements or developments.

We cannot be certain that external financing will be available to us when we need it on favorable terms, if at all.  If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result.  Future debt financings could involve restrictive covenants that may limit our ability to manage and grow our business.  If sufficient funds are not available, we may not be able to introduce new or enhanced DSP core designs or related services, expand our operations or compete effectively in any of our markets, any of which could materially harm our business, financial condition and results of operations.

Seasonality

We have experienced seasonal variations in the operating results of our DSP cores licensing business.  Historically it has generated more licensing and prepaid royalty revenues in the last quarter of the fiscal year, which we believe may be due to our licensees’ desire to exhaust their year-end budgets as well as prepare for the next year’s new design trends.  Therefore, licensing and prepaid royalty revenues for the DSP cores licensing business may continue to be higher in the fourth quarter, which could result in our revenues being flat or slightly down in the subsequent fiscal first quarter.  See also “Risk Factors.” We depend on a relatively small number of licensees in each particular period and our inability to enter into new license agreements in a specific period, as well as other factors, could cause our operating results to fluctuate significantly, which may affect our stock price.”

Israeli Taxation and Investment Programs

Our DSP cores licensing business operations have been granted Approved Enterprise status under Israeli law under four separate investment plans which were assigned to us from DSP Group in the separation, and one plan approved for our activities.  According to the provisions of such Israeli plans, we have chosen to enjoy “alternative plan benefits,” which provide for tax exemption in Israel instead of receipt of governmental grants.  Accordingly, our Israeli subsidiary, ParthusCeva, Ltd.’s income from an Approved Enterprise is tax-exempt for a period of two or four years, and is subject to a reduced corporate tax rate of 10% or 25% for an additional period of six or eight years.  In addition, by virtue of related Israeli law, ParthusCeva, Ltd. is entitled to claim accelerated rates of depreciation on equipment used by an Approved Enterprise during the first five tax years from the beginning of use of the equipment.  We are currently being taxed under the 10% tax bracket for our DSP cores licensing business operations outside of the United States.  The period of tax benefits is subject to limits of the earlier of 12 years from the commencement of production, or 14 years from receiving the approval and are scheduled to gradually expire starting in 2005 through 2009.  To maintain ParthusCeva, Ltd.’s eligibility for these tax benefits, we must continue to meet several conditions, including making specified investments in fixed assets and equity funding.  However, even if we meet these conditions, these programs and tax benefits may not continue in the future at their current levels or at any level, and if we fail to comply with these conditions in the future, the benefits received could be cancelled, we may be required to refund tax benefits already received, and we could be required to pay increased taxes.

We also receive funding as part of our participation in research programs supported by the Office of Chief Scientist operated by Israel’s Ministry of Industry and Trade.  We have received $542,000 of royalty-free magnet grants in 2001, $578,000 in 2000 and $70,000 in 1999.  The Israeli government has reduced the benefits available under these programs in recent years and has indicated that it may reduce or eliminate these benefits in the future.

Quantitative and Qualitative Disclosures About Market Risk

As a significant part of both the revenues and expenses of our business are denominated in U.S. dollars, we have experienced only insignificant foreign exchange gains and losses to date.  However, although we have not done so to date as part of the DSP cores licensing business, because recent increases in the volatility of the exchange rate of the NIS versus U.S. dollar could have an adverse effect on the expenses that we incur in the State of Israel, we may hedge part of the risk of a devaluation of the NIS in the future.  We will ensure that options contracts meet the requirements of cash flow hedges, as defined by SFAS No. 133 (as discussed further below), and are all effective as hedges of these expenses.  Such amounts will be recorded in earnings in 2002.

BUSINESS

Overview

ParthusCeva licenses to semiconductor companies and electronic equipment manufacturers complete, integrated intellectual property solutions that enable a wide variety of electronic devices.  Our programmable DSP cores and application-level IP platforms power wireless connectivity, handheld devices, consumer electronics products, GPS devices, consumer audio products and automotive applications.  We intend to license highly integrated system solutions consisting of our IP platforms built around our DSP cores technology, while also continuing to license our DSP cores and IP platforms as stand-alone offerings.  ParthusCeva was formed in             , 2002 through the combination of Ceva, the former DSP cores licensing business of DSP Group, founded in 1991, and Parthus, a provider of platform-level IP for the consumer electronics market, founded in 1993.

Our DSP cores licensing business (formerly the business of Ceva) develops and licenses designs of programmable DSP cores and DSP core-based sub-systems.  A programmable DSP core is a special-purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals.  These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used.  A DSP core-based sub-system incorporates additional hardware blocks required as interfaces from the DSP core for the overall system.

Our platform-level IP business (formerly the business of Parthus) develops semiconductor intellectual property for a range of consumer electronic products and licenses this technology to semiconductor manufacturers and OEMs.  Our portfolio of IP platforms spans broadband and local area wireless connectivity as well as key application IP including multimedia, location and technologies and smartphone/handheld technologies.  The intellectual property we license can take the form of schematics and designs for silicon chips and circuitry and software to perform particular functions on those chips.  In addition, we also sell finished modules (which we refer to as Hard IP) to these customers.

We believe that the continuing evolution of the wireless and consumer electronics market has created significant demand for semiconductor intellectual property providers that can add greater value by delivering complete system solutions that combine DSP processor cores with application-specific IP platforms (such as analog, mixed-signal, digital baseband and software). We anticipate that our approach will permit our customers to introduce feature-rich products while simultaneously minimizing their development cost, risk, complexity and time to market.

Industry Background

Semiconductors, the key building blocks of electronic products, are devices that permit the controlled flow of electronic signals.  An integrated circuit is a semiconductor that combines a number of individual electronic circuits, each of which performs a particular function.  Continuous improvements in semiconductor design have led to smaller, more complex integrated circuits that perform a wide range of functions. As the performance of semiconductors has improved and their size, cost, and power consumption have decreased, they have been used in an increasing number of applications, including telecommunications systems, automotive electronics, audio and video devices and a range of other consumer electronics products.  Rising consumer expectations have increased the demand for more frequent introductions of high-performance semiconductors with lower power consumption and enhanced functionality.

System-on-a-Chip

Semiconductor manufacturing processes have advanced significantly in recent years to allow a substantial increase in the number of circuits placed on a single chip.  At the same time, requirements for increased product functionality, higher performance and lower cost have driven demand for such system-level integration. Through this integration, complete electronic systems containing both analog and digital functions are combined on a single silicon chip, known as a system-on-a-chip.  A typical system-on-a-chip incorporates a processor (such as a DSP core or a general purpose processor), memory, input/output devices and other specific components, as well as software.

The increased complexity of system-on-a-chip design and manufacturing requires a high level of design resources to fully capitalize on the improvements in semiconductor manufacturing technology and to maximize functionality.  Designers’ capabilities and semiconductor companies’ internal design resources have not kept pace with the advances in this technology.  As a result, chip manufacturers are facing a growing “design gap” between their increasing manufacturing potential and needs and their limited chip design capabilities.

Semiconductor Intellectual Property

To address this “design gap,” many semiconductor designers and manufacturers are increasingly choosing to license proven intellectual property components, such as processor cores and application-specific IP from third parties, rather than to develop those technologies internally.  By relying on third parties for the most advanced designs of specialized components, system-on-a-chip designers and manufacturers can create differentiated products while reducing their development costs, complexity, risk and time to market.

The creation of licensable, re-useable design components, which we refer to as third-party semiconductor intellectual property (SIP), is a relatively new and emerging trend in the semiconductor market.  According to Gartner-Dataquest, the market for semiconductor intellectual property was $892 million in 2001, representing a 25% year-on-year growth from 2000.

Semiconductor intellectual property providers have traditionally delivered intellectual property blocks only for digital functions and only for individual components with a relatively narrow function, referred to as block-level IP. The continuing evolution of electronic products has created significant demand for semiconductor intellectual property providers that add greater value by offering complete, integrated analog and digital systems, as well as software, which we refer to as platform-level IP. We believe that this approach provides semiconductor companies and electronic product manufacturers with several key advantages, including improved time to market and a reduction in the risks, costs and complexities in bringing new products and technologies to market.

Digital Signal Processor Cores

A key piece of semiconductor IP in the computer chips driving many electronic products is the DSP core, which processes the digital data derived from converted analog signals.  Once a signal (such as the human voice) has been converted to digital form, a DSP core is used to analyze, manipulate and enhance the data.  The signal can then be transmitted over a network (such as the cellular telephone network), compressed and stored (such as in answering machines) or recognized as a command (such as through voice recognition).  Digital signal processing is used in many fields, including telecommunications, speech and music processing, imaging, medicine and seismology.  As the number of electronic devices that require the processing of digital data has grown, so has the demand for reliable DSP cores.

As illustrated in the diagram below, a DSP-based system-on-a-chip includes several components.  The DSP core controls the processing of the chip and uses mathematical calculations to process information.  Other parts of the system-on-a-chip include data memory components, which host the data before and after it is processed by the DSP core, and the program memory component, which stores the software used to operate the DSP core.  A chip designer may add its own specific proprietary technology to provide differentiated functionality (such as special functions and input/output electronics, which control the transfer of data between the DSP core and other electronic devices that are connected to the chip), referred to as “logic” and “input/output” in the diagram below.

Programmable DSP cores are instructed by software programs to process ultra-fast mathematical calculations, including addition, subtraction and multiplication.  The math-intensive signal processing performed by the DSP core is generally used for data compression, error correction, voice recognition and security.

A programmable DSP-based design allows the same chip to be programmed and reprogrammed with different software and used for several generations and different applications of products, which reduces the internal development costs for manufacturers and allows them to differentiate their products through varying the software functionality.  In addition, a programmable approach allows for “field upgrades” of the technology, such as replacement of software through remote downloading, rather than physical removal and replacement of the entire chip.

According to Forward Concepts, a market research firm, worldwide programmable DSP chip shipments have increased from $4.4 billion in 1999 to $6.1 billion in 2000 and decreased to $4.3 billion in 2001.  Forward Concepts predicts that this market will grow at a compound annual rate of 18% from 2000 to 2005.

Licensable DSP cores are typically licensed to semiconductor companies or directly to system OEMs.  By using licensable DSP cores, manufacturers of ASSPs (application-specific standard products, which are off-the-shelf chips targeted to a specific type of application for a broad range of system OEMs) and ASICs (application-specific integrated circuits, which are chips that are customized to meet a specific customer’s needs) have multiple sources of DSP technology, thereby enabling competition among their chip suppliers as well as a wider variety of more differentiated products.

The manufacturers of DSP-based system-on-a-chip face a “make or buy” dilemma—whether to develop a given DSP chip design or to license it from a third party.  Internal development of a DSP core requires considerable design resources and specialization, which many semiconductor companies do not have.  In today’s rapidly evolving markets, the scarcity of engineering talent means that it is usually not cost-effective for most semiconductor companies and designers to devote the engineering resources necessary to develop complicated components such as a programmable DSP core.  Therefore, companies may concentrate on the integration of software, hardware and embedded memory, and rely on licensing other intellectual property, such as DSP cores, from third parties.

Licensing also offers a substantial time-to-market advantage, which in most cases is a crucial factor for a manufacturer’s competitive market positioning.  Further, the licensee can choose the method and source of chip production.  This is a significant advantage for the licensee, as a licensed chip can easily be produced by several manufacturers, eliminating its upon a single source of chip production.

End Markets

Third-party semiconductor intellectual property is licensed and deployed by semiconductor companies and electronic equipment manufacturers serving a wide variety of high-volume end markets.  These include the markets for:

•                       Second-generation (2G), “second-and-a-half”-generation (2.5G) and third-generation (3G) cellular telephones—cellular telephones that combine voice communications and high-speed data transmission capabilities permitting access to the Internet and other advanced features;

•                       Internet-enabled personal digital assistants, or PDAs—hand-held devices that incorporate electronic calendars, address books and remote access to the Internet and other data networks;

•                       “Intelligent” pagers—personal paging devices that incorporate advanced data communications features, such as access to e-mail, news, weather and stock quotes;

•                       Global positioning system (GPS) devices—devices used in automobiles, wireless connections for personal computers and industrial controls accessed through wireless Internet connections;

•                       Other internet devices—products such as laptop computers, set-top boxes, Internet appliances and gaming consoles, which are increasingly connected to the Internet via either broadband wireless technologies or wireless local area network (W-LAN) technologies;

•                       Hard drive controllers—the devices which control the reading and writing of data for personal computers;

•                       voice over packet products, such as voice-over Internet Protocol (VoIP) and voice-over digital subscriber line (VoDSL) applications;

•                       wireline telecommunications applications, such as digital subscriber line (DSL) applications;

•                       automotive applications;

•                       consumer audio devices, such as MP3 players; and

•                       digital still cameras.

Products such as these require state-of-the-art functionality, but generally must also be easy to use and convenient in terms of both size and battery life. Providers of semiconductor intellectual property help address these requirements by focusing on integrated circuit technology that:

•                       permits high-data-rate communications in conformity with industry standards;

•                       allows the integration of more advanced features at reasonable prices by combining functions on a single system-on-a-chip; and

•                       helps speed time to market by reducing product development time through design reuse.

The ParthusCeva Solution

We offer complete, open, integrated solutions for semiconductor manufacturers and OEMs, comprising wireless communication, application and multimedia IP platforms built around our DSP processor core architectures.  Our IP licensing business model, including royalties, offers a scalable business with multiple revenue streams and solid gross margins.

Our DSP cores licensing business develops and licenses designs of programmable DSP cores.  These designs are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used.  Our designs are independent of specific semiconductor manufacturing processes, and can therefore be used by a wide variety of customers.  The DSP cores we design are appropriate for use in both current and emerging applications requiring digital signal processing.  We market our technology and designs as well as a wide array of software and hardware development tools and technical support services.  We license our DSP core designs to leading semiconductor companies throughout the world.  These companies incorporate our designs into application-specific chips or custom-designed chips that they manufacture, market and sell to OEMs of a variety of electronic products.  We also license our designs to OEMs directly.

Our IP platforms licensing business develops highly integrated semiconductor intellectual property solutions that are crucial to the cost-effective implementation of new generations of consumer electronic devices, including mobile-Internet products.  Our IP platforms enable a range of wireless devices that are used by individuals to communicate, transact business and access information easily, flexibly and affordably.  Our extensive intellectual property portfolio covers broadband wireless solutions (2G, 2.5G, 3G), wireless local area networking solutions (802.11, Bluetooth) and key application and multimedia solutions (including audio, multimedia, GPS and smartphone technologies).  We make our intellectual property available to our customers under licenses, as part of development projects or in silicon chip form.

The key benefits we offer our licensees include:

•                       An extensive IP portfolio.  Our IP portfolio spans the bulk of mobile Internet, wireless application and multimedia technologies, as well as a suite of programmable DSP cores. This portfolio often allows us to provide a customer with the required solution with reduced development cost, complexity and risk, therefore reducing the customer’s time to market.

•                       The ability to deliver complete system solutions.  Our broad IP portfolio allows us to provide our customers with complete solutions at the system level, including application-specific IP platforms and general-purpose DSP cores.  Our company combines market-leading DSP architectures with a top supplier of complete platform level-IP solutions, which we believe strongly positions us to become a leading supplier of open-standard IP solutions to the industry.

•                       Flexible IP deployment and support.   To meet specific customer circumstances and requirements, we intend to offer system-level solutions composed of our IP platforms built around our DSP cores, as well as to license our platforms and cores as stand-alone offerings.  We make our solutions available in the form of licensed intellectual property rights, dedicated development projects, or “hard IP” embodied in silicon chips or circuit boards. In addition, we offer our licensees specialized intellectual property integration support. We believe that this flexibility facilitates the adoption and integration of our intellectual property.

•                       Leading-edge technology.   Our relationships with a number of leading semiconductor companies and OEMs help to assure that we are developing additional intellectual property that meets market requirements as they evolve. A number of our employees also participate actively in international standards-setting bodies in order to influence and learn about new technological developments.

•                       The ability to provide a production-ready solution.   We fully test the platforms and DSP cores we provide so that they are ready for product integration. In addition, we have strategic relationships with several leading semiconductor foundries, including STMicroelectronics, Taiwan Semiconductor Manufacturing Company and United Microelectronics Corporation (UMC), under which these foundries manufacture chips to our design. Further, under our agreement with UMC, we have reserved capacity in its production facilities. These relationships allow us to assure our customers access to low-cost production.

•                       A diverse and experienced research and development staff.   We have more than 330 employees engaged in product development in a broad range of areas, including analog, digital, software, mixed-signal and digital signal processing technology. We believe that the breadth of knowledge, experience, and stability of our workforce allow us to provide better and faster services to our customers, and to maintain and develop our core intellectual property efficiently.

Strategy

The combination of Parthus and Ceva will position us to address what we believe to be two of the major converging trends in our industry. First, we believe that our industry is moving towards open-standard processor architectures and away from traditional proprietary solutions. Second, we believe that increased semiconductor product complexity and demands for reduced time-to-market have led more companies to decide to license complete platform level-IP solutions, rather than licensing individual components from multiple suppliers. ParthusCeva will combine market-leading DSP architectures with an established, leading supplier of complete platform level IP solutions.  We believe ParthusCeva will be well positioned to take full advantage of these major industry shifts and become a leading supplier of open-standard DSP solutions to the industry.

Our goal is to extend our leadership in programmable DSP cores and platform-level IP solutions.  To meet these goals we intend to:

•                       Provide an integrated solution.  We seek to maximize the competitive advantage provided by our ability to offer an integrated IP solution—including communications, applications and multimedia IP built around our DSP processor core architectures. We believe that this integrated solution will favorably position us to capitalize on what we believe is the industry trend towards the licensing of open-standard IP architectures.

•                       Take advantage of the industry shift towards open-standard architectures.  We believe that the industry trend away from proprietary IP towards open-standard architectures creates an opportunity for providers of licensable DSP cores and platform-level IP.  As a consequence, we intend to use our expertise in critical open standards fields such as Bluetooth, GPS and Multimedia in order to position ourselves to take advantage of this trend.  Towards this end, we have participated and intend to continue to participate in the development of industry standards in these and other emerging technology areas.

•                       Focus on a portfolio approach to the licensing of our IP platforms.   We seek to differentiate ourselves through the breadth of our IP offerings and our capability to integrate these offerings into a single solution built around our family of state-of-the-art DSP cores.  We intend to continue to expand our portfolio of broadband wireless solutions (2G, 2.5G, 3G), wireless local area networking solutions (802.11, Bluetooth), and key application and multimedia solutions (including audio, multimedia, GPS and smartphone technologies).

•                       Focus on convergence of technologies through an open architecture.  We seek to ensure that our platforms, as well as other third-party IP, can be rapidly integrated into a single integrated circuit through adherence to the specifications of our open, flexible and highly power-efficient architectures.

•                       Enhance our performance leadership.  We seek to maximize our expertise in DSP, analog, mixed-signal and radio frequency technology and to use that expertise to address critical customer demands.  We intend to enhance our existing DSP cores and IP platforms with additional features and performance, while developing new offerings that will focus on other emerging applications across the range of end markets we serve.

•                       Target top-tier customers.  We seek to strengthen relationships and expand licensing and royalty arrangements with our existing customers and to extend our customer base with key industry companies in order to facilitate the development of our technology.  We believe that we can achieve the best rate of return on our investment in technology by targeting our sales and marketing activities at high-volume semiconductor companies and leading electronic product manufacturers with a track record of successful end-user deployments.  Parthus and Ceva together have developed relationships with nine of the top ten semiconductor companies worldwide.

•                       Focus on large and fast-growing markets.  We believe that our expertise in programmable DSP cores and platform-level IP favorably positions us to target fast-growing segments within the consumer electronics market, such as wireless communications, mobile computing, automotive electronics, and consumer entertainment. We intend to strengthen our relationships and expand licensing and royalty arrangements with customers in those markets and to extend our customer base with key industry leaders within each of those segments.  We believe that we can achieve the best results by targeting our sales activities at leaders within those markets.

•                       Establish, maintain and expand relationships with key technology providers.  We have established and seek to expand our close working relationships with:

•                       contract semiconductor companies, usually referred to as silicon foundries, in order to assure adequate supplies of chips for our customers who purchase our technology in chip form and in order to give OEMs a means of obtaining competitive manufacturing capabilities;

•                       third-party suppliers of block-level semiconductor intellectual property, in order to have access to their most current technologies; and

•                       developers of both application-level and system-level software so that we can continue to offer complete platform solutions.

In addition, we have and seek to expand our strategic alliances with companies that offer complementary technologies for designing system-on-a-chip applications based on our DSP core designs.  We believe that these relationships will increase the markets for our products.

Products and Technology

DSP Cores Licensing Business

Our DSP cores licensing business develops and licenses designs of programmable DSP cores.  According to Gartner-Dataquest, we had a 69% market share for licensed DSP cores in 2001.  A programmable DSP core is a special purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals.  The programmable DSP cores we design are used as the central processors in semiconductor chips made for specific applications.  These chips are used in a wide variety of electronic devices , including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used.

Our SmartCores family of cores is currently composed of five offerings: PineDSPCore, OakDSPCore, TeakLite, Teak and PalmDSPCore and a DSP core-based sub-system: the XpertTeak.  By offering a range of performance, price and power consumption balances, our cores family addresses a wide range of applications, from low-end, high-volume applications, such as digital answering machines, hard disk controllers, low-speed modems and VoIP terminals, to high-performance applications such as 3G cellular communication devices, broadband modems, consumer multimedia and VoIP gateways.  Our current offerings are:

•                       PineDSPCore.  Introduced in 1991, the PineDSPCore was the first DSP core we developed.  Due to its small die size and compact instruction code, it has been primarily used for low-end, high-volume applications, including digital answering machines, fax machines, low-speed modems and hard disk drive controllers.  We currently generate revenues from the PineDSPCore, although we are no longer actively promoting it.

•                       OakDSPCore.  The OakDSPCore’s hardware units are operative through a set of soft cores known as an instruction set, which is a central processing unit (CPU) type instruction allowing the core to also provide micro-control functionality.  The small die size, low-power consumption and balance between cost and performance of our OakDSPCore make it well suited for second generation (2G) digital cellular telephones using GSM, TDMA and CDMA (code-division multiple access) standards, soft modems, voice-over packet network applications and Internet audio devices.

•                       TeakLite.  TeakLite is a “soft core” which significantly facilitates its incorporation of its design into a licensee’s chip and foundry specifications.  TeakLite offers the same instruction set as OakDSPCore; it is superior to the OakDSPCore in terms of portability, operating speed and power consumption. TeakLite is primarily designed for 2G and 2.5G cellular telephones, modems, consumer multimedia (digital still cameras and audio appliances, including MP3 players), hard disk drive controllers and voice-over IP applications.

•                       Teak.  Like TeakLite, Teak is a “soft core” and is designed with a focus on power reduction features. The Teak offers high performance, the ability to process multiple instructions in parallel and excellent code density, making it well suited for 2.5G and 3G cellular telephones, broadband modems and consumer multimedia applications.

•                       PalmDSPCore. With faster processing capabilities and the ability to process multiple instructions in parallel, PalmDSPCore is a sub-family of three DSP soft cores designed to meet the high-performance, low-cost and low-power requirements of a range of applications.  These include 2.5G cellular telephones, broadband modems, and voice-over packet network gateways, for which we offer a 16-bit core, and consumer audio and video applications, for which we offer 20-bit and 24-bit cores.

•                       XpertTeak.    XpertTeak is a highly integrated, low power Teak core based DSP sub-system.  In addition to the Teak core, it incorporates advanced peripherals and a system interface set such as direct memory accesses (DMA) controllers, timers, power consumption management units, serial ports and CPU interfaces.

Our designs are independent of specific semiconductor manufacturing processes, and can therefore be used by a wide variety of customers.  The DSP cores we design are appropriate for use in both current and emerging applications requiring digital signal processing.  We market our designs as well as a wide array of software development tools and technical support services.  Revenues from hardware development tools have not been significant to date.

We believe the following to be the key benefits of our DSP cores offerings:

•                       Low power consumption.  Our cores have been designed to satisfy low power consumption requirements—a key feature of products that rely on batteries, such as cell phones and portable audio products, or are sensitive to power dissipation, such as telecommunications equipment.

•                       Low cost.  Our technology is designed to address the cost requirements for high volume, highly competitive applications through reduced chip size (by carefully selecting functions we offer and also by allowing multiple functions to be placed on one chip) and minimization of the size of required memory.

•                       Flexibility.  Our open, “soft-core” DSP architecture allows our licensees to differentiate their products, in particular through software.  It allows the licensees to create diversified versions of their embedded intellectual property solutions, reuse the same chip design for multiple generations of products and select different physical library vendors or silicon suppliers.  In addition, because of our “soft-core” architecture, our cores can be easily integrated across multiple semiconductor manufacturing processes with different geometry technologies.

•                       Improved time to market.  Our technology shortens the typical semiconductor design cycle and improves our customers’ time to market by shortening the process of porting the core design to physical hardware layout, and by providing an efficient environment for designing the software to be used in our core designs.

•                       Tightly coupled development tools and architecture.  We provide our licensees with both DSP cores and the related software development and hardware emulation tools to assist in product development, which speeds their development process.

Applications for our DSP Cores

Solutions using DSP cores technology are currently used in a wide variety of applications.  We focus our efforts on the following selected high-volume, high-growth markets and applications:

Cellular telephone handsets.  The cellular handset market is currently the largest market for DSP cores technology.  Cellular telephones use DSP cores for voice compression, by which the human voice is compressed after being digitized, and channel coding, by which DSP techniques are used to encode the information.  Our DSP cores are currently used in all types of digital cellular telephones and we believe they will continue to be used in the next generations of cellular telephones (2.5G and 3G).  These next-generation phones are expected to incorporate video, audio and data features in addition to voice, extending the use of advanced DSP cores in their designs.  Our OakDSPCore and TeakLite cores are widely used in current cellular telephones, and our Teak and PalmDSPCore offerings target the next generation of cellular telephones.

According to the market research firm, Forward Concepts, approximately 416 million cellular telephones were shipped in 2000.  According to this research, our SmartCores technology was used in almost 20% of the worldwide market of DSP cores used in these telephones.

Hard disk drives.  Hard disk drive controllers are an important application for DSP cores.  A hard disk drive controller is the chip that controls the mechanism that reads and writes data from a memory disk platter.  The hard disk drive controller market is characterized by high volume and extreme price sensitivity.  Programmable DSP cores are designed to meet the requirements of this market by providing flexibility in the adoption of advanced search algorithms within the controller, resulting in the capability to support higher density, lower cost disks.  We believe that the compact code size, heat dissipation characteristics and flexibility of our PineDSPCore, OakDSPCore and TeakLite offerings are particularly well suited to this cost competitive market.

Digital Subscriber Line applications.  Digital subscriber line (DSL) technology significantly increases the bandwidth of copper telephone lines for data transmission.  The use of DSL-related applications is driven by the increasing demand for high-speed connectivity to the Internet.

A programmable DSP core is used primarily to improve the quality of the signals received through the telephone line.  By offering flexibility across multiple DSL standards, our programmable DSP solution is designed to allow a customer to re-use the same chip for different DSL markets.  In addition, a programmable DSP solution allows for field upgrades of the technology as standards evolve or are enhanced.  We believe our TeakLite, Teak and PalmDSPCore offerings are well suited to address the different cost and performance requirements of multiple DSL standards.

Voice-over packet network applications.  Voice-over packet network technology enables the transmission of voice, along with video and data, over the same infrastructure in the form of small units of digital information (“packets”).  This technology allows telecommunications operators to offer higher-value, unified services that combine fast data access, cheap voice rates and advanced voice and fax services to their customers.

DSP technology is a key element in voice-over packet network applications.  Our programmable DSP technology is designed to handle:

•                       voice compression, by which digitally encoded speech is processed to take up less storage space and transmission bandwidth;

•                       echo cancellation, which involves the elimination of echoes in two-way transmissions;

•                       dual-tone multiple frequency (DTMF) algorithms, which produce tones that are generated when pressing buttons on touch-tone telephones;

•                       caller ID, which is a telephone company service that identifies the caller’s telephone number to the party that is called; and

•                       fax, which involves the processing and transmission of fax information over packet network.

We believe that our SmartCores family (in particular our TeakLite, Teak and PalmDSPCore) is an attractive solution for these applications, because they provide a low-power, cost-effective,

programmable platform for the local area network (LAN) and packet-based telephony markets.  Our Teak and TeakLite cores are designed to provide a low power consumption, low-cost solution for small to middle size residential gateways and integrated accesses devices.  Our PalmDSPCore is designed to provide higher performance and can be embedded in multi-channel, multi-service central office gateways, where channel density and heat dissipation are the most important factors.

Consumer audio applications.  Consumer electronics constitute a large market for DSP cores technology.  Digital versatile disc (DVD) players and digital set-top boxes require DSP cores for their high fidelity audio features.  In addition, recent improvements in the speed of Internet connections have provided the ability to easily download music from the Internet.  This has created a significant market for DSP-based portable players (such as MP3 players) that decode high quality audio.  Furthermore, we expect demand for digital audio to expand to the home audio market in the future.  DSP cores technology is used to decode the compressed data being downloaded from the Internet or retrieved from the on-board memory or disk that stores the high-fidelity audio data.  Although not currently deployed for this purpose, DSP cores technology may also be used in the future to enhance the security of digital stored media by preventing unauthorized copies or downloads of audio and visual data.

Our technology can be used in low-power, price-sensitive semiconductor products targeted specifically to the portable audio market.  In addition, our 24-bit PalmDSPCore can easily be used for current audio compression algorithms.

Digital still cameras.  Digital still cameras are a relatively new, yet fast-growing, market.  Digital still cameras use a DSP chip to adjust the contrast and detail of the image captured by the lens and to compress the digital data for storage on the memory card.  Our OakDSPCore, TeakLite and Teak offerings provide a low-power, cost-effective and programmable platform for this application.

IP Platforms Licensing Business

The continuing evolution of the consumer electronics market has created significant demand for semiconductor intellectual property providers that can add greater value by delivering the complete system solutions that combine RF, mixed-signal and DSP cores technology, as well as related software—which we refer to as platform-level IP. This approach permits our customers to introduce feature-rich products while simultaneously minimizing their development cost, risk, complexity and time to market. We also offer our technology in discrete building blocks for specific functions that our customers use to develop complete systems and products.

Our platforms are licensed and deployed by some of the world’s largest semiconductor companies and OEMs in wireless communications devices, Internet appliances, GPS devices, Internet audio products and other consumer electronic devices. Our current platforms include:

•                       BlueStream.  BlueStream is highly functional platform supporting Bluetooth communications—an emerging standard for wireless communications among electronic devices over short distances.  This platform includes a comprehensive radio component; a digital baseband, offered both in baseband IP and as a full system-on-a-chip; and a complete software stack designed for baseband and host interface.

•                       MediaStream.  MediaStream is an advanced Internet audio technology enabling a range of mobile multimedia applications, including mobile phones, MP3 players, game consoles and high-fidelity in-car entertainment systems.

•                       NavStream.  NavStream is a complete GPS platform delivering precise location information (less than five meters within five seconds) to any device, including mobile phones, personal digital assistants (PDAs), and GPS-enabled vehicles, anywhere in the world. One of the key differentiators of the NavStream platform is its ability to track GPS signals and determine a user’s location indoors.  NavStream is one of the few technologies that comply with the U.S. Federal Communications Commission’s e-911 Location Accuracy Directive, which requires that all mobile telephones enable the location of the caller to be determined to within 150 meters.

•                       InfoStream.  InfoStream is a mobile computing platform for the next generation of wireless devices, including 3G “smart” cellular phones, PDAs, Internet appliances and home entertainment/multimedia devices.  The platform was developed in conjunction with Psion and delivers high performance, low power consumption and high levels of on-chip integration.

•                       MobiStream.  MobiStream is an advanced platform for applications using the GPRS (general packet radio services) mobile communications standard.  This platform combines high data rates and integrated multimedia on low baseband power consumption solutions. In 2002, we also formed a broad-ranging strategic alliance with UbiNetics, a leading provider of 3G technology based on the W-CDMA wireless communications standard.  This alliance will allow us to integrate UbiNetics’ technology with the MobiStream technology to create a full multi-mode 2.5G/3G platform.

•                       MachStream.  MachStream is a high-performance modular silicon platform that accelerates critical mobile-Internet applications, including multimedia, security, Java and next-generation browser scripting languages, while delivering significant improvements in the power efficiency and cost levels required for mobile devices.

•                       In8Stream.  In April 2002, we announced the launch of In8Stream, a multi-mode wireless local area network (WLAN) platform employing the 802.11 standard for wireless communications between electronic devices over short distances. In8Stream targets the entire range of 802.11 WLAN standards through a single, flexible architecture.

Each of the IP platforms described above has been developed for a specific end-market.  They all adhere, however, to the specifications of our open, flexible and highly power-efficient architecture, which allows the rapid integration of our platforms and various third-party intellectual property into a single integrated circuit. Our solutions are based on a substantial portfolio of intellectual property that we have developed over the past nine years. This broad portfolio includes building blocks for analog integrated circuits, digital integrated circuits, systems software and other functions.

Development and Integration

We have significant expertise in the design and development of high-performance digital, analog, mixed-signal and software technology for our customers. Our development services include complete development activities, including development of specific systems or technology on a contract basis.  Our policy is to retain ownership of, or rights to use, the intellectual property we develop under contract. Our integration services include consulting services to supplement or facilitate the integration of our licensed intellectual property and that of third parties into a customer’s product. In performing either development or integration services, we focus on designing comprehensive systems tailored to specific requirements, making the key design decisions and tradeoffs required to create the most competitive system for the customer while shortening their time-to-market.

We support products through manufacturing and volume production to meet customer requirements. We are able to do this because of our strength in a number of key areas, including:

•                       Back-end support.  Our computer aided design (CAD) team develops in-house design flows. The team provides each design group working on a development project a template identifying which CAD tools to use to meet its specific design goals. The team also writes software to assure that the identified tools can be used on an integrated and seamless basis. In addition, a team of layout engineers with experience in digital, analog, radio frequency and system-on-a-chip layout processes determines the physical layout requirements for each project.

•                       System integration laboratory.  We have an in-house capacity to test the performance of our intellectual property as embodied in silicon against a variety of parameters. This capability enables us to perform complete system-level product development combining our integrated circuit and software intellectual property.

Customers, Sales, Marketing and Technical Support

ParthusCeva Licensing Business

Our strategy is to engage in licensing and royalty agreements with leading semiconductor manufacturers and OEMs that have a track record of successful adoption and deployment of key next-generation technologies.  We intend to offer complete system solutions which will include both our application-level IP platforms and our DSP cores.  We anticipate that the terms of the licenses for these solutions will include both a license fee component and a royalty component.

Although the precise terms of our contracts vary from licensee to licensee, they generally require payment of an initial license fee, a re-use license fee, ongoing per-unit royalties or some combination of these fees. Under the terms of these license agreements, we may also provide integration services and technical support to help accelerate the customer’s product development cycle. Key features of these arrangements include:

•                       Initial license fees.  Initial license fees are typically non-refundable and are generally paid in installments upon reaching defined development milestones.  Our licenses are typically perpetual in duration but may in some cases be limited to fixed terms.

•                       Re-use license fees.  A re-use license fee is payable for each new product that incorporates technology previously licensed from us.  Re-use license fees are payable when a licensee sends a design using our intellectual property for manufacture in a subsequent product.  Alternatively, licensees may pay a one-time buyout fee in lieu of subsequent re-use fees.

•                       Per-unit royalties.  A per-unit royalty is paid for each product incorporating our intellectual property that is sold, supplied or distributed by the licensee.  These royalties are calculated either as a percentage of the licensee’s sale price per product or as a fixed amount per unit sold.  We generally give volume pricing to our licensees, and our per unit royalties rate will go down as more products incorporating our intellectual property are shipped.  As products incorporating our technology are brought to market, we expect revenue from royalties to increase.  We have no control, however, over when our customers will ultimately bring such products to market.  Some of our licenses include prepaid royalties, in which a customer pays the royalties on a certain minimum number of products at the time we sign the license, which are typically non-refundable.

•                       Support and maintenance.  We generally require licensees to pay a quarterly support and maintenance fee for a minimum of two years for integrated circuits and three years for software.  After that mandatory period the customer may extend the support and maintenance agreement on an annual basis.

DSP Cores Licensing Business

We license our DSP core designs to leading semiconductor companies throughout the world.  These companies incorporate our cores into application-specific chips or custom-designed chips that they manufacture, market and sell to OEMs of a variety of electronic products.  We also license our core  designs to OEMs directly.  Our programmable DSP cores enable semiconductor chip manufacturers and OEMs to design flexible, cost-effective, low-power, application-specific system-on-a-chip solutions.  By offering a range of performance, price and power consumption balances, our SmartCore family addresses a wide range of applications.  To date, we have licensed our cores to more than 60 licensees, including Atmel, Fujitsu, Infineon Technologies, Kawasaki, LSI Logic, Mitsubishi, National Semiconductor, NEC, Oki, Philips Semiconductors, Samsung, Seiko-Epson, Sony and Tower Semiconductors.

We generate revenue from license fees and prepaid royalties as well as per-unit royalties.  We currently license our cores together with our advanced software development tools to enable our licensees to incorporate our DSP core designs into their semiconductor chip products.  In addition, we typically license our SmartCores together with technical support services, for which our licensees pay us an annual support fee.

Technical Support of the DSP Cores Licensing Business

We offer technical support services through our offices in Israel and the United States, as well as through the Japanese subsidiary of DSP Group, which will provide us with dedicated employees to provide various technical support services to our customers.  Each of our independent sales representatives in Southeast Asia also maintains engineers who provide technical support services for our products.  Our technical support services include:

•                       technical support, consisting of assisting with implementation, responding to customer specific inquiries, training and, when and if they become available, distributing updates and upgrades of our products;

•                       application support, consisting of providing general hardware and software design examples, ready to use software modules and guidelines to our licensees to assist them in using our technology; and

•                       design services, consisting of creating customer specific implementations of our DSP cores.  These revenues have not been significant to date.

We believe that our customer technical support services are key factors in our licensees’ ability to embed our SmartCores in their designs and products.  Our technology is highly complex, combining sophisticated DSP cores architecture, integrated circuit design and development tools.  Effective customer support is critical in helping our customers implement programmable DSP core-based solutions and helps to shorten the time to market of their DSP-based applications.  To provide this high quality support, our support organization is made up of experienced engineers and professional support personnel.  In addition, we conduct detailed technical training for our licensees and their customers and visit our licensees on a regular basis to closely track the implementation of our technology.

IP Platforms Licensing Business

Our strategy is to engage in licensing and royalty agreements with leading semiconductor manufacturers and OEMs that have a track record of successful adoption and deployment of key next generation technologies. In total, our IP platform licensing business has executed 80 licensing agreements through March 2002, 54 of which have royalty components. Licensees include 3Com, Agilent, ARM, Cirrus Logic, Creative Technology, Fujitsu, Hitachi, Infineon Technologies, Macom, Maxim, Motorola, National Semiconductor, nVidia, Prariecomm, Psion, Samsung, Sharp Microelectronics, Sigmatel, Sony, ST Microelectronics, Tripath, Ubinetics, and T-blox.  STMicroelectronics accounted for approximately 67% of Parthus’ total revenue in 1999, 39% in 2000 and 31% in 2001.

Maintaining close relationships with our customers is a core part of our strategy.  We typically launch each new platform or platform upgrade with a signed license agreement with a blue-chip customer, which helps ensure that we are clearly focused on viable applications that meet broad industry needs.  Strengthening these relationships is a significant part of our strategy.  It allows us to create a roadmap for the future development of existing platforms, and it helps us to anticipate the next potential applications for the market.  We seek to use these relationships to deliver new platforms in a faster time to market through our research and development base.

We license to our customers complete platform solutions to perform specific application functions. These solutions typically incorporate both intellectual property to be embodied on a silicon chip and intellectual property in the form of software.  On occasion we enter into portfolio licensing agreements whereby a customer licenses multiple platforms. By entering into a portfolio license, our customers have access to multiple technology platforms in our portfolio, enabling them to obtain from one supplier all of the IP required to build next-generation electronic devices. We believe that portfolio license arrangements will generally be larger than other license agreements and will allow us to develop close, strategic long-term relationships with our portfolio license customers.  Although the precise terms of each of our contracts vary from licensee to licensee, they generally require payment of an initial license fee, a re-use license fee, ongoing per-unit royalties or some combination of these fees. Under the terms of these license agreements, we may also provide integration services to help accelerate the customer’s product development cycle.

In addition, we enter into collaborative agreements for the sale or distribution of our products where the third party can provide additional access to special expertise or potential customers. For example, in February 2002, we entered into a strategic agreement with UbiNetics that will enable Parthus to market the UbiNetics multi-mode wireless communications solution as part of our portfolio of platform-level IP and license the solution through our global sales channel and semiconductor relationships.

Sales Force of ParthusCeva

The leaders within our targeted markets include a small number of very large organizations.  We therefore believe it is essential to maintain a comprehensive and capable direct sales and marketing organization focused on these market leaders. Towards this end, we have headquartered our sales activities in San Jose, California and have established a direct sales force.  Each of our sales offices are closely aligned with key customer accounts and supported by a focused central marketing team.

Our combined sales and marketing force numbers approximately 50 people.  We have a total of 15 sales offices, located in Atlanta, Georgia; Dallas, Texas; San Diego, California; San Jose, California; Dublin, Ireland; Herzeliya, Israel; Hong Kong, China; Seoul, Korea; Tokyo, Japan; Taipei, Taiwan; Northampton, England; Helsinki, Finland; Stockholm, Sweden; Munich, Germany; and Caen, France.

We have also contracted with additional sales representatives to further our coverage of other significant customers in key geographic areas, including Japan and the U.S.  For sales in Japan and Europe we use the services of DSP Group in its Tokyo and Sophia Antipolis, France offices. We also have independent sales representatives covering Southeast Asia in Hong Kong, South Korea and Taiwan.  In addition, we systematically conduct sales prospecting from principal offices, and the sales leads are distributed to our regional offices and representatives.

Marketing of ParthusCeva

We use a variety of marketing initiatives to stimulate demand and brand awareness in our target markets.  These marketing efforts include presenting at key industry trade shows and conferences, distributing global press releases, organizing customer seminars, posting information on our website, issuing periodic newsletters and producing marketing materials.  In addition, we have established co-marketing programs with our strategic alliance partners and customers.

Our marketing and business development department participates in refining our intellectual property offerings to address new specific market needs and to use our brand name and strategic relationships to reach and create demand within system OEMs and semiconductor companies.

Our marketing department is responsible for defining the road map for our next generation of our IP platforms and DSP cores and their key features.  In defining the road map, the marketing department coordinates with our sales and research and development departments to take into consideration future trends in semiconductor technology, including DSP cores architectures and digital signal processing algorithms, and competitive positioning of our products.  Our marketing department also runs competitive analyses to help us maintain our competitive position.

Technology Partners

DSP Cores Licensing Business

We have established relationships with a network of independent third parties that provide services and technologies complementary to ours, including leading service companies such as Tality, design tool vendors such as Cadence, Mentor and Synopsys, and real time operating systems (RTOS) vendors such as CMX, multi-core debugger vendors such as Allant (a subsidiary of ARM Holding) and DSP software companies such as Espico, Ensigma and Vocal.  We believe that these third-party partners offer existing and potential users of our technologies value-added solutions and help to establish our DSP cores as an industry standard.

IP Platforms Licensing Business

We maintain close relationships with companies in what we believe to be three key areas of the semiconductor industry:  pure contract manufacturers of silicon chips, referred to as silicon foundries (including Taiwan Semiconductor Manufacturing Company and United Microelectronics Corporation (UMC)); providers of block-level semiconductor intellectual property; and operating system and application software developers.

With respect to other intellectual property providers, we have historically worked with a number of leading companies in this field to integrate their intellectual property into our systems. We continue to develop these relationships.

We have also developed close relationships with external software providers to further enhance our offerings.  We formed an alliance with Symbian, a company formed by Ericsson, Matsushita, Motorola, Nokia and Psion to develop and promote an industry-wide standard operating system for mobile computing, on the first deployment of InfoStream.  We have also completed a system integrator license with Microsoft which enables us to integrate either Pocket PC or Smartphone software technologies with our InfoStream hardware platform, and market the combined solution to semiconductor manufacturers and OEM customers.

Research and Development

Our future competitive position will largely depend on our ability to develop new generations of IP platforms and DSP cores in a timely manner to meet the evolving and rapidly changing requirements of our target markets.  Towards this end, we intend to maintain significant research and development teams dedicated to developing new technological solutions and new versions of our existing technology.

As we integrate the businesses and workforces of Parthus and Ceva, we anticipate that we will be able to combine the complementary technical skills of the research and development personnel of the two companies to further enhance our competitive advantage. We also expect to continue to invest substantial funds and personnel resources in research and development activities.

DSP Cores Licensing Business

All of our DSP cores and related development tools have been developed internally by our research and development team.  Our first product was introduced in 1991.  Since then we have introduced five new generations of products with enhanced performance and one DSP core-based subsystem.  We have also continuously sought to improve our existing line of products.

Our DSP cores licensing business research and development team consists of 43 employees.  Our research and development expenses, net of related non-refundable research grants from the Office of Chief Scientist magnet programs in Israel, were $5.1 million in 2001, $4.8 million in 2000 and $3.2 million in 1999.  Nearly all of the IP for our DSP cores licensing business has been developed internally.

Our research and development team consists of engineers who possess significant experience in developing advanced programmable DSP cores.  We believe that our strengths are in our expertise in digital signal processing algorithms coupled with our deep understanding of processor architectures.  These strengths allow us to design processors to run licensee-designed software that consumes less power and requires smaller memory space.

Our research and development projects are focused in three areas: product improvement, next generation product evolution and future product revolution.

•                       Product improvement is the process of making incremental modifications to our SmartCores designs that enhance their performance and ease of implementation.  In addition, we continuously enhance our development tools by adding features to improve the productivity of the software development process.

•                       Next-generation product evolution is the process of developing new products, based on the same design concepts as the current generation, with substantially better performance and significant new features.

•                       Future product revolution is the process of developing new products that represent a significant departure from previous generation design concepts and which incorporate  evolving trends in processor architecture.

Our research and development projects are initiated based on new technology trends, emerging applications and inputs from customers and our sales and marketing personnel.  We have a budgeting process in which we assess each project, establish financial goals and targets and assign resources.  We monitor our projects through a variety of processes.  We have frequent staff meetings to update our staff on progress and share information.  We also conduct regular project reviews with the participation of management, sales, marketing and customer support.  In these meetings we review a number of aspects of the project including human, financial and technical resources used and required in the future, achievement of milestones and problems encountered.  In addition, we re-evaluate the project in light of the initial definition and current market conditions.

IP Platforms Licensing Business

Since 1993, our IP platform licensing business has developed a core intellectual property portfolio that includes a broad array of high-performance analog, digital and software building blocks that provide optimum cost performance for applications, especially in the mobile-Internet market.  This business has 280 full-time research and development staff located at eight development sites in Ireland, the United States and the United Kingdom.  A significant number of our IP platforms research and development staff have advanced degrees. These individuals have expertise in all the disciplines required to take a product from conception through design and into volume manufacturing, including:

•                       systems architecture, including modeling and partitioning;

•                       analog and mixed-signal technology;

•                       IP integration for system-on-a-chip development;

•                       software development; and

•                       systems integration.

Research and development efforts for our IP platforms business are focused on delivering further innovative solutions that offer clear benefits to our customers in the areas of:

•                       faster and higher performance, which is essential for the take-up of new services or content;

•                       lower power requirements, which is critical for battery life;

•                       smaller and lighter chip components, for better overall product design;

•                       easier manufacturing of extremely complex technology; and

•                       higher value at lower cost.

Our IP platforms licensing business is involved in research programs with a number of university and independent research groups worldwide. These include both student sponsorships at undergraduate, masters and doctorate levels, and joint research programs. In addition, several members of our staff work one day per week at affiliated academic institutions, providing a strong link to the faculty and student bodies. We also encourage our research and development personnel to maintain active roles in the various international organizations that develop and maintain standards in the electronics and related industries. This involvement allows us to influence the development of new standards; keeps us informed as to important new developments regarding standards; and allows us to demonstrate our expertise to customers and potential customers who also participate in these standards-setting bodies.

Proprietary Rights

Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our intellectual property and to operate without infringing the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection of our technology. We also seek to limit disclosure of our intellectual property and trade secrets by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code and other intellectual property. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than specific legal protections of our technology in establishing and maintaining a technology leadership position.

We have an active program to protect our proprietary technology through the filing of patents:

•                       In connection with our DSP cores licensing business, we hold three U.S. patents and have 16 patent applications pending in the United States, 11 pending in Israel, four pending in Japan, four pending in Europe and four pending in South Korea.

•                       In connection with our IP platform licensing business, we currently hold 16 U.S. patents, with expiration dates between 2011 and 2020, and 13 non-U.S. patents on various aspects of our technology.  We also have 39 patent applications pending in the United States and an additional 20 pending in the United Kingdom and other jurisdictions.

We actively pursue foreign patent protection in other countries where we feel it is prudent to do so.  Our policy is to apply for patents or for other appropriate statutory protection when we develop valuable new or improved technology.  The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain.  Accordingly, we cannot assure you that any patent application filed by us will result in a patent being issued, or that our issued patents, and any patents that may be issued in the future, will afford adequate protection against competitors with similar technology; nor can we provide assurance that patents issued to us will not be infringed or that others will not design around our technology.  In addition, the laws of certain countries in which our products are or may be developed, manufactured or sold, may not protect our products and intellectual property rights to the same extent as the laws of the United States.  We can provide no assurance that our pending patent applications or any future applications will be approved or will not be challenged by third parties, that any issued patents will effectively protect our technology, or that patents held by third parties will not have an adverse effect on our ability to do business.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. Questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may in the future be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. We cannot assure you that we would be able to prevail in any such litigation, or be able to devote the financial resources required to bring such litigation to a successful conclusion.

In any potential dispute involving our patents or other intellectual property, our licensees could also become the targets of litigation. We are generally bound to indemnify licensees under the terms of our license agreements. Although our indemnification obligations are generally subject to a maximum amount, these obligations could nevertheless result in substantial expenses. In addition to the time and expense required for us to indemnify our licensees, a licensee’s development, marketing and sale of products embodying our solutions could be severely disrupted or shut down as a result of litigation.

We also rely on trademark, copyright and trade secret laws to protect our intellectual property.  PalmDSPcore, PineDSPcore, OakDSPcore, OCEM, TeakDSPcore, Pine, Teak and Teaklite are United States registered trademarks of ParthusCeva or its affiliates.  Parthus, the Parthus logo and BlueStream are European Community trademarks of ParthusCeva or its affiliates. The registration of the following trademarks is pending in the United States: ParthusCeva, the ParthusCeva logo, Ceva, the Ceva logo, SmartCores, Assyst, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, BlueStream and NavStream. Application for the following trademarks is pending in other jurisdictions: ParthusCeva, the ParthusCeva logo, Ceva, the Ceva logo, SmartCores, Assyst, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, InfoStream, BlueStream and NavStream.  The following trademarks are in use:  PalmASSYST, PINE ASSYST SIMULATOR, XpertTeak, XpertDSP, XpertPalm, OpenKey, DSCKey, VoPKey, EDP, SmartCores Enabled, PDKit, ODKit, TLDKit, TDKit and In8Stream.

Competition

We believe that the combination of Parthus and Ceva will position us to offer a unique range of solutions, including one of the most comprehensive offerings of DSP cores and IP platforms.  We anticipate, however, that we will continue to face much of same competitive environments historically faced by our separate DSP cores and IP platforms licensing businesses.

DSP Cores Licensing Business

The programmable DSP cores market is highly competitive and is characterized by rapid technological change due to, among other things, the increasing demand for software-based DSP solutions for the emerging wireless, telecommunications and multimedia applications.  These trends lead to frequent product introductions, short product life-cycles and increased product capabilities, typically representing significant performance, power consumption and cost improvements in each new generation of products.

We compete with other suppliers of licensed programmable DSP cores and with suppliers of other DSP solutions.  We believe that the principal competitive factors of a programmable DSP-based system are processor performance, overall system cost, power consumption, flexibility, reliability, software availability, ease of implementation, customer support and name recognition.

The market is dominated by large, fully integrated semiconductor companies that have significant brand recognition, a large installed base and a large network of support and field application engineers.  We face direct and indirect competition from:

•                       intellectual property vendors that offer programmable DSP cores;

•                       intellectual property vendors of general purpose processors with DSP extensions;

•                       internal design groups of large chip companies that develop proprietary DSP solutions for their own application-specific chips; and

•                       semiconductor companies that offer off-the-shelf programmable DSP chips.

According to Gartner-Dataquest, our products accounted for approximately 69% of the market for licensed programmable DSP cores in 2001.  We face direct competition mainly from various private intellectual property companies such as BOPS, Improv and 3DSP.  In addition, some large chip manufacturing companies such as Infineon Technologies and LSI Logic make their proprietary DSP technology available for license to create a second source for their technology.

In recent years, we have also faced competition from companies that offer microcontroller/ microprocessor intellectual property.  These companies’ products are used for control and system functions in various applications, including personal digital assistants and video games.  Embedded systems typically incorporate both microprocessors responsible for system management and a programmable DSP that is responsible for communication and video/audio/voice compression.  Recently, companies such as ARC, ARM Holdings, MIPS, and Tensilica have added a DSP extension to their products in addition to the microcontroller functions, which may successfully compete with our designs in applications that involve low to moderate DSP performance requirements.

With respect to certain large potential customers, we also compete with their internal engineering teams supplying programmable DSP cores, who may design products for use by other divisions internally, rather than licensing our products.  These companies, which include Fujitsu, NEC and Philips, both license our designs for some applications and use their own proprietary cores for other applications.  In the future, such companies may choose to license their proprietary DSP cores to third parties and, as a result, become direct competitors.

We also compete indirectly with several general purpose programmable DSP semiconductor companies, such as Agere Systems, Analog Devices, Motorola and Texas Instruments.  These companies have proprietary chip technologies that can be accessed only as part of their semiconductor products, while our technology is licensed to multiple vendors.  OEMs may prefer to buy general purpose chips from large, established semiconductor companies rather than license our products.  In addition, the general purpose semiconductor companies are major competitors of semiconductor companies that license our technologies.  It is also possible that in the future these DSP semiconductor companies may choose to license their proprietary DSP cores to third parties and compete directly with us.

Our SmartCores architecture is a leading independent DSP technology licensed to other companies, which we make available together with a full package of design tools and technical support.  We believe that designs using our SmartCores architecture offer a high performance level along with small memory size and low-power consumption.  In addition, our experience in designing and licensing programmable DSP cores can help semiconductor companies and system OEMs to create a competitive system-on-a-chip solution that takes advantage of our licensees’ proprietary intellectual property as well as ours.

IP Platforms Licensing Business

Given the rapid rates of technological change and of new product introductions in our target markets, we believe that a key competitive factor in these markets is whether a solution allows manufacturers to deliver the performance and features demanded by their target markets more quickly than their competitors can. Because of our complete platform approach and our strong resources in key areas such as mixed-signal technology, we believe that we are extremely competitive in delivering complete solutions that meet the requirements of our customers. In addition, we believe that the difficulty of attracting an adequate number of qualified technical staff, particularly in the areas of analog and mixed signal technology, coupled with the difficulty of combining know-how across the range of technologies required to provide a complete solution in this market area, present substantial barriers to entry for new entrants into this area. Other important competitive factors include price, product quality, design cycle time, reliability, performance, customer support, name recognition and reputation and financial strength.

Given our reliance on relationships with a number of leading companies in the semiconductor and electronics industry, our competitive position is dependent on the competitive positions of those companies. In addition, the companies with whom we have relationships do not license our intellectual property exclusively, and several of them also design, develop, manufacture and market products based on their own intellectual property or on other third-party intellectual property. They therefore often compete with each other and with us in various applications.

We compete with a variety of companies, ranging from smaller, niche semiconductor design companies to large semiconductor manufacturers and OEMs, many of whom are our customers. We believe that our principal competition comes from the in-house research and development teams of such manufacturers, many of whom have significantly greater financial and/or technical resources than we do. In addition, we must in such cases overcome any organizational bias against out-sourced solutions before we can compete successfully.

Aside from the in-house research and development groups of such manufacturers, we do not compete with any individual company across the range of our market offerings. Within particular market segments, however, we do face competition to a greater or lesser extent from other industry participants. For example, in the following specific areas we compete with the companies indicated:

•                       in the Bluetooth and 802.11 technology arenas - with NewLogic and Tality;

•                       in the GPS market - with SiRF, Snaptrack and Trimble;

•                       in the GPRS and W-CDMA markets - with TTPcom; and

•                       in the Internet audio market - with Micronas, e.Digital and Xaudio.

We cannot be certain that we will have the financial resources, technical expertise, and marketing or support capabilities to compete successfully in the future.

Employees

The table below presents the number of our employees as of March 31, 2002 (giving effect to the combination of Ceva and Parthus), by function and geographic location.

Total employees.	426

Function
Research and development	323
Sales and marketing	53
Technical support	10
Administration	40

Location
Ireland	228
Israel	59
United States	57
United Kingdom	62
Elsewhere	20

Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

Competition for personnel in the semiconductor and software industries in general has historically been intense.  We believe that our future prospects will depend, in part, on our ability to continue to attract and retain highly skilled technical, marketing and management personnel.  In particular, there is a limited supply of highly qualified engineers with analog, mixed-signal and digital signal processing experience.

A number of our employees are located in Israel.  Certain provisions of Israeli law and of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (the Israeli federation of employers’ organizations) apply to our Israeli employees.

In addition to our own employees, certain employees of DSP Group and its subsidiaries in Japan and France historically have performed sales and technical support activities for us; the costs associated with these employees have been allocated to us.  Going forward, these DSP Group’s sales and technical support people will continue to provide services to ParthusCeva and will charge ParthusCeva the cost of providing such services at agreed-upon prices and fees.

Facilities

Our headquarters are located in San Jose, California and we have principal offices Dublin, Ireland and Herzeliya, Israel.

We lease land and buildings for our executive offices, engineering, sales, marketing, administrative and support operations and design centers. The following table summarizes information with respect to the principal facilities leased by us:

Location	Area (Sq. Feet)	Principal Activities

San Jose, CA, U.S. (Headquarters)	10,000	Sales, marketing, engineering, administration.

Dublin, Ireland (Principal Office)	32,700	Executive offices, engineering, sales, marketing, administration.

Herzeliya, Israel (Principal Office)	10,170	Executive offices, engineering, sales, marketing, administration.

Cork, Ireland	10,000	Engineering, marketing, administration.

Limerick, Ireland	4,000	Engineering, marketing.

Belfast, Northern Ireland	8,000	Engineering, marketing.

Northampton, England	18,000	Engineering, marketing, administration.

Austin, TX, U.S.	10,400	Research and development, marketing, administration.

Caen, France	550	Research and development.

Our Israeli facility is subleased from DSP Group; the sublease on this space expires in November 2003 with an option to extend the lease for up to five additional years upon nine months prior notice and an option to terminate it upon three months prior notice.

Legal Proceedings

We are not currently, nor have we, Ceva, Parthus or DSP Group in the last 12 months been, involved in any litigation or arbitration proceedings that have or, in the last 12 months have had, a significant effect on our financial position or results of operations. We are not aware of any threatened or potential legal or arbitration proceedings that could have a significant effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

Below we identify the people who serve or are expected to serve as our executive officers and directors (giving effect to the combination of Ceva and Parthus), as well as their ages as of May 1, 2002:

Name	Age	Position(s)

Eliyahu Ayalon	59	Chairman of the Board of Directors

Brian Long	45	Vice Chairman of the Board of Directors

Kevin Fielding	39	Chief Executive Officer and Director

Zvi Limon (1)	43	Director

Bruce A. Mann (2)	67	Director

William McCabe(1)(2)	44	Director

Sven-Christer Nilsson(1)(2)	58	Director

Louis Silver(1)(2)	48	Director

Gideon Wertheizer	45	Executive Vice President – Business Development and Chief Technology Officer

Eoin Gilley	40	Chief Operating Officer

Elaine Coughlan	30	Chief Financial Officer

William McLean	44	Vice President – Sales

(1)           Member of compensation committee

(2)           Member of audit committee

Eliyahu Ayalon has served as Chairman of our board of directors since the closing of the combination of Parthus and Ceva and as a member of our board of directors since the inception of Ceva, Inc. in November 1999.  Mr. Ayalon also served as Ceva’s Chief Executive Officer from November 1999 to January 2001.  Mr. Ayalon joined DSP Group in April 1996 as President, Chief Executive Officer and a member of the board of directors. In January 2000, Mr. Ayalon was appointed to serve as Chairman of the board of directors of DSP Group. Mr. Ayalon joined DSP Group from Mennen Medical, a developer and manufacturer of healthcare products, where he served as President and Chief Executive Officer from May 1992 to April 1996.  Mr. Ayalon holds a B.Sc. in Electrical Engineering from the Technion-Israel Institute of Technology.

Brian Long has served as Vice Chairman of our board of directors since the closing of the combination of Parthus and Ceva.  He also served as Chief Executive Officer and a member of the board of directors of Parthus from 1993 until the combination with Ceva, and was one of the co-founders of Parthus.  Mr. Long has more than 20 years’ experience developing intellectual property solutions for the semiconductor industry.  Prior to co-founding Parthus, Mr. Long was a chief design engineer with AT&T, a telecommunications company.  Mr. Long later held corporate responsibility for mixed-signal technology development at Digital Equipment Corporation, a computer company, coordinating its cooperation with major semiconductor companies in the field of integrated circuit technology design and development.

Mr. Long is the named inventor in several U.S. and European integrated circuit design patents and is currently on the board of the National Microelectronics Research Centre, Ireland.  He holds undergraduate and masters degrees in Electronic Engineering from Trinity College Dublin, Ireland.

Kevin Fielding has served as our Chief Executive Officer and as a member of our board of directors since the closing of the combination of Parthus and Ceva.  He served as President of Parthus from March 2001 until the combination with Ceva, and as a member of the board of directors of Parthus from November 2000 until the combination with Ceva.  He served as Chief Operating Officer of Parthus from 1998 to 2001.  Mr. Fielding joined Parthus from Digital Semiconductor in Boston, U.S., where he was Managing Director of Digital’s StrongARM business.  He has over 18 years’ experience in the semiconductor business in the U.S. and Europe.  He holds undergraduate and masters degrees in Electronic Engineering from the National University of Ireland, Cork and an MBA from Northeastern University.

Zvi Limon has served as a member of our board of directors since November 1999.  He has also served as a director of DSP Group since February 1999. Mr. Limon is currently self-employed.  He served as Chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000.  He holds a B.A. in economics and business administration from Bar Ilan University in France and an MBA from INSEAD Fontainebleu in France.

Bruce A. Mann has served as a member of our board of directors since April 2001.  Mr. Mann has been a partner of Morrison & Foerster LLP, our legal counsel, since February 1987, and a Senior Managing Director of WR Hambrecht & Co., an investment banking firm, since October 1999.  Mr. Mann holds a B.A. in business administration and a J.D. from the University of Wisconsin.

William McCabe has served as a member of our board of directors since the closing of the combination of Parthus and Ceva.  He also served as a non-executive director of Parthus from 1997 until the combination with Ceva.  He is the former Chairman of SmartForce plc (formerly CBT Group plc), an Irish company specializing in interactive educational software.  He holds a degree in Economics from Queens University, Belfast.

Sven-Christer Nilsson has served as a member of our board of directors since the closing of the combination of Parthus and Ceva.  He served as a non-executive director of Parthus from 2000 until the combination with Ceva.  He is a co-founder and director of Startupfactory, a venture capital and early-stage investor headquartered in Stockholm, Sweden.  Between 1982 and 1999 he held various positions with Ericsson, the telecommunications equipment supplier, including President, Ericsson Radio Systems (Sweden), Vice President, Mobile Switching Systems, Executive Vice President, Cellular Systems-American Standards, and, from 1998, Chief Executive Officer.  Mr. Nilsson holds a BSc in Computer Science from the University of Lund, Sweden.

Louis Silver has served as a member of our board of directors since April 2002.  He has also served as a director of DSP Group since November 1999.  Mr. Silver has served as an advisor and counsel to the Discount Bank & Trust Co., an international bank, since September 1996. From April 1992 to December 1995, Mr. Silver served as Vice President, Secretary and General Counsel of Sapiens International, a provider of enterprise-wide, mission-critical business solutions.  He holds an A.B. from Harvard College, an LLB from Tel Aviv University School of Law and an LLM from New York University School of Law.

Gideon Wertheizer has served as our Executive Vice President—Business Development and Chief Technology Officer since the closing of the combination of Parthus and Ceva.  He also  served as Ceva’s Chief Executive Officer and President from January 2001 until the combination with Parthus.  Prior to joining us, Mr. Wertheizer was with DSP Group, starting in September 1990 as Project Manager of the VLSI Design Center and became Vice President of the Design Center in August 1995.  In November 1997, Mr. Wertheizer was appointed Vice President — Marketing of DSP Group.  In January 2000, Mr. Wertheizer was appointed Executive Vice President of Intellectual Property of DSP Group.  Mr. Wertheizer holds a B.S. in Electrical Engineering from Ben Gurion University in Israel and an MBA from University of Bradford in England.

Eoin Gilley has served as our Chief Operating Officer since the closing of the combination of Parthus and Ceva.  He served as Chief Operating Officer of Parthus from March 2001 until the combination with Ceva.  Mr. Gilley joined Parthus from Artesyn Technologies, a provider of power conversion equipment to the communications industry, where he spent three years and held the position of Managing Director, Europe.  Previously, Mr. Gilley spent 15 years with Apple Computer, including at Apple’s European manufacturing facility plant and, most recently, in Cupertino, California, as Director of Operations for Apple’s Newton Division.  From 1995 to early 1998, he held the position of Vice President/General Manager Europe with Quarterdeck International Ltd., a software provider, based in Dublin, Ireland.  Mr. Gilley has a B.S. in Engineering and an MBA from Fordham University.

Elaine Coughlan has served as our Chief Financial Officer since the closing of the combination of Parthus and Ceva.  She served as Chief Financial Officer of Parthus from March 2001 until the combination with Ceva, and had served as Parthus’ Vice President Finance from August 2000 to March 2001 and as its Corporate Controller from December 1999 to August 2000.  Ms. Coughlan joined Parthus from IONA Technologies plc, a provider of enterprise software solutions, where she held senior financial positions including Vice President of Finance, Acting Corporate Controller, Assistant Corporate Controller and European Financial Controller.  Previously she spent eight years at Ernst and Young, a public accounting firm, as a senior audit manager specializing in advising clients registered with the Securities and Exchange Commission in the technology sector and handling public offering transactions.  She is an Associate of the Institute of Chartered Accountants in Ireland.

William McLean has served as our Vice President—Sales since the closing of the combination of Parthus and Ceva.  He served as President, U.S. Operations and Vice President Worldwide Sales of Parthus from 1998 until the combination with Ceva.  He joined Parthus from Authentec, a biometrics firm and spin-off from Harris Semiconductor, where he was Vice President and Chief Marketing Officer. Mr. McLean had joined Harris Semiconductor in 1996, serving as Vice President and General Manager of Worldwide Sales and Marketing.  Mr. McLean had previously served as Vice President of OEM Sales at Fujitsu Microelectronics, and Vice President of Sales and Marketing for the start-up firm Advanced Telecommunications Modules Ltd., a provider of communications technology.  Mr. McLean began his career at Texas Instruments, where he spent 12 years in various sales and marketing positions.  Mr. McLean has a B.S. in Electrical Engineering from Christian Brothers University, Memphis, Tennessee.

Board Composition and Executive Officers

We currently have authorized eight directors.

Our executive officers are appointed by, and serve at the discretion of, our board of directors.  Each of our officers and directors, excluding non-employee directors, devotes substantially full time to our affairs.  Our non-employee directors devote such time to our affairs as is necessary to discharge their duties.  There are no family relationships among any of our directors, officers or key employees.

Members of our board of directors serve one-year terms.  Executive officers are elected by and serve at the discretion of the board of directors.

Board Committees

Our board of directors has established an audit committee and a compensation committee.  Our audit committee reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices.  Messrs. Bruce A. Mann, William McCabe, Sven-Christer Nilsson and Louis Silver are the current members of our audit committee.

Our compensation committee establishes salaries, incentives and other forms of compensation for our executive officers and other key employees.  This committee also administers our incentive compensation and stock plans.  Messrs. Zvi Limon, William McCabe, Sven-Christer Nilsson and Louis Silver are the current members of our compensation committee.

Management Committee

Our company has also established a management committee consisting of Messrs. Ayalon, Long, Fielding and Wertheizer.  Our bylaws provide that all material business decisions must be raised before the management committee prior to any action being taken.  The management committee holds regular meetings; members of the committee do not receive any compensation for serving on the committee.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee and no officers who received compensation from Ceva, Inc. prior to the separation.

Director Compensation

We do not pay directors cash compensation for their services as directors or as members of committees of our board of directors.  We reimburse them, however, for their reasonable expenses incurred in attending meetings of the board of directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 31, 2002 by:

•                       each person known by us to own beneficially more than 5% of the outstanding shares of common stock after the distribution of our common stock by DSP Group and our combination with Parthus;

•                       each of our directors;

•                       each Named Executive Officer (see “Management—Executive Compensation”); and

•                       all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2002 are deemed outstanding.  Percentage of beneficial ownership in DSP Group is based upon 26,978,910 shares of DSP Group’s common stock outstanding as of March 31, 2002.  Percentage of beneficial ownership in Parthus is based upon 581,880,861 ordinary shares of Parthus outstanding as of March 31, 2002.  Percentage of beneficial ownership in ParthusCeva assumes that immediately upon the closing of the separation of the DSP cores licensing business from DSP group and the combination of Ceva and Parthus the existing stockholders of DSP Group will hold 50.1%, and the existing shareholders of Parthus will hold 49.9%, of the outstanding shares of common stock of ParthusCeva (and is based on the number of shares of DSP Group common stock and the number of Parthus ordinary shares outstanding as of March 31, 2002).

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.  Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o ParthusCeva, Inc., 2033 Gateway Place, Suite 150, San Jose, CA  95110–1002.

Name of Beneficial Owner	Number of Shares of DSP Group	Percentage ownership in DSP Group prior to transactions	Number of Shares of Ceva	Number of Shares of Parthus	Percentage ownership in Parthus prior to transactions	Percentage ownership in ParthusCeva after transactions(1)
Eliyahu Ayalon (2)	749,949	2.7%	400,000	—	—	2.1%
Brian Long (3)	—	—	—	110,442,422	18.8%	9.4%
Kevin Fielding (4)	—	—	—	1,221,237	*	*
Zvi Limon (5)	33,333	*	8,000	—	—	*
Bruce Mann (6)	—	—	8,000	—	—	*

Sven-Christer Nilsson (7)	—	—	—	224,990	*	*
Louis Silver (8)	33,334	*	—	—	—	*
Gideon Wertheizer (9)	148,124	*	93,750	—	—	*
Eoin Gilley (10)	—	—	—	833,330	*	*
Elaine Coughlan (11)	—	—	—	687,900	*	*
William McLean (12)	—	—	—	554,580	*	*
All directors and executive officers as a group (13)	964,740	3.4%	509,750	113,964,459	19.6%	12.5%

*Less than 1% of the outstanding shares of DSP Group, Parthus or ParthusCeva, as the case may be.

(1)         In connection with the separation of the DSP cores licensing business, DSP Group distributed all of our outstanding shares it held to the DSP Group stockholders, and we granted options to purchase an aggregate of 2,287,355 shares of our common stock to holders of DSP Group options.  In addition, in connection with our combination with Parthus we issued shares to former Parthus shareholders.

(2)         Includes 746,250 shares of DSP Group common stock subject to options and 400,000 shares of Ceva common stock subject to options held by Mr. Ayalon that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and a corresponding number of ParthusCeva shares subject to a similar option granted for each DSP Group option held by Mr. Ayalon as part of the separation and combination).

(3)         Includes 280,000 Parthus ordinary shares held by Mr. Long’s wife and 2,000,000 Parthus ordinary shares subject to an option that was exercisable as of March 31, 2002 (and which has subsequently been exercised) (and the corresponding number of ParthusCeva shares).

(4)         Includes 1,214,720 Parthus ordinary shares subject to options held by Mr. Fielding that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and the corresponding number of ParthusCeva shares subject to such option after the separation and combination).

(5)         Consists solely of 33,333 shares of DSP Group common stock subject to options and 8,000 shares of Ceva common stock subject to options held by Mr. Limon that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and a corresponding number of ParthusCeva shares subject to a similar option granted for each DSP Group option held by Mr. Limon as part of the separation and combination).

(6)         Consists solely of 8,000 shares of Ceva common stock subject to options held by Mr. Mann that are currently exercisable or will become exercisable within 60 days of March 31, 2002.

(7)         Consists solely of Parthus ordinary shares subject to options held by Mr. Nilsson that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and the corresponding number of ParthusCeva shares subject to such option after the separation and combination).

(8)         Includes 23,334 shares of DSP Group common stock subject to options held by Mr. Silver that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and a corresponding number of ParthusCeva shares subject to a similar option granted for each DSP Group option held by Mr. Silver as part of the separation and combination).  Also includes 2,000 shares of DSP Group common stock held by the Theodore J. Silver Trust of which Mr. Silver disclaims beneficial ownership and 8,000 shares of DSP Group common stock held by the Adrienne Silver Trust of which Mr. Silver disclaims beneficial ownership.

(9)         Consists solely of 148,124 shares of DSP Group common stock subject to options and 93,750 shares of Ceva common stock subject to options held by Mr. Wertheizer that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and a corresponding number of ParthusCeva shares subject to a similar option granted for each DSP Group option held by Mr. Wertheizer as part of the separation and combination).

(10)      Consists solely of shares of Parthus ordinary shares subject to options held by Mr. Gilley that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and the corresponding number of ParthusCeva shares subject to such option after the separation and combination).

(11)      Consists solely of shares of Parthus ordinary shares subject to options held by Ms. Coughlan that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and the corresponding number of ParthusCeva shares subject to such option after the separation and combination).

(12)      Consists solely of shares of Parthus ordinary shares subject to options held by Mr. McLean that are currently exercisable or will become exercisable within 60 days of March 31, 2002 (and the corresponding number of ParthusCeva shares subject to such option after the separation and combination).

(13)      Includes an aggregate of (a) 951,041 shares of DSP Group common stock, (b) 509,750 shares of Ceva common stock, (c) 5,515,520 ordinary shares of Parthus and (d)          shares of ParthusCeva common stock, each subject to options that are currently exercisable or will become exercisable within 60 days of March 31, 2002.

Executive Compensation

Presented below is certain information for fiscal year 2001 concerning the compensation for Eliyahu Ayalon, a member of our board of directors, and Gideon Wertheizer, our Executive Vice President—Business Development and Chief Technology Officer.  We had no employees in 2001.  Messrs. Ayalon and Wertheizer were the only two executive officers of DSP Group, a majority of whose compensation was allocated to us for fiscal 2001 (the “Named Executive Officers”).

Summary Compensation Table

	2001 Annual Compensation
Name and Principal Position	Salary($)(1)	Bonus($)(2)
Eliyahu Ayalon
Member of the Board of Directors	$191,522	$210,000
Gideon Wertheizer
Executive Vice President - Business Development and Chief Technology Officer	$206,787	$100,000

(1)       Salaries include social benefit payments and car allowances.

(2)       Includes bonus amounts earned in 2001 and paid in 2002.

Comparable information concerning the executive compensation for executive officers employed by Parthus during fiscal 2001 is incorporated herein by reference to Parthus’ annual report on Form 20-F filed with the Securities and Exchange Commission on May 17, 2002.

Option Grants in Fiscal Year 2001

The following table sets forth certain information for each of our Named Executive Officers concerning stock options of Ceva granted to them during the fiscal year ended December 31, 2001.

	Individual Grants
	Number of Ceva Securities Underlying Options Granted(1)	Percent of Total Options Granted (2)	Exercise Price Per Share(3)	Expiration Date(4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
					5%($)	10%($)
Gideon Wertheizer	300,000	29.9%	$5.37	01/22/08	$655,838	$1,528,380

(1)          Options granted pursuant to Ceva’s 2000 Stock Incentive Plan.  25% of the options granted vest one year from the date of grant.  Thereafter the remaining 75% of the options granted vest quarterly over the next three years.

(2)          In the last fiscal year, Ceva, Inc. granted options to purchase an aggregate of 1,002,740 shares.

(3)          In determining the fair market value of our common stock, our board of directors considered various factors, including our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with high technology companies and relied significantly upon the report of Ducas Economic Planning Ltd. related to the valuation of the DSP cores licensing business.  The exercise price may be paid in cash, check, promissory note, shares of our common stock, through a cashless exercise procedure involving same-day sale of the purchased shares or any combination of such methods.

(4)   Options may terminate before their expiration dates if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability.

(5)   The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

In addition, as part of the separation of the DSP cores licensing business from DSP Group and the distribution of the equity of Ceva held by DSP Group to its stockholders, each DSP Group option held by our Named Executive Officers entitled them to receive an option to purchase an equivalent number of shares of ParthusCeva common stock.  As a result, Messrs. Ayalon and Wertheizer received options to purchase       and       shares of ParthusCeva common stock, respectively.

Information concerning the option grants and option exercises for executive officers employed by Parthus during fiscal 2001 is incorporated herein by reference to Parthus’ annual report on Form 20-F filed with the Securities and Exchange Commission on May 17, 2002.

Stock Plans

2002 Stock Incentive Plan

Our 2002 Stock Incentive Plan was adopted by our board of directors in               2002 and approved by our stockholders in                2002.  Up to                shares of our common stock, subject to adjustment in the event of stock splits and other similar events, are reserved for issuance under the 2002 Stock Incentive Plan.  The 2002 Stock Incentive Plan provides that no participant may be granted awards in excess of                shares of common stock in any calendar year.  No options have been granted to date under the 2002 plan, which became effective as of the date of the combination with Parthus.

The 2002 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonqualified stock options and restricted stock awards.  Our officers, employees, directors, outside consultants and advisors and those of our present and future parent and subsidiary corporations are eligible to receive awards under the 2002 Stock Incentive Plan.  Under present law, however, incentive stock options may only be granted to employees.

Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant.  We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of the grant.  Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power.  The 2002 Stock Incentive Plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a “cashless exercise” through a broker, by surrender of shares of common stock to us, or by any combination of the permitted forms of payment.

Our board of directors and our compensation committee have authority to administer the 2002 Stock Incentive Plan.  Our board of directors or our compensation committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2002 Stock Incentive Plan and to interpret its provisions.  Our board of directors may also delegate authority under the 2002 Stock Incentive Plan to one or more committees or subcommittees of our board of directors or to one or more of our executive officers.  Subject to any applicable limitations contained in the 2002 Stock Incentive Plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

•                  the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•                  the exercise price of options;

•                  the duration of options; and

•                  the number of shares of common stock subject to any restricted stock awards and the terms and conditions of such awards, including the conditions for repurchase, issue price, and repurchase price.

Our board of directors determines the effect on an award of the disability, death, retirement, authorized leave of absence or other change in employment or other status of a plan participant.

In the event of a proposed liquidation or dissolution event, all unexercised options will become exercisable in full as of a specified period of time before the event and will terminate immediately prior to the event.  Our board of directors may specify the effect of a liquidation or dissolution on any restricted stock award under the 2002 Stock Incentive Plan at the time of the grant of such award.

In the event of a merger, consolidation or exchange of all of our common stock in a share exchange transaction, all outstanding options under the 2002 Stock Incentive Plan may be assumed or substituted for by the acquiring or succeeding corporation.  If the options are not assumed or substituted for by the acquiring or succeeding corporation, all unexercised options will become exercisable in full as of a specified period of time before the event and will terminate immediately prior to the event.  In the event of a merger, consolidation or exchange of all of our common stock in a share exchange transaction, our rights, including repurchase rights, with respect to outstanding restricted stock awards will become the rights of the acquiring or succeeding corporation and shall apply to the cash, securities or other property into which our common stock was converted in the merger, consolidation or share exchange.

No award may be granted under the 2002 Stock Incentive Plan after               2012, but the vesting and effectiveness of awards granted before those dates may extend beyond those date.  Our board of directors may at any time amend, suspend, or terminate the 2002 Stock Incentive Plan.  See also “Separation of DSP Cores Licensing Business from DSP Group—Treatment of DSP Group Stock Options.”

2000 Stock Incentive Plan

In July 2000, we adopted our 2000 Stock Incentive Plan.  As of March 31, 2002, there were options to purchase 2,577,700 shares of common stock outstanding under the 2000 Stock Incentive Plan with a weighted average exercise prices of $5.50 per share, no shares had been issued pursuant to the exercise of options or equity incentive awards under the 2000 Stock Incentive Plan.  No further options grants will be made under the 2000 plan.

Our board of directors or a committee designated by the board administers our 2000 Stock Incentive Plan, including selecting the optionees, determining the number of shares to be subject to each option, determining the exercise price of each option and determining the vesting and exercise periods of each option.  The exercise price of all incentive stock options and non-statutory stock options granted under our 2000 Stock Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant.  With respect to any participant who owns stock possessing more than 10% of the voting power of all our classes of stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of any these options must not exceed five years.  The maximum term of an incentive stock option granted to any other participant must not exceed ten years.

The term of all other awards granted under our 2000 Stock Incentive Plan will be determined by the board or committee.

Generally, options granted under the 2000 Stock Incentive Plan (other than those granted to non-employee directors) vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest in equal portions over the following 12 quarters, such that all shares are vested after four years.

In the event a participant in our 2000 Stock Incentive Plan terminates employment, or is terminated by us other than for cause, any options which have become exercisable prior to the time of termination shall remain exercisable for twelve months from the date of termination if termination was caused by death or disability, or three months from the date of termination if termination was caused by reasons other than death or disability.  In the event a participant in our 2000 Stock Incentive Plan is terminated by us for cause, his or her option shall terminate concurrently with the termination of employment, including options which have become exercisable prior to the time of termination.

In the event we merge with or into another corporation or dispose of all or substantially all of our assets, or in the event of certain other transactions in which our stockholders before the transaction own less than 50% of the total combined voting power of all our outstanding securities after the transaction, all outstanding awards under the 2000 Stock Incentive Plan will become fully vested and exercisable (but will terminate after the completion of any of these events) unless they are assumed or equivalent awards are substituted by the successor corporation or any of its parents or subsidiaries.  If the successor corporation or any of its parents or subsidiaries assumes or replaces awards granted under the 2000 Stock Incentive Plan, none of the awards will be subject to accelerated vesting.

Unless terminated sooner, our 2000 Stock Incentive Plan will terminate in 2010.  Our board of directors has authority to amend or terminate our 2000 Stock Incentive Plan, provided that this action will not impair the rights of any participant without the written consent of that participant.  See also “Separation of DSP Cores Licensing Business from DSP Group—Treatment of DSP Group Stock Options.”

Parthus 2000 Stock Incentive Plan

In connection with our combination with Parthus, we assumed the Parthus 2000 Share Option Plan and the options under it.  Each option under that plan became an option to purchase the number of shares of our common stock that the holder of such option would have received had such holder exercised the option prior to the combination and held Parthus ordinary shares, and the exercise price per share was adjusted proportionately.  Otherwise, the options outstanding under this plan continue to be governed by the terms of this plan.  No further options will be granted or other awards made under this plan.  As of March 31, 2002, there were options to purchase 114,350,860 Parthus ordinary shares outstanding under the this plan with a weighted average exercise price of $0.67 per share.  A further description of the Parthus 2000 Share Option Plan is incorporated by reference to Parthus’ annual report on Form 20-F filed with Securities and Exchange Commission on May 17, 2002.

Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan

Parthus assumed the Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan, which we refer to as the Chicory Plan, and the options granted under it, in May 2001 in connection with Parthus’ acquisition of Chicory Systems, Inc.  As of March 31, 2002, there were options to purchase 1,878,294 Parthus ordinary shares outstanding under the Chicory Plan with a weighted average exercise price of $0.09 per share.  In addition, in connection with the earn-out provisions of the Chicory acquisition, we may be required to grant to Chicory optionholders options to purchase up to an additional           shares of common stock (1,300,111 Parthus ordinary shares).  No further options will be granted or other awards made under the Chicory Plan.  We assumed the Chicory Plan and the options granted under it in connection with the combination of Parthus and Ceva, and all options under that plan have become options to purchase shares of our common stock.  Each option under that plan became an option to purchase the number of shares of our common stock that the holder of such option would have received had such holder exercised the option prior to the combination and held Parthus ordinary shares, and the exercise price per share was adjusted proportionately.  Otherwise, the options outstanding under the Chicory Plan continue to be governed by the terms of the Chicory Plan.

In the event a participant in the Chicory Plan terminates employment, or is terminated other than for cause, any options which have become exercisable prior to the time of termination remain exercisable for twelve months from the date of termination if termination was caused by death or disability, or three months from the date of termination if termination was caused by reasons other than death or disability.  In the event a participant in the Chicory Plan is terminated for cause, or engages in conduct that would warrant termination for cause, his or her option terminates immediately.

In the event ParthusCeva is a party to a merger or consolidation in which securities possessing more than 50% of the total combined voting power of ParthusCeva’s outstanding securities are transferred to persons different from the persons holding those securities immediately prior to that transaction, or if ParthusCeva sells, transfers or otherwise disposes of all or substantially all of its assets in complete liquidation or dissolution, all options under the Chicory Plan shall automatically vest in full (and shall terminate, except to the extent assumed by the successor corporation) unless the options are assumed by the successor corporation or its parent, the options are replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares, or the acceleration of the options is subject to other limitations imposed by the administrator of the Chicory Plan at the time of the option grants.

2002 Employee Stock Purchase Plan

Our 2002 Employee Stock Purchase Plan was adopted by our board of directors and stockholders in             , 2002.  Our Employee Stock Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code and is intended to provide our employees with an opportunity to purchase common stock through payroll deductions.  An aggregate of 1,000,000 shares of common stock have been reserved for issuance and are available for purchase under our Employee Stock Purchase Plan, pending adjustments for stock splits, future stock dividends or other similar changes in our common stock or our capital structure.

All of our employees who are regularly employed for more than five months in any calendar year and work 20 hours or more per week will be eligible to participate in our 2002 Employee Stock Purchase Plan.  All of our employees who were employed by DSP Group prior to the separation will be eligible to enroll in the initial offer period.  Employees hired after the completion of the separation of the DSP cores licensing business from DSP Group and the combination with Parthus will be eligible to participate in our 2002 Employee Stock Purchase Plan, subject to a five day waiting period after hiring.  Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical their participation in an employee stock purchase plan will not be eligible to participate in our 2002 Employee Stock Purchase Plan.

Our 2002 Employee Stock Purchase Plan designates offer periods, purchase periods and exercise dates.  Offer periods will generally be overlapping periods of 24 months.  Purchase periods will generally be six-month periods.  The initial purchase period commenced on          and ends on         .  Thereafter, purchase periods will commence each February 1 and August 1.  Exercise dates are the last day of each purchase period.  In the event we merge with or into another corporation, sell all or substantially all of our assets, or enter into other transactions in which all of our stockholders before the transaction own less than 50% of the total combined voting power of our outstanding securities following the transaction, our board of directors or a committee designated by the board may elect to shorten the offer period then in progress.

On the first day of each offer period, a participating employee will be granted a purchase right.  A purchase right is a form of option that will be automatically exercised on the appropriate exercise date.

During the purchase period, payroll deductions will be made with respect to participating employees and the amounts deducted will be held to purchase our common stock at the end of the purchase period.  Participants in the initial offer period will be eligible to purchase shares during the first purchase period through direct payment rather than payroll deductions.  The price per share at which shares of common stock are to be purchased under our 2002 Employee Stock Purchase Plan during any purchase period is the lesser of:

•                  85% of the fair market value of the common stock on the date of the grant of the option, which is the commencement of the offer period; or

•                  85% of the fair market value of the common stock on the exercise date, which is the last day of a purchase period.

The participant’s purchase right is exercised in this manner on each exercise date arising in the offer period unless, on the first day of any purchase period, the fair market value of our common stock is lower than the fair market value of our common stock on the first day of the offer period.  If so, the participant’s participation in the original offer period will be terminated, and the participant will automatically be enrolled in the new offer period effective the same date.

Payroll deductions may range from 1% to 10% in whole percentage increments of a participant’s regular base pay, exclusive of bonuses, overtime, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation or commissions under any employee welfare or benefit plan.  Except for the first purchase period of the initial offer period, participants may not make direct cash payments to their accounts.  The maximum number of shares of common stock that any employee may purchase under our 2002 Employee Stock Purchase Plan during a purchase period is          shares.  U.S. tax laws impose additional limitations on the amount of common stock that may be purchased during any calendar year.

Our 2002 Employee Stock Purchase Plan will be administered by our board of directors or a committee designated by our board, which will have the authority to terminate or amend our 2002 Employee Stock Purchase Plan, subject to specified restrictions, and otherwise to administer and resolve all questions relating to the administration of our 2002 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PARTIES

Option Grants, Agreements and Relationships with Executive Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors, in addition to the indemnification provided in our bylaws.  These agreements, among other things, provide for indemnification of our executive officers and directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as an executive officer or director at our request.  We believe these provisions and agreements are necessary to attract and retain qualified persons as executive officers and directors.

One of our directors, Bruce Mann, is a partner of Morrison & Foerster llp, our legal counsel.

Eli Ayalon, Chairman of our board of directors, is also a director and executive officer of DSP Group, which will provide significant transition and other services to us after the separation.  See “Separation of DSP Cores Licensing Business from DSP Group.”

For a description of compensation and option arrangements we have with our executive officers and officers, see “Management — Executive Compensation.”

We occupy premises in Dublin under the terms of a lease with Veton Properties Limited.  The lease term is 25 years from July 1, 1996 and has an annual rent of €380,922 (approximately $341,000). Brian Long is a minority shareholder of Veton Properties Limited.

Limitation of Liability and Indemnification Matters

See “Description of Capital Stock—Limitation of Directors’ and Officers’ Liability; Indemnification” for a description of our indemnification obligations with respect to our directors and executive officers.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

We are authorized to issue up to 105,000,000 shares of common stock.  The following description of our capital stock is not complete and is qualified in its entirety by our Certificate of Incorporation and Bylaws, both of which were included as exhibits to the registration statement of which this information statement forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of May 1, 2002, there were 20,000,000 shares of common stock outstanding.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  The board of directors may declare a dividend out of funds legally available therefor and the holders of common stock are entitled to receive ratably any such dividends.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets.  Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock that will not be designated as a particular class.  Our board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.  At present, we have no plans to issue any shares of preferred stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and some provisions which we have adopted in our certificate of incorporation and bylaws could make the following difficult:

•                  acquisition of ParthusCeva by means of a tender offer,

•                  acquisition of ParthusCeva by means of a proxy contest or otherwise, or

•                  removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Stockholder Meetings.  Under our bylaws, only the board of directors, the chairman of the board and the president will be able to call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.  The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Amendment of Charter Provisions.  The amendment of any of the above provisions would require approval by holders of at least a majority of the outstanding common stock.

Limitation of Directors’ and Officers’ Liability; Indemnification

Our Certificate of Incorporation includes provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law.  The Delaware General Corporation Law does not permit a provision in a corporation’s certificate of incorporation that would eliminate such liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty.  Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.  The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

Our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we may indemnify our directors, officers, employees and agents.  In addition, we have entered into an indemnification agreement pursuant to which we will indemnify such director to the fullest extent permitted by the Delaware General Corporation Law.  These agreements, among other things, provide for the indemnification of our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ParthusCeva, arising out of such person’s services as a director or officer of ParthusCeva or any other company or enterprise to which such person provides services at our request to the fullest extent permitted by applicable law.  We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers.  At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ParthusCeva in accordance with the provisions contained in our charter documents, Delaware law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ParthusCeva in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court’s determination.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of such status.

Listing

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “PCVA” and for trading on the London Stock Exchange under the symbol “PCV.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.  Its address is 6201 15th Street, Brooklyn, NY 11215, and its telephone number is (718) 921-8145 or (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

Except as described below, all of the shares of our common stock distributed by DSP Group to its stockholders and issued by us to the former Parthus stockholders will be freely tradable without restriction under the Securities Act.

Persons who are our affiliates (as defined in Rule 144 of the Securities Act) will be permitted to sell the shares of our common stock only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.  Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders, if any.

We will grant shares of our common stock pursuant to our 2000 Stock Incentive Plan subject to restrictions.  See “Management—Stock Plans—2000 Stock Incentive Plan.”  We currently expect to file a registration statement on Form S-8 under the Securities Act to register shares reserved for issuance under our 2002 Stock Incentive Plan, our 2002 Employee Stock Purchase Plan, our 2002 Non-Employee Director Stock Option Program, the Parthus 2000 Share Option Plan and the Parthus-Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”), Washington, D.C. 20549, a Registration Statement on Form 10 under the Securities Act of 1933, as amended, with respect to the common stock registered hereby.  This information statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto.  Certain items are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to ParthusCeva and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof.  Statements contained in this information statement as to the contents of any agreement or any other document referred to are not necessarily complete, and, in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit.  The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices in Chicago, Illinois and New York, New York, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.  The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Copies of Parthus’ annual report on Form 20-F, filed with the Securities and Exchange Commission on May 17, 2002, and Parthus’ report on Form 6-K filed with the Commission on April 17, 2002 are available from the Commission or upon request to ParthusCeva, Attention:  Investor Relations, 2033 Gateway Place, Suite 150, San Jose, CA  95110-1002; telephone (408) 514-2900.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

IN U.S. DOLLARS

UNAUDITED

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31, 2001	March 31, 2002
	Note 1c	Unaudited
ASSETS

CURRENT ASSETS:
Trade receivables	$8,115	$8,079
Other accounts receivable and prepaid expenses	319	415
Deferred income taxes	240	240
Inventories	50	109

Total current assets	8,724	8,843

LONG-TERM INVESTMENTS:
Severance pay fund	1,084	1,160
Long term lease deposits	190	185

	1,274	1,345

PROPERTY AND EQUIPMENT, NET	2,199	2,066

Total assets	$12,197	$12,254

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	December 31, 2001	March 31, 2002
	Note 1c	Unaudited

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT

CURRENT LIABILITIES:
Trade payables	$707	$1,141
Employees and payroll accruals	2,006	1,164
Income tax payable	3,496	242
Accrued expenses	519	588
Deferred revenues	—	93

Total current liabilities	6,728	3,228

ACCRUED SEVERANCE PAY	1,124	1,173

STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT:
Common Stock:
$0.001 par value: 100,000,000 shares authorized at December 31, 2001, and at March 31, 2002; 20,000,000 shares issued and outstanding at December 31, 2001 and March 31, 2002	20	20
Parent company’s investment	4,325	7,833
Retained earnings	—	—

Total stockholders’ equity and Parent company investment	4,345	7,853

Total liabilities and stockholders’ equity and Parent company investment	$12,197	$12,254

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended March 31,
	2001	2002
	(Unaudited)
Revenues :
Licenses and royalties	$4,810	$3,213

Technical support, maintenance and other	1,158	883

Total revenues	5,968	4,096

Cost of revenues	266	311

Gross profit	5,702	3,785

Operating expenses:
Research and development , net	1,207	1,650
Selling and marketing	628	703
General and administrative	680	693

Total operating expenses	2,515	3,046

Operating income	3,187	739
Financial income , net	106	18

Income before taxes on income	3,293	757
Taxes on income	858	242

Net income	$2,435	$515

Basic net earnings per share	$0.12	$0.03

Diluted net earnings per share	$0.12	$0.02

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT

U.S. dollars in thousands (except share data)

					Total stockholders’ equity and Parent company investment

			Parent company investment
	Common Stock			Retained earnings
	Shares	Amount

Balance as of January 1, 2001 (Note 1c)	20,000,000	$20	$2,000	$—	$2,020

Net income (unaudited)	—	—	—	2,435	2,435
Capital return to Parent company (unaudited)	—	—	—	(2,435)	(2,435)
Contribution from Parent company (unaudited)	—	—	288	—	288

Balance as of March 31, 2001 (unaudited)	20,000,000	$20	$2,288	$—	$2,308

					Total stockholders’ equity and Parent company investment

			Parent company investment
	Common Stock			Retained earnings
	Shares	Amount

Balance as of January 1, 2002 (Note 1c)	20,000,000	$20	$4,325	$—	$4,345

Net income (unaudited)	—	—	—	515	515
Capital return to Parent company (unaudited)	—	—	—	(515)	(515)
Contribution from Parent company (unaudited)	—	—	3,508	—	3,508

Balance as of March 31, 2002 (unaudited)	20,000,000	$20	$7,833	$—	$7,853

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31,
	2001	2002
	(Unaudited)
Cash flows from operating activities:
Net income	$2,435	$515
Adjustments required to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	99	189

Decrease in trade receivables	2,373	36
Increase in other accounts receivable and prepaid expenses	(63)	(96)

Decrease (increase) in inventories	2	(59)
Increase in trade payables	303	434
Decrease in employees and payroll accruals	(691)	(842)
Decrease in income tax payable	(2,580)	(3,254)
Increase in deferred revenues	888	93
Increase in accrued expenses	70	69
Increase (decrease) in accrued severance pay, net	11	(27)

Net cash provided by (used in) operating activities	2,847	(2,942)

Cash flows from investing activities:
Purchase of property and equipment	(691)	(56)
Investment in long term lease deposits	(9)	—
Proceeds from long term lease deposits	—	5

Net cash used in investing activities	(700)	(51)

Cash flows from financing activities:
Capital return to Parent company	(2,435)	(515)
Contribution from Parent company	288	3,508

Net cash provided by (used in) financing activities	(2,147)	2,993

Changes in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the period	—	—

Cash and cash equivalents at the end of the period	$—	$—

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:  -      GENERAL

a.         Background:

Ceva, Inc. (the “Company”) is currently a wholly-owned subsidiary of DSP Group, Inc. (the “Parent”). These financial statements reflect the transfer by the Parent of the DSP Core licensing business and operations and the related assets and liabilities of such businesses and operations to the Company immediately prior to the spin-off of the Company to the shareholders of the Parent (the “Separation”).

The Company is engaged in the development and license of designs for programmable Digital Signal Processor cores (“DSP Cores”). A programmable DSP Core is a special purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances voice, audio and video signals. The programmable DSP Cores that the Company designs are used as the central processor in semiconductor chips made for specific applications. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drives, MP3 players and digital cameras, and are critical to the performance of the electronic products in which they are used.

The Company licenses its software to semiconductor companies throughout the world. These semiconductor companies then manufacture, market and sell custom-designed chips to system original equipment manufacturers (OEMs) of a variety of electronic products. The Company also licenses its software directly to system OEMs.

The Company was incorporated in Delaware in November 1999. It currently has outstanding 20,000,000 shares of Common Stock, $0.001 par value, all of which are owned by the Parent. The Company was incorporated under the name DSP Cores, Inc. and changed its name to Corage, Inc. in 2001 and changed its name again to Ceva, Inc. in April 2002. The Company had no business or operations prior to the transfer of the DSP Core licensing business and operations from the Parent.

After the Separation, the Company will have two wholly-owned subsidiaries: DSP Ceva, Inc., a Delaware corporation, and Corage, Ltd., an Israeli company, which will be primarily engaged in research and development, marketing, sales, technical support and certain general and administrative functions associated with the Company’s activities.

Prior to the Combination (see Note 6) the Parent will  transfer to the Company assets including intellectual property and liabilities related to the DSP Cores licensing business and operations, as well as an amount equal to the sum of $40 million in cash plus cash equal to the amount by which the transaction costs of the separation and combination exceed $2 million. The identification of the assets and liabilities to be transferred was agreed upon between the parties pursuant to the Separation Agreement (See Note 6) and related documents entered into by and between the Company, the Parent and certain of the Parent’s subsidiaries, and are not necessarily indicative of the balances of the related  assets and liabilities presented in the accompanying financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

b.         Basis of presentation:

The Company’s financial statements include the licensing business and operations of the Parent which have been carved out from the financial statements of the Parent using the historical results of operations and historical bases of the assets and liabilities of the DSP Group business that it comprises. The consolidated financial statements reflect the assets, liabilities, results of operations, financial positions, changes in stockholders’ equity, Parent company investment, and cashflows (the “Company’s Business”) as if the Company and its subsidiaries were  separate entities for all periods presented. The balances of the assets and liabilities presented in the accompanying financial statements are not necessarily indicative of the balances of the assets and liabilities to be transferred upon the Separation.

Changes in Parent investment represent the Parent contribution of its net investment after giving effect to the net income of the Company plus net cash transfers to or from the Parent. Based on the Separation Agreement and related documents between the Company, the Parent and certain of the Parent subsidiaries, upon the Separation, Parent and the Company shall jointly calculate the net investment account and the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the net amount thereof.

The Company will begin accumulating its retained earnings on the date on which the Parent transfers to the Company all of the assets and liabilities relating to the Company’s Business.

The transfer of assets, liabilities and operations of the Company’s Business from the Parent is a reorganization of entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, the financial statements of the Company have been restated to include the Company Business as if it had always been operated as a separate entity.

Additionally, the consolidated financial statements include allocations of certain DSP Group, Inc. corporate headquarters’ assets, liabilities and expenses relating to the Company’s Business. Management believes these allocations are reasonable. All material intercompany transactions and balances between the Company’s subsidiaries have been eliminated.

The Company utilized services from certain employees of DSP Group in Japan and France who performed marketing and technical support activities and whose costs were allocated to the Company.

The statements of income include the costs directly attributable to the Company’s Business, including charges for shared facilities, functions and services used by the Company’s Business. Certain costs and expenses have been allocated based on management’s estimates of the costs of services provided to the Company’s Business. Such costs include research and development costs, sales and general and administrative expenses. These allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that will have been or will be incurred by the Company on a stand-alone basis.

Also, the financial information included in the consolidated financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position and results of operations would have been had it been a separate, stand-alone company during the years covered.

Interest income shown in the consolidated financial statements reflects the interest income associated with the aggregate Parent company investment amount and based on the Company’s operating income for each period, using weighted average interest rates for the applicable period, on an annual basis.

All of the Company’s net income recorded during the periods presented was returned to the Parent as part of the Parent’s company investment account.

c.                            The consolidated balance sheet as of December 31, 2001 and the balances of stockholders’ equity and Parent company investment as of December 31, 2000 and 2001, are derived from the audited consolidated financial statements as of December 31, 2001.

d.         As for major customers - see Note 5(b).

NOTE 2:  -      SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2001 have been applied consistently in these financial statements.

NOTE 3:  -      UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:  -      NET EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net earnings per share:

	Three months ended March 31,
	2001		2002
	(Unaudited)
Numerator:
Net income	$2,435		$515

Denominator (in thousands):
Weighted average number of shares of Common Stock outstanding during the period used to compute basic net earnings per share	20,000		20,000

Incremental shares attributable to exercise of outstanding options (assuming proceeds will be used to purchase treasury stock)		(*	1,035

Weighted average number of shares of Common Stock used to compute diluted net earnings per share	20,000		21,035

Basic net earnings per share	$0.12		$0.03

Diluted net earnings per share	$0.12		$0.02

(* Anti dilutive

The total weighted average number of shares related to the outstanding options excluded from the calculation of diluted net earnings, since they will have an anti dilutive effect , were 2,544,400 shares for the three month period ended March 31, 2002.

NOTE 5:  -      GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER DATA

a.                            Summary information about geographic areas:

The Company manages its business on a basis of one industry segment, the development and license of designs for programmable Digital Signal Processor (DSP) cores (see Note 1 for a brief description of the Company’s Business) and follows the requirements of Statement of Financial Accounting Standard No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”).

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The following is a summary of operations within geographic areas:

	Three months ended March 31,
	2001	2002
	(Unaudited)
Revenues based on end customer location:
United States	$2,681	$1,312
Japan	1,235	268
Europe	819	557
Asia (Excluding Japan and Israel)	1,193	350
Israel	40	1,609

	$5,968	$4,096

	March 31,
	2001	2002
	(Unaudited)
Long-lived assets by geographical region:
United States	$34	$35
Israel	2,120	2,149
Other	55	67

	$2,209	$2,251

b.                           Major customer data as a percentage of total revenues:

	Three months ended March 31,
	2001		2002
	(Unaudited)
Customer A	17.5%		— *)
Customer B	36.0%		— *)
Customer C	18.9%		12.58%
Customer D	—	*)	10.36%
Customer E	—	*)	29.33%
Customer F	—	*)	14.37%

*)  Represents a percentage lower than 10%.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:  -      SUBSEQUENT EVENTS

On April 4, 2002, the Parent, the Company and Parthus Technologies plc (“Parthus”) entered into a combination agreement (the “Combination Agreement”) pursuant to which Parthus and the Company agreed to effect a combination of their businesses, whereby the Parent contributes the DSP core licensing business and operations and the related assets and liabilities of such business and operations to the Company and Parthus is acquired by the Company in exchange for the Common Stock of the Company (the “Combination”). The combined company will be renamed ParthusCeva, Inc. (“ParthusCeva”).

Subject to obtaining a ruling from the U.S. Internal Revenue Services that the Separation and distribution of the Company’s Common Stock to the Parent’s stockholders will be a tax-free reorganization and approval of the Combination by the shareholders of Parthus, the Parent will distribute 100% of the equity of the Company it holds pro-rata to the Parent’s stockholders.  Immediately following the Separation and distribution of stock to the Parent’s stockholders and pursuant to the Combination, the Parent will issue its Common Stock to the existing shareholders of Parthus and Parthus will become a subsidiary of the Company.  As a result of these transactions, the stockholders of the Company will hold shares representing approximately 50.1% of the Common Stock of ParthusCeva and the former shareholders of Parthus will hold shares representing approximately 49.9% of the Common Stock of ParthusCeva.

The following agreements were signed with respect to the mentioned transactions:

Separation Agreement:

The Separation Agreement contains the key provisions relating to the Company’s separation from the Parent and the distribution of the Company’s Common Stock to the Parent’s stockholders.

The Separation Agreement provides for the transfer to the Company of the assets and liabilities from the Parent related to the DSP core licensing business in exchange for a capital contribution from the Parent to the Company as inter-company account between them, and by the issuance of additional shares by the Company to the Parent.  Further, in accordance with the Separation Agreement, DSP Group, Ltd. (“DSPGL”), a subsidiary of the Parent,  will transfer to the Parent all of the share capital of its subsidiary, Corage, Ltd., which the Parent will contribute to the Company.  The Company will subsequently contribute the Corage, Ltd. Common Stock to DSP Ceva, so that, following the Separation, Corage, Ltd. is a wholly-owned subsidiary of DSP Ceva. The various ancillary agreements that are exhibits to the Separation Agreement detail the Separation and various interim and ongoing relationships among the Parent and the Company and their respective subsidiaries following the Separation.  They include:

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

• a technology transfer agreement whereby the Parent transfers and/or assigns certain technology, third party licenses and other contracts to the Company;

• a technology transfer, assignment and assumption agreement whereby the Company transfers and/or assigns the technology, as well as the Company’s rights under the technology transfer agreement, to DSP Ceva;

• a technology transfer agreement whereby DSPGL transfers and/or assigns certain technology, third party licenses and other contracts to Corage, Ltd.;

• a transition services agreement among the Parent, the Company and DSP Ceva, Inc. whereby the Parent will provide certain administrative and other services to the Company and DSP Ceva, Inc. in exchange for reimbursement of the cost of providing such services;

• a transition services agreement among DSPGL, Nikon DSP K.K., DSP Group Europe SARL, all subsidiaries of the Parent, and Corage, Ltd. whereby DSPGL, Nikon DSP K.K. and DSP Group Europe SARL will provide certain administrative and other services to Corage, Ltd. in exchange for reimbursement of the cost of providing such services; and

• a tax indemnification and allocation agreement between the Parent and the Company whereby the allocation of various federal, state, local and foreign tax liabilities between the Company and other members within the Parent’s consolidated tax reporting group during the period the Company was included in the consolidated tax reporting group are determined based on each party’s respective tax obligations.

Upon the Separation, the Parent will distribute all of the shares of the Company’s Common Stock outstanding on the date of Separation to the Parent’s stockholders on a pro rata basis.

Combination Agreement:

Pursuant to the terms and conditions of the Combination Agreement, Parthus and the Company will effect a combination of their businesses, whereby, immediately after the Separation and distribution of stock by the Parent, Parthus will be acquired by the Company in exchange for the Common Stock of the Company.  The newly combined company will be renamed ParthusCeva and its Common Stock will be quoted on the Nasdaq National Market and traded on the London Stock Exchange upon receipt of related approvals.

ERNST & YOUNG

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

CEVA, INC.

We have audited the accompanying consolidated balance sheets of Ceva, Inc. (the “Company”) and its subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and parent company investment and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit in order to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable  basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel	KOST FORER & GABBAY
January 22, 2002	A Member of Ernst & Young International

The foregoing report is in the form that will be signed upon the separation of the licensing technology business from DSP Group, Inc., including the transfer of related assets, liabilities and intellectual property rights, as described in Note 1 to these consolidated financial statements.

Tel-Aviv, Israel	KOST FORER & GABBAY
May 24, 2002	A Member of Ernst & Young International

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2000	2001
ASSETS

CURRENT ASSETS:
Trade receivables	$6,575	$8,115
Other accounts receivable and prepaid expenses	286	319
Deferred income taxes	231	240
Inventories	4	50

Total current assets	7,096	8,724

LONG-TERM INVESTMENT:
Severance pay fund	911	1,084
Long term lease deposits	87	190

	998	1,274

PROPERTY AND EQUIPMENT, NET	1,521	2,199

Total assets	$9,615	$12,197

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	December 31,
	2000	2001
LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT

CURRENT LIABILITIES:
Trade payables	$463	$707
Employees and payroll accruals	1,728	2,006
Income tax payable	3,669	3,496
Accrued expenses	825	519

Total current liabilities	6,685	6,728

ACCRUED SEVERANCE PAY	910	1,124

STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT:
Common Stock:
$ 0.001 par value: 10,000,000shares authorized at December 31, 2000, and 100,000,000 at December 31, 2001; 20,000,000 shares issued and outstanding at December 31, 2000 and 2001	20	20
Parent Company’s investment	2,000	4,325
Retained earnings	—	—

Total stockholders’ equity and Parent company investment	2,020	4,345

Total liabilities and stockholders’ equity and Parent company investment	$9,615	$12,197

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (Except share and per share data)

	Year ended December 31,
	1999	2000	2001
Revenues :
Licenses and royalties	$16,249	$19,951	$20,959

Technical support, maintenance and other	1,952	2,959	4,285

Total revenues	18,201	22,910	25,244

Cost of revenues	207	410	1,251

Gross profit	17,994	22,500	23,993

Operating expenses:
Research and development , net	3,230	4,835	5,095
Selling and marketing	1,997	2,466	2,911
General and administrative	2,480	2,810	2,839

Total operating expenses	7,707	10,111	10,845

Operating income	10,287	12,389	13,148
Financial income, net	292	322	462

Income before taxes on income	10,579	12,711	13,610
Taxes on income	1,453	3,438	3,255

Net income	$9,126	$9,273	$10,355

Basic and diluted net earnings per share	$0.46	$0.46	$0.52
Weighted average number of shares used in computing basic and diluted net earnings per share	20,000	20,000	20,000

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT

U.S. dollars in thousands

			Parent company investment	Retained earnings	Total stockholders’ equity and Parent company investment
	Common Stock
	Shares	Amount

Balance as of January 1, 1999	—	$—	$1,680	$—	$1,680

Issuance of Common Stock	20,000,000	20	(20)	—	—
Net income	—	—	—	9,126	9,126
Capital return to parent company	—	—	—	(9,126)	(9,126)
Contribution from parent company	—	—	876	—	876

Balance as of December 31, 1999	20,000,000	20	2,536	—	2,556

Net income	—	—	—	9,273	9,273
Capital return to parent company	—	—	—	(9,273)	(9,273)
Distribution to parent company	—	—	(536)	—	(536)

Balance as of December 31, 2000	20,000,000	20	2,000	—	2,020

Net income	—	—	—	10,355	10,355
Capital return to parent company	—	—	—	(10,355)	(10,355)
Contribution from parent company	—	—	2,325	—	2,325

Balance as of December 31, 2001	20,000,000	$20	$4,325	$—	$4345

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	1999	2000	2001

Cash flows from operating activities:
Net income	$9,126	$9,273	$10,355
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation	229	533	697
Increase in trade receivables	(2,437)	(1,746)	(1,540)
Decrease (increase) in other accounts receivable and prepaid expenses	138	(156)	(33)
Decrease (increase) in inventories	22	14	(46)
Increase in trade payables	223	60	244
Increase (decrease) in deferred revenues	54	(90)	—
Increase in employees and payroll accruals	564	326	278
Increase (decrease) in accrued expenses	295	370	(306)
Increase (decrease) in income tax payable	895	1,947	(173)
Decrease (increase) in deferred income taxes	(35)	38	(9)
Increase (decrease) in accrued severance pay, net	3	(14)	41

Net cash provided by operating activities	9,077	10,555	9,508

Cash flows from investing activities:
Purchase of property and equipment	(832)	(696)	(1,474)
Proceeds from sale of property and equipment	—	—	99
Investment in long term lease deposits	—	(50)	(103)
Proceeds from long term lease deposits	5	—	—

Net cash used in investing activities	(827)	(746)	(1,478)

Cash flows from financing activities:
Capital return to parent company	(9,126)	(9,273)	(10,355)
Contribution from (distribution to) parent company	876	(536)	2,325

Net cash used in financing activities	(8,250)	(9,809)	(8,030)

Changes in cash and cash equivalents	—	—	—
Cash and cash equivalents at the beginning of the year	—	—	—

Cash and cash equivalents at the end of the year	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1: -                     GENERAL

a.         Background:

Ceva, Inc. (the “Company”) is currently a wholly-owned subsidiary of DSP Group, Inc. (the “Parent”). These financial statements reflect the transfer by the Parent of the DSP Cores licensing business and operations and the related assets and liabilities of such businesses and operations to the Company immediately prior to the spin-off of the Company to the shareholders of the Parent (the “Separation”).

The Company is engaged in the development and license of designs for programmable Digital Signal Processor cores (“DSP Cores”). A programmable DSP Core is a special purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances voice, audio and video signals. The programmable DSP Cores that the Company designs are used as the central processor in semiconductor chips made for specific applications. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drives, MP3 players and digital cameras, and are critical to the performance of the electronic products in which they are used.

The Company licenses its software to semiconductor companies throughout the world. These semiconductor companies then manufacture, market and sell custom-designed chips to system original equipment manufacturers (OEMs) of a variety of electronic products. The Company also licenses its software directly to system OEMs.

The Company was incorporated in Delaware in November 1999. It currently has outstanding 20,000,000 shares of Common Stock, $0.001 par value, all of which are owned by the Parent. The Company was incorporated under the name DSP Cores, Inc. and changed its name to Corage, Inc. in 2001 and changed its name again to Ceva, Inc. in April 2002. The Company had no business or operations prior to the transfer of the DSP Cores licensing business and operations from the Parent.

After the Separation, the Company will have two wholly-owned subsidiaries: DSP Ceva, Inc., a Delaware corporation, and Corage, Ltd., an Israeli company, which will be primarily engaged in research and development, marketing, sales, technical support and certain general and administrative functions associated with the Company’s activities.

Prior to the Combination (see Note 6) the Parent will  transfer to the Company assets including intellectual property and liabilities related to the DSP Cores licensing business and operations, as well as an amount equal to the sum of $40 million in cash plus cash equal to the amount by which the transaction costs of the separation and combination exceed $2 million. The identification of  assets and liabilities to be transferred was agreed upon between the parties pursuant to the Separation Agreement (See Note 6) and related documents entered into by and between the Company, the Parent and certain of the Parent’s subsidiaries, and are not necessarily indicative of the balances of the related  assets and liabilities presented in the accompanying financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

b.         Basis of presentation:

The Company’s financial statements include the licensing business and operations of the Parent which have been carved out from the financial statements of the Parent using the historical results of operations and historical bases of the assets and liabilities of the DSP Group business that it comprises. The consolidated financial statements reflect the assets, liabilities, results of operations, financial positions, changes in stockholders’ equity, Parent company investment, and cashflows (the “Company’s Business”) as if the Company and its subsidiaries were  separate entities for all periods presented. The balances of the assets and liabilities presented in the accompanying financial statements are not necessarily indicative of the balances of the assets and liabilities to be transferred upon the Separation.

Changes in Parent investment represent the Parent contribution of its net investment after giving effect to the net income of the Company plus net cash transfers to or from the Parent. Based on the Separation Agreement and related documents between the Company, the Parent and certain of the Parent subsidiaries, upon the Separation, Parent and the Company shall jointly calculate the net investment account and the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the net amount thereof.

The Company will begin accumulating its retained earnings on the date on which the Parent transfers to the Company all of the assets and liabilities relating to the Company’s Business.  The transfer of assets, liabilities and operations of the Company’s Business from the Parent is a reorganization of entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, the financial statements of the Company have been restated to include the Company’s Business as if it had always been operated as a separate entity.

Additionally, the consolidated financial statements include allocations of certain DSP Group, Inc. corporate headquarters assets, liabilities and expenses relating to the Company’s Business. Management believes these allocations are reasonable. All material intercompany transactions and balances between the Company’s subsidiaries have been eliminated.

The Company utilized services from certain employees of DSP Group in Japan and France who performed marketing and technical support activities and whose costs were allocated to the Company.

The statements of income include the costs directly attributable to the Company’s Business including charges for shared facilities, functions and services used by the Company’s Business. Certain costs and expenses have been allocated based on management’s estimates of the cost of services provided to the Company’s Business. Such costs include research and development costs, sales, general and administrative expenses. Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

costs. Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that will have been or will be incurred by the Company on a stand-alone basis.

Also, the financial information included in the consolidated financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position and results of operations would have been had it been a separate, stand-alone company during the years covered.

Interest income shown in the consolidated financial statements reflects the interest income associated with the aggregate Parent company investment amount and based on the Company’s operating income for each period, based on weighted average interest rates for the applicable period, on an annual basis.

All of the Company’s net income recorded during the periods presented was returned to the Parent as part of the Parent’s company investment account.

c.                           As for major customers - see Note 6(b).

NOTE 2:-                        SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”).

a.                            Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.                           Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its whollyowned subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation.

c.                            Financial statements in U.S. dollars :

The revenues of the Company and Corage, Ltd. are generated in U.S. dollars (“dollars”). In addition, a portion of Corage, Ltd. costs as well as all the costs of the Company are incurred in dollars. Accordingly, the management has determined the dollar as the currency of the primary economic environment of the Company and Corage, Ltd. and, thus, their functional and reporting currency.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Transactions and balances, denominated in dollars, are presented at their original amounts. Non-dollar transactions and balances have been remeasured into U.S. dollars, in accordance with Statement of the Financial Accounting Standard No. 52

“Foreign Currency Translation” (“SFAS No.52”). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of income as financial income or expenses, as appropriate, and have not been material to date.

d.                           Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided for slow items or technologies obsolescence. Cost of inventory is determined using the average cost method.

e.                            Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

%

Computers, software and equipment	20-33
Office furniture and equipment	6
Leasehold improvements	ratably over the term of the lease
Motor vehicles	15

The Company and its subsidiaries periodically assess the recoverability of the carrying amount of property and equipment and provide for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets, in accordance with Statement of Financial Accounting Standard No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS No.121”). As of December 31, 2001, no impairment losses have been identified.

f.          Revenue recognition:

The Company and its subsidiaries generate their revenues from software licensing, pre-paid royalties, unit royalties, maintenance and technical support fees. The Company licenses its software to semiconductor companies throughout the world. These semiconductor companies then manufacture, market and sell custom-designed chips to original equipment manufacturers (OEMs) of a variety of electronic products. The Company also licenses its technology directly to OEMs which are considered end users.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The Company accounts for its software license revenues in accordance with Statement Of Position (“SOP”) 97-2, “Software Revenue Recognition”, as amended. Under SOP 97-2, revenues are recognized when: (1) collection is probable; (2) delivery has occurred; (3) the license fee is otherwise fixed or determinable; (4) persuasive evidence of an arrangement exists and no further obligation exists. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The Company has also adopted SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” for all multiple element transactions entered into after January 1, 2000. SOP 98-9 requires that revenue be recognized under the “residual method” when vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements and VSOE does not exist for one of the delivered elements. The VSOE of fair value of the undelivered elements (maintenance and technical support) is determined based on the renewal rate or on the price charged for the undelivered element when sold separately.

SOP 97-2 specifies that extended payment terms in a software licensing arrangement may indicate that the software license fees are not deemed to be fixed or determinable. If the fee is not fixed or determinable, or if collection is not considered probable, revenue is recognized as payments become due from the customer, provided that all other revenue recognition criteria have been met.  However, SOP 97-2 specifies that if the Company has a standard business practice of using extended payment terms in software licensing arrangements and has a history of successfully collecting the software license fees under the original terms of the software licensing arrangement without making concessions, the Company should recognize the software license fees when all other SOP 97-2 revenue recognition criteria are met. The Company has concluded that for certain software arrangements with extended payment terms, the “fixed or determinable” presumption has been overcome and software license fees have been recognized upon meeting the remaining SOP 97-2 revenue recognition criteria.

The Company and its subsidiaries do not grant rights of return.

Certain agreements provide for per-unit royalties to be paid to the Company based on shipments by customers of units containing the Company’s technology. Revenue under such agreements is recognized at the time shipments by the customers are reported to the Company; such reports are prepared by these customers on a periodic basis after units are sold. Non-refundable payments on account of future royalties from similar agreements are recognized upon payment, provided that no future obligation exists.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Revenues from licensing sales are composed as follows:

	Year ended December 31,
	1999	2000	2001
Revenues :
Software licensing	$10,395	$12,550	$13,680
Royalties	5,854	7,401	7,279

	$16,249	$19,951	$20,959

Maintenance and technical support revenues included in multiple element arrangements are deferred and recognized on a straight-line basis over the term of the maintenance and the support agreement or when such services are performed.

Deferred revenues include unearned amounts received under maintenance and technical support contracts and amounts billed to customers not yet recognized as revenues.

g.                           Income taxes:

Historically, the Company’s and its subsidiaries operations have been included in the consolidated income tax returns filed by the Parent and by DSP Group, Ltd. Income tax expense in the Company’s consolidated financial statements has been calculated on a separate tax return basis.

Ceva, Inc. taxes on income were calculated based on U.S. tax rates. Corage, Ltd. taxes on income were calculated based on Israeli tax rates and laws. These calculations reflect the Parent’s tax strategy, and are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company and its subsidiaries provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

h.                           Research and development:

Statement of Financial Accounting Standard No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. The Company and its subsidiaries do not incur material costs between the completion of the working model and the point at which the product is ready for general release. Therefore, research and development costs are charged to the statement of income as incurred.

i.                               Accrued severance pay:

The Israeli subsidiary liability for severance pay is calculated pursuant to Israeli severance pay laws for all employees based on the most recent salary of each employee multiplied by the number of years of employment for that employee as of the balance sheet date. The subsidiary’s liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labor agreements. The value of these policies is recorded as an asset in the Company’s balance sheet.

Severance expenses (income) for the years ended December 31, 1999, 2000 and 2001, were approximately $3, $(14) and $41, respectively.

j.                               Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Statement No. 25, “Accounting for Stock Options Issued to Employees” (“APB 25”) and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) in accounting for its employee stock option plans. Under APB 25, when the exercise price of an employee stock option is less than the market price of the underlying stock on the date of grant, compensation expense is recognized. The pro-forma information with respect to the fair value of options required under the provisions of Statement of Financial Accounting Standard No. 123 “Accounting for stock based compensation” (“SFAS No. 123”), is provided in Note 5(e). SFAS No. 123 requires use of an option valuation model to measure the fair value of options at the grant date.

k.                            Fair value of financial instruments:

The carrying amounts of trade receivables and trade payables approximate their fair values, due to the short-term maturities of these instruments.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

l.                               Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located in the United States, Europe and Asia. The Company and its subsidiaries perform ongoing credit evaluations of their customers and to date have not experienced any material losses.

The Company and its subsidiaries have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

m.                         Non-royalty-bearing grants:

Non-royalty-bearing grants from the Government of Israel for funding certain approved research and development projects are recognized at the time when the Company is entitled to such grants, on the basis of the related costs incurred, and included as a deduction from research and development costs.

The Company recorded grants participation in the amounts of $70, $578 and $542 for the years ended December 31, 1999, 2000 and 2001, respectively;

n.                           Advertising expenses:

Advertising expenses are carried to the statement of operations as incurred.

o.                           Basic and diluted net earnings per share:

Basic net earnings per share is computed based on the weighted average number of shares of Common Stock outstanding during each year. Diluted net earnings per share is computed based on the weighted average number of shares of Common Stock outstanding during each year, plus dilutive potential shares of Common Stock considered outstanding during the year, in accordance with FASB Statement No. 128, “Earnings Per Share.”

All outstanding stock options have been excluded from the calculation of the diluted net earnings per share because all such securities are anti-dilutive for all periods presented. The total number of shares related to the outstanding options excluded from the calculations of diluted net earnings per share was 2,586,030, 1,852,280 and 0 for the years ended December 31, 2001, 2000 and 1999, respectively.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

p.                           Impact of recently issued accounting standards:

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provision of APB Opinion No. 30, “Reporting the Results of Operations for a disposal of a segment of a business.” SFAS  144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company expects to adopt FAS 144 as of January 1, 2002 and it does not expect that the adoption of SFAS 144 will have a significant impact, if any, on the Company’s financial position and results of operations.

NOTE 3:-                        OTHER ACCOUNTS RECEIVABLES AND PREPAID EXPENSES

	December 31,
	2000	2001
Prepaid expenses	$106	$180
Advance payments	148	33
Other account receivables	32	106

Total	$286	$319

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:-                        PROPERTY AND EQUIPMENT, NET

	December 31,
	2000	2001
Cost:
Computers, software and equipment	$2,838	$4,288
Office furniture and equipment	238	243
Leasehold improvements	720	739
Motor vehicles	300	201

	4,096	5,471

Accumulated depreciation	2,575	3,272

Depreciated cost	$1,521	$2,199

NOTE 5:-                        STOCKHOLDERS’ EQUITY

a.                            Parent Company’s investment:

The accompanying financial statements reflect substantially all of the assets and liabilities covering the conduct of the licensing technology business and the results of the operations of that business which had originally been carried out by Parent and which will be transferred to the Company. The identification of the assets and liabilities to be transferred was agreed upon between the Company and the Parent and their related balances are not necessarily presented in the accompanying financial statements. Parent’s equity in the net assets transferred to the Company are reflected in the opening balance of Parent’s investment  in the accompanying balance sheet. The net equity balance for each year also includes additional financing received from Parent. The net income of the Company was recorded as capital return to the Parent. As of December 31, 2001 the consolidated financial statements are presented to reflect the transfer of assets and liabilities as if it already occurred. Based on the agreements between the Parent and the Company, upon the Separation, the Parent and the Company shall jointly calculate the net investment account and the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the net amount thereof.

During prior periods the Parent handled virtually all of the Company’s cash transactions, as well as collecting the Company’s receivables and settling accounts with the Company’s suppliers and other creditors.

b.                           On October 26, 2000, the Company’s Board of Directors declared a stock split in a 1:1,000 ratio.

On May 31, 2001, the Company’s Board of Directors declared a stock split to be effected as a stock dividend to be distributed from the Parent company investment whereby each holder of record of Common Stock received 19 additional shares of Common Stock for each share owned. The effect of such split in the shareholders equity statements was given retroactively.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

All stock and stock option information in the consolidated financial statements has been retroactively restated for all periods presented to reflect the stock split and the stock split effected as a stock dividend.

c.                            Employee stock option plan:

In 2000, the Company adopted the 2000 Incentive Stock Option Plan (the “2000 Plan”).  Under the 2000 Plan, employees, officers and directors of the Company and each of its subsidiaries may be granted stock options for the purchase of the Company’s Common Stock. The 2000 Plan expires in 2010 and currently provides for the purchase of up to 4,000,000 shares of the Company’s Common Stock. Each option can be exercised to purchase one share, conferring the same rights as the other shares of Common Stock. Options that are cancelled or forfeited before expiration become available for future grants. The exercise price of options under the 2000 Plan shall not be less than 85% of the fair market value of the Common Stock for non-qualified stock options and 100% of the fair market value for qualified options, as determined by the Board of Directors. The exercise basis will be adjusted from time to time upon the occurrence of a stock split, combination, dividend, and stock dividend, and in other certain events.

Options under the 2000 Plan are generally exercisable over a 48-month period beginning 12 months after issuance or as determined by the Board of Directors.  Options under the 2000 Plan expire up to ten  years after the date of grant.

A summary of activity of options granted to purchase the Company’s Common Stock under the 2000 Plan is as follows:

	Year ended December 31, 2000			Year ended December 31, 2001
	Shares available for grant	Number of options	Weighted average exercise price	Shares available for grant	Number of options	Weighted average exercise price
Outstanding at the beginning of the year	—	—	$—	2,147,720	1,852,280	$5.37
Authorized	4,000,000	—	—	—	—	—
Granted	(1,882,280)	1,882,280	5.37	(1,002,740)	1,002,740	5.71
Exercised	—	—	—	—	—	—
Canceled	30,000	(30,000)	5.37	268,990	(268,990)	5.37

Outstanding at the end of the year	2,147,720	1,852,280	$5.37	1,413,970	2,586,030	$5.50

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

A summary of the weighted average exercise price and the number of options exercisable under the 2000 Plan is as follows:

	December 31,
	2000	2001

Number of options excisable as of December 31	—	601,580
Weighted average exercise price of options excisable as of December 31	$—	$5.37

Under SFAS No. 123, pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions:

2001

Dividend yield	0%
Risk-free interest	3.7%
Expected life of up to	4 years

Weighted-average fair values of options granted during 2001 and 2000 whose exercise price equals the fair value of the stock on the date of grant was $1.41 and $0.95, respectively.

d.                           Parent stock options granted to the Company’s employees:

Since 1991, the Parent has granted options to purchase shares of Common Stock to its key employees, directors and shareholders as an incentive to attract and retain qualified personnel under several plans. As part of these grants, options were granted to employees of the Company.

Under the terms of these plans, options generally become exercisable ratably over a period of up to 4 years, commencing 12 months after issuance, or as determined by the Board of Directors. The options generally expire no later than 10 years from the date of the grant and are non-transferable, except under the laws of succession. Each option can be exercised to purchase one share, conferring the same rights as the other shares of Common Stock. Options that are cancelled or forfeited before expiration, become available for future grants. The number of shares to be received upon exercise of the options will be adjusted from time to time upon the occurrence of stock splits and combinations, dividends and stock dividends and other certain events. All options under the plan were granted at fair value.

A summary of the share option activity in respect of the Parent options that were granted to the Company’s employees, and related information is as follows:

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

	Year ended December 31,
	1999		2000		2001
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at the beginning of the year	1,265,034	$9.12	1,853,288	$15.65	2,026,975	$20.62

Granted (*)	1,431,000	17.39	577,500	31.74	312,583	18.82
Exercised	(842,746)	8.79	(403,813)	13.76	(108,601)	8.37
Forfeited or cancelled (**)	—	—	—	—	(85,794)	25.76

Outstanding at the end of the year	1,853,288	$15.65	2,026,975	$20.62	2,145,163	$20.77

Options exercisable at the end of the year	97,175	$28.88	406,168	$18.30	1,036,932	$19.81

(*) Including 35,750 options of employees who were transferred from the Parent to the Company during the year 2001.

(**) Including 14,167 options of employees who were transferred from the Company to the Parent during the year 2001.

The Parent’s options granted to the employees of the Company outstanding as of December 31, 2001 have been classified into range of exercise price as follows:

Exercise price (range)	Options outstanding as of December 31, 2001	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2001	Weighted average exercise price of options exercisable

$ 4.5 — $9.44	722,848	4.1	$8.99	402,842	$9.11
$ 9.63 — $17.3	126,774	3.2	12.38	113,816	12.27
$ 17.9 — $21.94	402,833	6.3	19.11	98,500	18.87
$ 22 — $39	666,333	5.5	28.85	335,289	29.76
$ 40.22 — $54.6	226,375	5.6	42.20	86,485	42.06

	2,145,163		$20.77	1,036,932	$19.81

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Under SFAS No. 123, pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Parent had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	1999	2000	2001

Dividend yield	0%	0%	0%
Expected volatility	0.76	0.81	0.81
Risk-free interest	5.55%	4.87%	3.7%
Expected life of up to	2.9 years	2.9 years	2.9 years

Weighted average fair value of the Parent options granted to the employees of the Company whose exercise price is equal to market price of the shares of the Parent at date of grant are as follows:

	Weighted average fair value of options grants at an exercise price
	1999	2000	2001
Equal to fair value at date of grants	$10.64	$20.61	$11.47

e.         Pro forma information under SFAS No. 123:

The following pro forma information includes the effect of the options granted to the Company’s employees to purchase the Company’s shares as well as the options granted to the Company’s employees to purchase the Parent’s shares.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

	Year ended December 31,
	1999	2000	2001

Net income as reported	$9,126	$9,273	$10,355
Pro forma net income	$5,761	$2,287	$1,193

f.                              Dividend Policy

The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. In the event that cash dividends are declared in the future, such dividends will be paid in U.S. Dollars or NIS subject to statutory limitations.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

g.                           Common Stock

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders. In the event of liquidation, dissolution or winding up, holders of the Company’s  Common Stock are entitled to share ratably in all of the Company’s assets. The board of directors may declare a dividend out of funds legally available therefor and the holders of Common Stock are entitled to receive ratably any such dividends. Holders of Common Stock have no preemptive rights or other subscription rights to convert their shares into any other securities.  There are no redemption or sinking fund provisions applicable to the Common Stock.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:-                        GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER DATA

a.                            Summary information about geographic areas:

The Company manages its business on a basis of one industry segment, the development and license of designs for programmable Digital Signal Processors (see Note 1 for a brief description of the Company’s business) and follows the requirements of Statement of Financial Accounting Standard No. 131 , “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”).

The following is a summary of operations within geographic areas:

	Year ended December 31,
	1999	2000	2001

Revenues based on customer location:
United States	$4,493	$11,953	$10,853
Japan	6,679	3,342	3,169
Europe	5,029	4,547	6,984
Asia (Excluding Japan)	1,656	2,790	4,081
Other	344	278	157
	$18,201	$22,910	$25,244

	December 31,
Long-lived assets by geographic region:
United States	$64	$38	$47
Israel	1,291	1,518	2,281
Other	40	52	61
	$1,395	$1,608	$2,389

b.                           Major customer data as a percentage of total revenues:

	Year ended December 31,
	1999		2000		2001

Customer A	—	*	—	*	15.2%
Customer B	—	*	—	*	13.7%
Customer C	—	*	—	*	24%
Customer D	—	*	17.6%		—	*
Customer E	12.4%		—	*	—	*
Customer F	14.6%		—	*	—	*
Customer G	10.2%		—	*	—	*
Customer H	11.5%		—	*	—	*

*)  Represents a percentage lower than 10%.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:-                        TAXES ON INCOME

Historically, the Company’s and its subsidiary’s operations have been included in the consolidated income tax returns filed by DSP Group, Inc. and by DSP Group, Ltd. Income tax expense in the Company’s consolidated financial statements has been calculated on a separate tax return basis. These calculations reflect the Parent tax strategy, and are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

a.         The provision for income taxes is as follows:

	Year ended December 31,
	1999	2000	2001
Domestic taxes:
Current	$788	$2,674	$2,580
Deferred	(35)	38	(9)

	753	2,712	2,571
Foreign taxes:
Current	700	726	684

	700	726	684

Provision for taxes on income	$1,453	$3,438	$3,255

b.         Income (loss) before taxes on income:

	Year ended December 31,
	1999	2000	2001

Domestic	$1,982	$7,532	$6,767
Foreign	8,597	5,179	6,843

	$10,579	$12,711	$13,610

c.                            A reconciliation between the Company’s effective tax rate and the U.S. statutory rate:

	Year ended December 31,
	1999	2000	2001

Income before taxes on income	$10,579	$12,711	$13,610
Tax at U.S. statutory rate – 35%	3,702	4,449	4,764
Foreign income taxes at rates other than U.S. rate	(2,309)	(1,087)	(1,711)
Other	60	76	202

Provision for taxes on income	$1,453	$3,438	$3,255

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

d.                           Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31
	2000	2001

Reserve and allowances	$231	$240

Balance at the end of the year (All domestic)	$231	$240

A valuation allowance was not recorded since management believes that these assets will be realized in the future.

e.                            Assignment of the tax benefits under the Israeli Law for the Encouragement of Capital Investments 1959:

DSP Group, Ltd.’s production facilities have been granted “Approved Enterprise” status under Israeli law in connection with four separate investment plans. According to the provisions of such Israeli law, DSP Group, Ltd. has elected to enjoy “Alternative plan benefits,” which is a waiver of grants in return for tax exemption. Accordingly, DSP Group, Ltd.’s income from an “Approved Enterprise” is tax-exempt for a period of two or four years and is subject to a reduced corporate tax rate of 10% - 25% (based on percentage of foreign ownership) for an additional period of eight or six years, respectively. The tax benefits under these investment plans are scheduled to gradually expire starting from 2005 through 2009. The period of tax benefits, as detailed above, is subject to limitations of the earlier of 12 years from commencement of production, or 14 years from receipt of approval.

Since DSP Group, Ltd. is operating under more than one approval, its effective tax rates are a weighted combination of the various applicable rates and tax exemptions and the computation is made for income derived from each program on the basis and formulas specified in the law and in the approvals.

The tax exempt income attributable to an “Approved Enterprise” can be distributed to stockholders without subjecting DSP Group Israel to taxes only upon the complete liquidation of DSP Group, Ltd. The Company has determined that such tax exempt income will not be distributed as dividends. Accordingly, no deferred income taxes have been provided on income attributable to DSP Group, Ltd.’s “Approved Enterprise.”

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Through December 31, 2001, DSP Group, Ltd. has met all the conditions required under these approvals which include an obligation to invest certain amounts in property and equipment and an obligation to finance a percentage of investments in share capital. Should DSP Group, Ltd. fail to meet such conditions in the future, it could be subject to corporate tax in Israel at the standard rate of 36% and could be required to refund tax benefits already received. Income from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the standard rate of corporate tax in Israel of 36%.

Under Israeli law, DSP Group, Ltd. is entitled to claim accelerated rates of depreciation on equipment used by an “Approved Enterprise” during the first five tax years from the beginning of such use.

As part of the Separation from DSP Group, Corage, Ltd. applied for assignment of the approved plans and for the relevant tax benefits from DSP Group, Ltd. to Corage, Ltd. According to the assignment the above mentioned benefits would be granted to Corage, Ltd.

f.                              Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

Corage, Ltd. has been granted the status of “Approved Enterprise” under the Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”). According to the provisions of the Investment Law, Corage, Ltd. has elected to enjoy “alternative benefits” - a waiver of grants in return for tax exemption. The “Approved Enterprise” status will allow Corage, Ltd. a tax exemption on undistributed income derived from the “Approved Enterprise” program. The income derived from this “Approved Enterprise” will be tax exempt for a period of two years, and will enjoy a reduced tax rate thereafter of 10% to 25% for an additional five to eight years (depending on the percentage of foreign investment). The five to ten-year period of benefits will commence with the first year in which Corage, Ltd. earns taxable income.

The period of tax benefits, detailed above, is subject to limits of the earlier of 12 years from the commencement of production, or 14 years from receiving the approval.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the instruments of approval for the specific investments in “Approved Enterprises.” In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest.

Should Corage, Ltd. derive income from sources other than the “Approved Enterprise” during the period of benefits, such income shall be taxable at the  regular corporate tax rate of 36%.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

g.                           Separation from DSP Group, Ltd.

DSP Group, Ltd.  has obtained a tax ruling for the tax exempt split plan pursuant to section 105A(a) to the Israeli Income Tax Ordinance (“section 105”). Under section 105 and according to the ruling, the majority of the assets that will be transferred to Corage, Ltd. and the majority of the assets that will remain in DSP Group, Ltd., cannot be sold for a two-year period and subject to other requirements determined by law.

NOTE 8:-                        SUBSEQUENT EVENTS (Unaudited)

On April 4, 2002, the Parent, the Company and Parthus Technologies plc (“Parthus”) entered into a combination agreement (the “Combination Agreement”) pursuant to which Parthus and the Company agreed to effect a combination of their businesses, whereby the Parent contributes the DSP core licensing business and operations and the related assets and liabilities of such business and operations to the Company and Parthus will be acquired by the Company in exchange for the Common Stock of the Company (the “Combination”). The new combined company will be renamed ParthusCeva, Inc. (“ParthusCeva”).

Subject to obtaining a ruling from the U.S. Internal Revenue Services that the Separation and distribution of the Company’s Common Stock to the Parent’s stockholders will be a tax-free reorganization and approval of the Combination by the shareholders of Parthus, the Parent will distribute 100% of the equity of the Company it holds pro-rata to the Parent’s stockholders.  Immediately following the Separation and distribution of stock to the Parent’s stockholders and pursuant to the Combination, the Company will issue its Common Stock to the existing shareholders of Parthus and Parthus will become a subsidiary of the Company.  As a result of these transactions, the stockholders of the Parent will hold shares representing approximately 50.1% of the Common Stock of ParthusCeva and the former shareholders of Parthus will hold shares representing approximately 49.9% of the Common Stock of ParthusCeva.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The following agreements were signed with respect to the mentioned transactions:

Separation Agreement:

The Separation Agreement contains the key provisions relating to the Company’s separation from the Parent and the distribution of the Company’s Common Stock to the Parent’s stockholders.

The Separation Agreement provides for the transfer to the Company of the assets and liabilities from the Parent related to the DSP core licensing business in exchange for a capital contribution from the Parent to the Company as inter-company account between them, and by the issuance of additional shares by the Company to the Parent.  Further, in accordance with the Separation Agreement, DSP Group, Ltd. (“DSPGL”), a subsidiary of the Parent,  will transfer to the Parent all of the share capital of its subsidiary, Corage, Ltd., which the Parent will contribute to the Company.  The Company will subsequently contribute the Corage, Ltd. Common Stock to DSP Ceva, so that, following the Separation, Corage,

Ltd. is a wholly-owned subsidiary of DSP Ceva. The various ancillary agreements that are exhibits to the Separation Agreement detail the Separation and various interim and ongoing relationships among the Parent and the Company and their respective subsidiaries following the Separation.  They include:

• a technology transfer agreement whereby the Parent transfers and/or assigns certain technology, third party licenses and other contracts to the Company;

• a technology transfer, assignment and assumption agreement whereby the Company transfers and/or assigns the technology, as well as the Company’s rights under the technology transfer agreement, to DSP Ceva;

• a technology transfer agreement whereby DSPGL transfers and/or assigns certain technology, third party licenses and other contracts to Corage, Ltd.;

• a transition services agreement among the Parent, the Company and DSP Ceva, Inc. whereby the Parent will provide certain administrative and other services to the Company and DSP Ceva, Inc. in exchange for reimbursement of the cost of providing such services;

• a transition services agreement among DSPGL, Nikon DSP K.K., DSP Group Europe SARL, all subsidiaries of the Parent, and Corage, Ltd. whereby DSPGL, Nikon DSP K.K. and DSP Group Europe SARL will provide certain administrative and other services to Corage, Ltd. in exchange for reimbursement of the cost of providing such services; and

• a tax indemnification and allocation agreement between the Parent and the Company whereby the allocation of various federal, state, local and foreign tax liabilities between the Company and other members within the Parent’s consolidated tax reporting group during the period the Company was included in the consolidated tax reporting group are determined based on each party’s respective tax obligations.

Upon the Separation, the Parent will distribute all of the shares of the Company’s Common Stock outstanding on the date of Separation to the Parent’s stockholders on a pro rata basis.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Combination Agreement:

Pursuant to the terms and conditions of the Combination Agreement, Parthus and the Company will effect a combination of their businesses, whereby, immediately after the Separation and distribution of stock by the Parent, Parthus will be acquired by the Company in exchange for the Common Stock of the Company.  The newly combined company will be renamed ParthusCeva and its Common Stock will be quoted on the Nasdaq National Market and traded on the London Stock Exchange upon receipt of related approvals.